As filed with the Securities and Exchange Commission on June 10, 2008

Registration No. 333-151029

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIAN GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	6351	23-2691170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 Market Street

Philadelphia, Pennsylvania 19103

(215) 231-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Teresa A. Bryce

Executive Vice President, Secretary and General Counsel

1601 Market Street

Philadelphia, Pennsylvania 19103

(215) 231-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

F. Douglas Raymond, III Russell J. Wood Drinker, Biddle & Reath LLP One Logan Square 18th and Cherry Streets Philadelphia, Pennsylvania 19103 (215) 988-2700	Alexander M. Dye Michael Groll Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
% Convertible Junior Subordinated Debentures		%	$100,000	$3.93
Common Stock of Radian Group Inc., par value $0.001 per share		(4)	$100,000	$3.93(5)
Common Stock of Radian Group Inc., par value $0.001 per share underlying the % Convertible Junior Subordinated Debentures	(6)	(6)	(6)	(7)
Total				$7.86

(1)	Includes shares of common stock and $ aggregate principal amount of debentures, which the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)

Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price and includes the offering price of shares and debentures that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, as the average of the high and low price of the common stock on the New York Stock Exchange on June [ ], 2008.
(5)	Paid upon initial filing of this registration statement.
(6)

Includes such indeterminable number of shares of common stock issuable upon conversion of the debentures. The debentures are convertible into common stock at an initial conversion rate of              shares per $1,000 principal amount of debentures, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, the registration statement shall include an indeterminate number of shares of common stock that may be issued from time to time in connection with a stock split, stock dividend, recapitalization or similar event.

(7)

Pursuant to Rule 457(i) under the Securities Act of 1933, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus: one to be used in connection with an offering of shares of our common stock (the “Common Stock Prospectus”) and one to be used in connection with an offering of our     % Convertible Junior Subordinated Debentures due 2068 (the “Debentures Prospectus”). The Common Stock Prospectus and the Debentures Prospectus will be identical in all respects except for eight alternate sections for the Debentures Prospectus included herein, which are each labeled “Alternate Section for Debentures Prospectus.”

The form of Common Stock Prospectus begins on the next page. It is followed by the following eight alternate (in some cases, additional) sections of the Debentures Prospectus: (1) the cover page to the Debentures Prospectus; (2) the Offering; (3) Risks Related to an Investment in the Debentures; (4) Description of the Debentures; (5) Description of the Replacement Capital Covenant; (6) Certain U.S. Federal Income Tax Considerations; (7) Underwriting; and (8) the back cover page to the Debentures Prospectus. Following the alternate sections of the Debentures Prospectus is Part II of the registration statement, containing information we are required to provide in this registration statement but which is not required to be part of either prospectus.

The Company has not filed the annual financial statements as of and for the year ended December 31, 2007, of its significant unconsolidated subsidiary, C-BASS, as required by Regulation S-X. While the Company intends to file the financial statements of C-BASS as soon as practical, until such financial statements are filed this registration statement on Form S-1 will not be declared effective.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June     , 2008

PROSPECTUS

            Shares

Radian Group Inc.

Common Stock

We are offering             shares of our common stock. This offering is being made concurrently with the offering of our             % Convertible Junior Subordinated Debentures pursuant to a separate prospectus. This offering is not contingent on the completion of the             % Convertible Junior Subordinated Debentures offering.

Our common stock is listed on the New York Stock Exchange under the symbol “RDN.” On June     , 2008, the last sale price of our common stock as reported on the New York Stock Exchange was $             per share.

Before making any investment in the common stock, you should carefully consider the risks that are described in the “ Risk Factors” section beginning on page 13 of this prospectus.

	Per Share	Total
Public Offering Price	$	$

Underwriting Discounts and Commissions	$	$

Proceeds, Before Expenses, To Us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted to the underwriters an option, exercisable within 30 days, to purchase up to an additional             shares of common stock from us on the same terms and conditions set forth above if the underwriters sell more than             shares of common stock in this offering.

Lehman Brothers expects to deliver the shares to investors on or about June     , 2008.

LEHMAN BROTHERS

                        , 2008

You should rely only on the information contained or incorporated by reference in this prospectus and any other offering material we or the underwriters provide. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date on the cover of this prospectus, or in the case of documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus or any sales of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus to “our company,” “we,” “us,” “our” or “ours” refer to Radian Group Inc. and its consolidated subsidiaries. Sherman Financial Group LLC, or Sherman, and Credit-Based Asset Servicing and Securitization LLC, or C-BASS, are not our subsidiaries and are not included in the terms “our company,” “we,” “us,”, “our” and “ours” and other similar terms.

i

FORWARD-LOOKING STATEMENTS—SAFE HARBOR PROVISIONS

All statements made in this prospectus, any related offering materials and the documents incorporated by reference with this prospectus that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “may,” “should,” “could,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” or the negative or other variations on these words and other similar expressions. These statements, which include, without limitation, projections regarding our future performance and financial condition are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties, including the following:

•

actual or perceived changes in general financial and political conditions, such as extended national or regional economic recessions, changes in housing demand or mortgage originations, changes in housing values (in particular, further deterioration in the housing, mortgage and related credit markets, which would harm our future consolidated results of operations and could cause losses for our mortgage insurance business to be worse than expected), changes in liquidity in the capital markets and the further contraction of credit markets, population trends and changes in household formation patterns, changes in unemployment rates, changes or volatility in interest rates or consumer confidence, changes in credit spreads, changes in the way investors perceive the strength of private mortgage insurers or financial guaranty providers, investor concern over the credit quality and specific risks faced by the particular businesses, municipalities or pools of assets covered by our insurance;

•	actual or perceived economic changes or catastrophic events in geographic regions where our mortgage insurance or financial guaranty insurance in force is more concentrated;

•	our ability to successfully obtain additional capital to support our long-term liquidity needs and to protect our credit ratings and the financial strength ratings of our subsidiaries;

•

our ability to satisfy the covenants contained in our credit agreement (including, but not limited to, financial covenants), which, if we are unable to satisfy, could lead to a default on the terms of that loan, upon which the lenders representing a majority of the debt under our credit agreement would have the right to terminate all commitments under the credit agreement and declare the outstanding debt due and payable;

•	risks faced by the businesses, municipalities or pools of assets covered by our insurance;

•	a decrease in the volume of home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards and a deterioration in housing markets throughout the U.S.;

•

a decrease in the volume of the municipal bonds, and other public finance and structured finance transactions that we insure, or a decrease in the volume of such transactions for which issuers or investors seek or demand financial guaranty insurance;

•	the loss of a customer for whom we write a significant amount of mortgage insurance or financial guaranty insurance or the influence of large customers;

•

reduction in the volume of reinsurance business available to us from one or more of our primary financial guaranty insurer customers due to adverse changes in their ability to generate new profitable direct financial guaranty insurance or their need for us to reinsure their risk;

•	disruption in the servicing of mortgages covered by our insurance policies;

•

the aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with certain of our products that are riskier than traditional mortgage insurance or financial guaranty insurance policies;

•

the performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and subprime loans, and adjustable rate products, such as adjustable rate mortgages (“ARMs”) and interest-only mortgages, which have resulted in increased losses in 2007 and 2008 and may result in further losses;

•	reduced opportunities for loss mitigation in markets where housing values fail to appreciate or begin to decline;

•

changes in persistency rates of our mortgage insurance policies caused by changes in refinancing activity, in the rate of appreciation or depreciation of home values and changes in the mortgage insurance cancellation requirements of mortgage lenders and investors;

•

downgrades or threatened downgrades of, or other ratings actions with respect to, our credit ratings or the insurance financial strength ratings assigned by the major rating agencies to any of our rated insurance subsidiaries at any time (in particular, our credit rating and the financial strength ratings of our insurance subsidiaries that are currently under review for possible downgrade);

•

heightened competition for our mortgage insurance business from others such as the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers (in particular those that have been assigned higher ratings from the major ratings agencies), from alternative products such as “80-10-10” loans or other forms of simultaneous second loan structures used by mortgage lenders, from investors using forms of credit enhancement other than mortgage insurance as a partial or complete substitution for private mortgage insurance and from mortgage lenders that demand increased participation in revenue sharing arrangements such as captive reinsurance arrangements;

•

changes in the charters or business practices of Federal National Mortgage Association (“Fannie Mae”) and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to retain our Top Tier eligibility status from both Freddie Mac and Fannie Mae;

•

heightened competition for financial guaranty business from other financial guaranty insurers, including those recently downgraded to ratings equal to or lower than our ratings, from other forms of credit enhancement such as letters of credit, guaranties and credit default swaps provided by foreign and domestic banks and other financial institutions and from alternative structures that may permit insurers to securitize assets more cost-effectively without the need for the types of credit enhancement we offer, or result in our having to reduce the premium we charge for our products;

•

the application of existing federal or state consumer, lending, insurance, securities and other applicable laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the outcome of private lawsuits or investigations (or the possibility of additional private lawsuits or investigations) by state insurance departments and state attorneys general alleging that services offered by the mortgage insurance industry, such as captive reinsurance, pool insurance and contract underwriting, are violative of the Real Estate Settlement Procedures Act (“RESPA”) and/or similar state regulations, (ii) legislative and regulatory changes affecting demand for private mortgage insurance or financial guaranty insurance, or (iii) legislation and regulatory changes limiting or restricting our use of (or requirements for) additional capital, the products we may offer, the form in which we may execute the credit protection we provide or the aggregate notional amount of any product we may offer for any one transaction or in the aggregate;

•

the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses, or the premium deficiency for our second-lien mortgage insurance business, or to estimate accurately the fair value amounts of derivative contracts in our mortgage insurance and financial guaranty businesses in determining gains and losses on these contracts;

•	changes in accounting guidance from the Securities and Exchange Commission (“SEC”) or the Financial Accounting Standards Board (“FASB”);

•

our ability to profitably grow our insurance businesses in international markets, which depends on a number of factors such as foreign governments’ monetary policies and regulatory requirements, foreign currency exchange rate fluctuations, and our ability to develop and market products appropriate to foreign markets;

•	the possibility that we may not be able to achieve and maintain effective internal control over our financial reporting;

•	legal and other limitations on the amount of dividends or other distributions we may receive from our subsidiaries; and

•	vulnerability to the performance of our strategic investments, including in particular, our investment in Sherman.

We urge you to consider these factors before investing in our securities. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this prospectus. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements made in this prospectus to reflect new information or future events or for any other reason. These risks and uncertainties, as well as certain additional risks, are described in greater detail in the “Risk Factors” section beginning on page 13 of this prospectus.

SUMMARY

The information below is only a summary of more detailed information included elsewhere, or incorporated by reference, in this prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our securities. For a more complete understanding of us and this offering of our securities, please read this entire prospectus, especially the risks of investing in our securities discussed under “Risk Factors,” as well as the information incorporated by reference into this prospectus.

Radian Group Inc.

We are a credit enhancement company. Our current strategic objective is to prudently grow our core mortgage credit enhancement and financial guaranty businesses while providing value to our clients in the acquisition, management and distribution of credit risk, primarily in domestic and also in limited international markets. We develop and deliver credit enhancement products by applying our credit risk expertise and structured finance capabilities to the credit enhancement needs of our counterparties.

We offer products and services through three business segments—mortgage insurance, financial guaranty and financial services:

•

Our mortgage insurance business provides credit protection for mortgage lenders and other financial services companies on residential mortgage assets, primarily through traditional mortgage insurance, as well as on other mortgage-backed structured products.

•	Our financial guaranty business insures and reinsures municipal bonds and other credit-based risks and provides synthetic credit protection on various asset classes through credit default swaps.

•

Our financial services business is conducted through Sherman, a less than majority-owned joint venture. Sherman is principally engaged in purchasing and collecting for its own account delinquent consumer receivables, which are primarily unsecured, and in originating and servicing subprime credit card receivables. We also have a minority interest in C-BASS, a mortgage investment company. In 2007, C-BASS ceased its operations and sold its loan servicing platform. C-BASS is currently managing its portfolio pursuant to a consensual, non-bankruptcy restructuring, under which its assets are to be paid out over time to its secured and unsecured creditors, including us. We currently ascribe no value to our ownership interest in C-BASS and have no further financial commitments to C-BASS.

The following shows the allocation of our equity to our three business segments at March 31, 2008:

Equity
Mortgage Insurance	46%
Financial Guaranty	49%
Financial Services	5%

A summary of financial information for each of our business segments and a discussion of net premiums earned attributable to our domestic and international operations for each of the last three fiscal years and the quarter ended March 31, 2008 is included in “Segment Reporting” in Note 20 and Note 6 of the Notes to our Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008, respectively, incorporated by reference herein.

Background. We began conducting business as CMAC Investment Corporation, a Delaware corporation, following our spin-off from Commonwealth Land Title Insurance Company through an initial public offering on November 6, 1992. On June 9, 1999, we merged with Amerin Corporation, an Illinois based mortgage insurance company, and were renamed Radian Group Inc. (“Radian”). On February 28, 2001, we entered the financial guaranty insurance business and the financial services business through our acquisition of Enhance Financial Services Group Inc. (“EFSG”), a New York-based insurance holding company that owns our principal financial guaranty subsidiaries, Radian Asset Assurance Inc. (“Radian Asset”) and Radian Asset Assurance Limited (“RAAL”). That acquisition also included an equity interest in Sherman and C-BASS.

Recent Development. On May 15, 2008, we completed an amendment to our revolving credit facility. The amendment eliminates the ratings covenant included in our original facility and provides us with greater flexibility with respect to the minimum net worth that we must maintain. In return, we agreed to certain other conditions and covenants, including to secure the facility and reduce the commitment size from $400 million to $250 million, with further reductions to $150 million to take place if certain repayment events occur. See our current report on Form 8-K filed with the SEC on May 6, 2008 for more information regarding this amendment. As of May 2008, the holders of our senior debt and the bondholders under the related indentures hold a security interest in the following assets, including, for the holders of our senior debt, substantially all of the personal property of Radian, other than the equity interests of EFSG, Radian Guaranty Inc. and Radian Asset, and for the holders of our senior debt and the bondholders, all capital stock and other equity interests of Radian Guaranty Inc. Under the credit agreement, the Company may be required to pledge the equity of EFSG and Radian Asset Securities Inc.

Mortgage Insurance

Private mortgage insurance covers losses from homeowner defaults on residential first-lien mortgage loans and expands home ownership opportunities by helping people purchase homes with less than 20% down payments. If the homeowner defaults, private mortgage insurance reduces and, in some instances, eliminates the loss to the insured institution. Private mortgage insurance also facilitates the sale of low down payment mortgage loans in the secondary mortgage market, including to Fannie Mae and Freddie Mac. In this prospectus, we refer to Fannie Mae and Freddie Mac collectively as Government Sponsored Enterprises (“GSEs”). In addition to mortgage insurance on first-liens, we, through our subsidiaries, provide home mortgage lenders with various underwriting and other services and products related to home mortgage lending. In general, there are two principal types of private mortgage insurance: “primary” and “pool.”

Primary Mortgage Insurance. Primary mortgage insurance provides protection against mortgage defaults on prime and non-prime mortgages at a specified coverage percentage. When there is a claim, the coverage percentage is applied to the claim amount—which consists of the unpaid loan principal, plus past due interest and certain expenses associated with the default—to determine our maximum liability. We also have the right to pay the full claim amount and take title to the property if we desire. We provide primary mortgage insurance on both a flow basis (which is loan-by-loan) and a structured basis (in which we insure a group of individual loans). Our structured business can be written in a “second to pay” or “second-loss” position, meaning that we are not required to make a payment until a certain aggregate amount of losses have already been recognized.

In 2007, we wrote $57.1 billion of primary mortgage insurance, of which 70.6% was originated on a flow basis and 29.4% was originated on a structured basis, compared to $40.1 billion of primary mortgage insurance written in 2006, of which 63.2% was originated on a flow basis and 36.8% was originated on a structured basis. Primary insurance on first-lien mortgages made up 91.6% of our total first-lien mortgage insurance risk in force at March 31, 2008.

Pool Insurance. We offer pool insurance on a limited basis. Pool insurance differs from primary insurance in that our maximum liability is not limited to a specific coverage percentage on each individual mortgage. Instead, an aggregate exposure limit, or “stop loss,” generally between 1% and 10%, is applied to the initial aggregate loan balance on a group or “pool” of mortgages. In addition to having a stop loss, many pool policies are written in a second-loss position. We believe the deductible and stop loss features are important in limiting our exposure on a specified pool. In 2007, we wrote $261 million of pool insurance risk, compared to $359 million of pool insurance risk written in 2006. Pool insurance on first-lien mortgages made up approximately 8.4% of our total first-lien mortgage insurance risk in force at March 31, 2008.

We have written most of our pool insurance in the form of credit enhancement on residential mortgage loans underlying residential mortgage-backed securities, whole loan sales and other structured transactions. An insured pool of mortgages may contain mortgages that are already covered by primary mortgage insurance, and the pool insurance is secondary to any primary mortgage insurance that exists on mortgages within the pool. Generally, the mortgages we insure with pool insurance are similar to primary insured mortgages.

Modified Pool Insurance. We also write modified pool insurance, which differs from standard pool insurance in that it includes an exposure limit on each individual loan as well as a stop loss feature for the entire pool of loans. Modified pool insurance and the related risk in force is included in our primary mortgage statistics.

Non-Traditional Forms of Credit Enhancement. In addition to traditional mortgage insurance, we have provided other forms of credit enhancement on residential mortgage assets. These products include second-lien mortgages, credit enhancement on net interest margin securities (which we sometimes refer to as “NIMS”), domestic credit default swaps and international mortgage insurance. Until recently, these products were a growing part of our total mortgage insurance business. However, in light of the housing and credit market turmoil, we stopped writing all non-traditional business other than international mortgage insurance. Current opportunities to write international mortgage insurance on terms that are acceptable to us have been limited.

•

Second-Lien Mortgages. In addition to insuring first-lien mortgages, we provided, to a lesser extent, primary or modified pool insurance on second-lien mortgages. Beginning in 2006, we limited our transactions in this business to situations (1) where there was a loss deductible or other first-loss protection that preceded our loss exposure or (2) where a lender otherwise was required to share in a significant portion of any losses. We wrote $30 million of second-lien mortgage insurance risk in 2007, compared to $280 million of risk written in 2006 and $668 million written in 2005. We ceased writing this business in the second half of 2007 and do not intend to write any more of this business in the future.

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NIMS. We provided credit enhancement on NIMS bonds. A NIMS bond represents the securitization of a portion of the excess cash flow and prepayment penalties from a mortgage-backed security comprised mostly of subprime mortgages. The majority of this excess cash flow consists of the spread between the interest rate on the mortgage-backed security and the interest generated from the underlying mortgage collateral. The $604 million of risk in force associated with NIMS at December 31, 2007, representing 1.3% of our total mortgage related risk in force, comprised 37 deals with an average notional balance of $16 million ($59 million at origination) and a total notional balance of $704 million. Approximately 39%, or $234 million, of our total risk in force on NIMS as of December 31, 2007 was written in the first half of 2007. We ceased writing this business in the second half of 2007 and do not intend to write any more of this business in the future.

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Domestic Credit Default Swaps. In our mortgage insurance business, we sold protection on residential mortgage-backed securities through credit default swaps. A credit default swap operates much like a financial guaranty insurance policy in that our obligation to pay is absolute. In 2007, our mortgage insurance segment did not write any new credit protection on residential mortgage-backed securities in credit default swap form, compared to $32 million in notional value written in 2006. We are not currently writing any such business.

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International Mortgage Insurance Operations. Our International Mortgage Group reviews and assesses international markets for opportunities to expand our mortgage insurance operations in areas where we believe our business would produce acceptable risk adjusted returns. In the fourth quarter of 2005, we wrote credit default swaps on two large AAA international prime residential mortgage-backed securities, one backed by mortgages in Germany and one by mortgages in Denmark. In 2006 and 2007, we wrote $86 million and $197 million, respectively, of mortgage insurance risk related to our international business in Hong Kong and Australia. At March 31, 2008, our U.S. dollar-denominated risk in force related to international mortgage insurance business was $9.5 billion, including $8.7 billion related to the AAA credit default swaps, collectively representing 20.3% of our total mortgage related risk in force. On April 8, 2008, Standard and Poor’s Ratings Service (“S&P”) downgraded our operating subsidiary, Radian Insurance Inc. (“Radian Insurance”), from “A-” to “BBB.” Our NIMS and second-lien mortgage businesses were conducted through Radian Insurance. S&P stated that it downgraded Radian Insurance because S&P no longer viewed Radian Insurance to be a core subsidiary to us due to our election to put our NIMS and second-lien businesses into run-off. Of our eight active international transactions, six have early termination clauses that have been triggered as a result of S&P’s downgrade, which allow our counterparties to terminate these transactions. There can be no assurance that we will be able to retain this business. We believe the S&P downgrade will make it difficult for us to continue to write international mortgage insurance business through Radian Insurance, and we are in the process of exploring other alternatives for writing such business.

Financial Guaranty

Our financial guaranty business mainly insures and reinsures credit-based risks through our wholly-owned subsidiary, Radian Asset, and through its wholly-owned subsidiary, RAAL, located in the United Kingdom. Financial guaranty insurance typically provides an unconditional and irrevocable guaranty to the holder of a financial obligation of full and timely payment of principal and interest when due. Financial guaranty insurance may be issued at inception of an insured obligation or may be issued, for the benefit of a holder of an obligation in the secondary market, to institutional holders. Financial guaranty insurance generally lowers an issuer’s cost of borrowing when the insurance premium is less than the value of the spread (commonly referred to as the “credit spread”) between the market yield required to be paid on the insured obligation (carrying the credit rating of the insurer) and the market yield required to be paid on the obligation if sold on the basis of its uninsured credit rating. Financial guaranty insurance also can increase the marketability of obligations issued by infrequent or unknown issuers or obligations with complex structures. Investors generally benefit from financial guaranty insurance through increased liquidity in the secondary market, reduced exposure to price volatility caused by changes in the credit quality of the underlying insured issue and added protection against loss in the event of the obligor’s default on its obligation. Our financial guaranty business offers the following products:

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Public Finance Direct. Insurance of public finance obligations, including tax-exempt and taxable indebtedness of states, counties, cities, special service districts, other political subdivisions and tribal finance and for enterprises such as airports, public and private higher education and health care facilities, project finance and private finance initiative assets in sectors such as schools, healthcare and infrastructure projects. The issuers of public finance obligations we insure are typically rated investment-grade without the benefit of our insurance. Public finance business, including credit derivatives, represented 26.8% of financial guaranty net insurance premiums written in 2007, as compared to 30.5% in 2006.

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Structured Finance Direct and Financial Solutions Direct. Insurance of structured finance obligations, including asset-backed securities (“ABS”), consisting of funded and non-funded (“synthetic”) obligations that are payable from or tied to the performance of a specific pool of assets. Examples of the pools of assets that underlie structured finance obligations include corporate loans and bonds, residential and commercial mortgages, a variety of consumer loans, tax credits, equipment receivables and real and personal property leases. The structured finance obligations we insure are generally rated investment-grade at the time we issue our insurance policy, without the benefit of insurance. Financial solutions products (which we include as part of our structured finance business) include guaranties for securities exchange clearinghouses, excess Securities Investor Protection Corporation (“SIPC”) insurance for U.S. brokerage firms, and excess-Federal Deposit Insurance Corporation (“FDIC”) insurance for U.S. banks. Structured finance direct business, including financial solutions direct business, represented 25.3% of financial guaranty net premiums written in 2007, including credit derivatives, compared to 29.7% in 2006.

•

Reinsurance. Reinsurance of domestic and international public finance obligations, including those issued by sovereign and sub-sovereign entities, as well as reinsurance of structured finance and financial solutions obligations. Net premiums written on reinsurance business represented 47.3% of financial guaranty gross premiums written in 2007, as compared to 37.9% in 2006.

In March 2008, we decided to discontinue writing, for the foreseeable future, new insurance on synthetic collateralized debt obligations (“CDOs”) and have significantly reduced our structured products operations, primarily in areas related to CDOs. This decision was based on the deterioration and uncertainties in the credit markets in which we and other financial guarantors participate, which has significantly reduced the volume of CDOs and other structured products that are available for our insurance. Consequently, we expect the overall volume of structured finance business that we insure in 2008 to be significantly below the levels we insured in prior years.

Financial Services

Our financial services segment includes the credit-based business conducted through Sherman. We currently hold a 21.8% equity interest in Sherman. Sherman is a consumer asset and servicing firm specializing in charged-off and bankruptcy plan consumer assets, which are generally unsecured, that Sherman typically purchases at deep discounts from national financial institutions and major retail corporations and subsequently seeks to collect. In addition, Sherman originates subprime credit card receivables through its subsidiary Credit One Financial (“Credit One”) and has a variety of other similar ventures related to consumer assets. On September 19, 2007, we sold to an entity owned by Sherman’s management approximately 43.4% of our equity interest in Sherman. Concurrent with this sale, we also granted to another entity owned by Sherman’s management the right to purchase our remaining 21.8% equity interest in Sherman at any time before September 19, 2008. See Note 7 of Notes to Condensed Consolidated Financial Statements included in our quarterly report on Form 10-Q for the three months ended March 31, 2008, incorporated by reference herein, for more information regarding the sale of a portion of our equity interest in Sherman and the option granted to Sherman’s management.

Our financial services segment also includes C-BASS, an unconsolidated investment that is not controlled by us. Historically, C-BASS was principally engaged as a mortgage investment and servicing company specializing in the credit risk of subprime single-family residential mortgages. As a result of the disruption in the subprime mortgage market during 2007, C-BASS ceased purchasing mortgages and mortgage securities and its securitization activities in the third quarter of 2007 and sold its loan-servicing platform in the fourth quarter of 2007. We currently ascribe no value to our 46% ownership interest in C-BASS and have no further financial commitments to C-BASS. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Summary—Financial Services—C-BASS” in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference herein, for more information regarding the events leading to the impairment of our interest in C-BASS as well as the sale of C-BASS’s servicing platform.

Recent Industry Developments and Outlook

Mortgage Insurance

The private mortgage insurance industry in the United States is defined in part by the requirements and practices of the GSEs and other large mortgage investors, and these requirements and practices impact the operating results and financial performance of mortgage insurance companies. As part of their governmental mandate to provide liquidity in the secondary mortgage market, the GSEs purchase residential mortgages from mortgage lenders and investors. The GSEs purchased approximately 53.6%, 37.4% and 37.3% of the mortgage loans originated in the United States for the years ended December 31, 2007, 2006 and 2005, respectively, according to Inside Mortgage Finance, a mortgage industry publication. We believe that over 50% of the mortgages underlying our flow new insurance written in 2007, 2006 and 2005 were purchased by the GSEs.

The U.S. residential mortgage market grew significantly between 2001 and mid-2006 as a result of record home sales, strong home price appreciation and historically low interest rates. The private mortgage insurance industry experienced profitable insurance underwriting results during this period, when the labor market was also generally strong. During this period and continuing into 2007, the mortgage lending industry increasingly made home loans: (i) at higher loan-to-value (“LTV”) ratios and higher combined LTV ratios, which take into account second-lien mortgages as well as the LTV ratios of first-lien mortgages; (ii) to individuals with higher risk credit profiles; and (iii) based on less documentation and verification of information provided by the borrower.

The more recent deterioration of the U.S. residential mortgage, housing, labor, credit and capital markets resulted in significant adverse developments for the mortgage insurance industry, which experienced a significant downturn in the second half of 2007. Higher average insured loan sizes, a larger percentage of insured loans with no down payment, the resetting of mortgage rates on ARMs and the inability to mitigate losses through the sale of properties in some regions due to slowing home price appreciation or home price declines all contributed to an increase in the number of defaults by homeowners, the rate at which loans in default eventually resulted in a claim, particularly in large markets such as California and Florida, and the average amounts paid on a claim.

In 2007, mortgage lenders, financial institutions, and we and other private mortgage insurers began incurring significant credit losses, particularly with respect to loans with multiple high-risk characteristics referred to above. In 2007, compared to 2006, our mortgage insurance losses increased to $1.2 billion from $348.6 million; we had a net loss of $695.4 million compared to net income of $282.8 million; and our year-end default inventory was 60,848 primary loans compared to 42,700 primary loans. For the quarter ended March 31, 2008, compared to the corresponding period in 2007, our mortgage insurance losses increased to $571.0 million from $112.9 million; we had a net loss of $226.5 million compared to net income of $44.7 million; and our quarter-end default inventory was 69,125 primary loans compared to 40,354 primary loans. Our mortgage insurance business is likely to incur considerable losses for some period of time with respect to our existing book of business.

In early 2007, we changed our underwriting standards and ceased writing insurance on a limited set of loans even though these loans were approved under the GSEs’ automated underwriting guidelines. We also ceased writing NIMS and second-lien mortgages in the second half of 2007. In the fourth quarter of 2007, we stopped insuring loans included in home equity securitizations. In late 2007 and early 2008, we implemented increases in our premium rates and further tightened our underwriting standards, particularly as they apply to loans with lower credit scores, with high LTV ratios and which are supported by little or no documentation and for homes in metropolitan statistical areas that are declining in value based on available government data.

We believe that recent losses experienced by mortgage lenders and financial institutions, the disappearance from the mortgage market of many previous alternatives to mortgage insurance (e.g., 80-10-10 or other types of “piggy-back” loans), and concerns about residential mortgage credit quality have led to increased interest in the credit protection provided by mortgage insurance. The private mortgage insurance penetration rate (the principal balance of loans insured by our industry during a period divided by the principal balance of all loans originated during that period) increased from approximately 8.5% in early 2006 to approximately 20.0% in the fourth quarter of 2007. The penetration rate was down to 13.0% in the first quarter of 2008 due to heavier refinancing activity and an increase in loans insured by the FHA.

Our persistency rate (the percentage of insurance remaining in force from the previous year) increased to 75.4% at December 31, 2007 from 67.3% at December 31, 2006 and 58.2% at December 31, 2005, and was 77.5% for the 12 months ended March 31, 2008. We believe that the increase in persistency was largely attributable to the reduced refinancing capacity in the current mortgage market and lower level of home sales compared to prior years, due in part to declines in housing values in many markets. We believe that the changes in our underwriting guidelines and increase in our prices will likely result in increased profitability on our 2008 book. However, we cannot assure you that our 2008 book or future books will be profitable, or to what extent. The changes in our underwriting standards do not affect business written before the changes become effective. As a consequence, we expect our results of operations (which are affected by all of our insurance in force) will be materially adversely affected for the next several years by the mortgage insurance that we wrote prior to 2008.

We believe we have adequate resources to pay claims on our insurance in force, even in highly stressed loss scenarios. However, we believe that we will need additional capital to fully take advantage of underwriting opportunities currently available in 2008 and for subsequent years. The additional capital we need is highly dependent on the volume of business we write in 2008 and 2009 and on the amount of our paid and incurred losses in those years. We may seek capital in addition to the amount we raise in this offering, including by issuing additional equity or debt securities. We may consider strategic alternatives involving Radian Asset Assurance, the ultimate goal of which will be to preserve the existing and future value of Radian Asset Assurance. There can be no assurance that we will be successful in raising additional capital on favorable terms, if at all. If necessary, we also may seek to sell all or a portion of our remaining interest in Sherman, subject to the existing option with Sherman’s management, although we cannot be certain that we would be able to sell our interest in Sherman on favorable terms, if at all. In addition, we are evaluating various reinsurance options as part of a comprehensive risk management strategy that would reduce our need for additional capital. Reinsurance could cover a portion of our existing portfolio or new writings on either a quota share or an excess of loss basis and could be provided by third-party reinsurers or the capital markets. We cannot assure you that we will be able to enter into reinsurance arrangements on terms satisfactory to us or at all. In addition to any reinsurance arrangements, we may raise additional capital by issuing additional equity or debt securities.

Financial Guaranty Insurance

Our financial guaranty business is materially affected by the financial debt markets and general economic conditions, primarily in the United States. We believe that the financial guaranty business generally performs well within normal economic cycles. For example, a strong economic environment with good or improving credit is beneficial to our financial guaranty portfolio. However, such conditions, if in place for an extended period, will reduce credit spreads and result in lower pricing. Conversely, in a deteriorating credit environment, credit spreads widen and pricing for our product improves. However, if the weakening environment is sudden, pronounced or prolonged, the stresses on our portfolio could result in claims payments in excess of normal or historical expectations.

The second half of 2007 was characterized by a global credit crisis that created difficult market conditions. These conditions resulted in widening credit spreads, a lack of price transparency and illiquidity of some of the structured products that we insure, losses incurred by financial guarantors, including us, on RMBS, CDOs of ABS and other credit positions, uncertainty as to the extent of future losses among financial guarantors, including us, and perceived instability in the franchise values and ratings of many of the financial guarantors, including us. These market conditions have continued during the first quarter of 2008. Because of these market conditions and recent rating agency actions with respect to Radian Asset, new business production in 2008 declined significantly as compared to prior periods. If such conditions continue or worsen during the remainder of 2008, Radian Asset will continue to face a very challenging business environment and we may be required to reevaluate our strategic objective for our financial guaranty business, including the possibility of further reducing or eliminating new business activities.

Competitive Strengths

Diversified Credit Enhancement Company

Since our spin-off from Commonwealth Land Title Insurance Company through our initial public offering in 1992, we have grown both organically and through acquisitions into a significant presence in the credit enhancement industry. We manage significant operations in both the mortgage insurance and financial guaranty industries, as well as equity investments in other financial services companies. We believe that our substantial participation in multiple markets will enable us to capitalize on the significant business opportunities we believe are currently available or that we expect may become available in the future.

We strive to diversify our business by taking credit risk in various forms across various asset classes, products and geographies. Our clients include mortgage originators, GSEs, corporations and other financial service entities. Our risks are diversified among industry sectors (for example, mortgage insurance, financial guaranty, and distressed consumer assets through our investment in Sherman), segment of the economy (for example, residential real estate, municipal bonds, corporate CDOs, various industries), structure of risk (for example, direct, reinsurance, flow, pool) geography (for example, various U.S. regions, international), and other important areas of diversification. In the current market environment, we believe the stability afforded by our diverse exposures will provide us with greater balance than would be possible for a company with a narrower focus.

Strong Customer Relationships

We have developed a strong mortgage insurance franchise by focusing on forging strong relationships with larger, well capitalized lenders. During the first quarter of 2008, we wrote significant new business with the majority of the 2007 top 10 residential mortgage originators, many of which we count among our top clients in terms of year-to-date primary flow new insurance written. Our relationships are built on a foundation of customer service, customized solutions and operational excellence over a period of many years.

Our financial guaranty business has developed a niche business as a “AA” rated financial guaranty company. It has also formed strong relationships with its customers which are typically large commercial or investment banks that focus on high-quality deals in the public finance and structured finance markets. We have insured over 2,000 deals in the public finance market, primarily for investment grade credits in underserved sectors where we believe we have a unique position. We are also a leading provider of reinsurance capacity to primary financial guaranty insurers, bringing to market significant facultative capacity to the leading financial guarantors. We specialize in reinsurance of public finance risk. Over 87% of our reinsurance par outstanding is public finance, and we expect public finance reinsurance will constitute a significant amount of new insurance written for the industry going forward.

Current Strategy

Our current strategic objective is to prudently grow our core mortgage credit enhancement and financial guaranty businesses, while also providing value to our clients in the acquisition, management and distribution of credit risk. The key components of our strategy for each of our business segments are as follows:

Mortgage Insurance

We are encouraged by recent positive trends in the mortgage insurance market. The recent market turmoil has led to a tightening of our customers’ mortgage underwriting standards, which we believe may result in better performing books of mostly prime business in the future. We are also seeing an increased demand for our traditional mortgage insurance products since alternative products, such as 80-10-10 mortgages, have declined significantly. Our strategic objective for mortgage insurance is to position this business to capitalize on these positive trends, while continuing to effectively manage our current insured books of business through the current housing downturn.

•	We intend to expand our field sales force and contract underwriting services to improve client relationships and increase our share of profitable business;

•

We intend to deploy new systems that manage pricing and eligibility requirements, billing processes and overall client connectivity to drive process improvements that will further reduce costs, increase returns and enhance client service;

•

We plan to continue making significant adjustments to pricing policies and guidelines to produce acceptable risk adjusted returns. Our goal is to write lower volatility business to conserve capital through economic cycles. As a result of these changes, we have begun to see a positive shift in our overall business mix. In the first quarter of 2008, approximately 90% of our new business production was prime business, compared to 39% and 77% of new prime business generated in the first and fourth quarters of 2007, respectively.

•

We intend to preserve capital through aggressive loss mitigation and claims management. Recently, we have begun placing personnel on-site with our servicing partners to improve communication and workflow, allowing us to act more quickly to reduce loss exposure, and in early 2008, we launched Fast Advance, a program where we advance up to 15% of a projected claim amount to invest in a rate buy-down or loan modification. To date, Fast Advance cure rates have been approximately 70%. Our customer outreach programs include a borrower website and consumer credit counseling services that provide guidance to borrowers facing payment problems. Our goal is to preserve home ownership whenever possible.

Financial Guaranty

In financial guaranty, we plan to take measures that allow us to limit our exposure while pursuing attractive market opportunities to write quality business. As a result of the significant decline in the volume of CDOs and other structured products that are available for our insurance, we have decided to discontinue, for the foreseeable future, writing new insurance on synthetic CDOs and have significantly reduced our structured products operations, primarily in areas related to CDOs. We are now focusing our structured finance efforts in the areas of infrastructure finance (i.e., providing credit protection on essential public finance initiatives, public-private partnerships and project finance projects), financial solutions and ABS involving target niche issuers in well understood sectors and strong credit in non-traditional sectors. In addition, we are continuing to focus on building upon our reinsurance business. In the direct public finance area, we are targeting underserved market segments of the municipal market with a particular emphasis on sectors relating to land secured financings, education, health care and senior living facilities.

In conjunction with evaluating our capital options, we also may consider strategic alternatives to enhance and maximize the value of our financial guaranty subsidiary Radian Asset. We will continue to evaluate opportunities as they arise over time, particularly as market valuations for the financial guaranty sector recover and there is greater appreciation of Radian Asset’s strong relative position in the industry.

Risk Factors

Investing in our securities is risky. Please read “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Corporate Information

We are a Delaware corporation. Our principal office is located at 1601 Market Street, Philadelphia, Pennsylvania 19103, and our telephone number is (215) 231-1000. We maintain a website with the address www.radian.biz. We are not including or incorporating by reference the information contained on our website into this prospectus.

THE OFFERING

The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Capital Stock.”

Issuer	Radian Group Inc.

Common stock offered	shares

Shares outstanding after this offering(2)	shares

New York Stock Exchange Symbol	“RDN”

Use of Proceeds	We intend to use the net proceeds from this offering together with the net proceeds from the concurrent debenture offering described below, to pay the indebtedness outstanding under our existing credit facility, to invest in Radian Guaranty, our principal mortgage insurance subsidiary, to support the volume of new mortgage insurance business written and for our general corporate purposes. See “Use of Proceeds.”

The Concurrent Offering

Concurrently with this offering, we are offering, pursuant to a separate prospectus, $            aggregate principal amount of     % convertible junior subordinated debentures due 2068 (or $            aggregate principal amount of debentures if the underwriters exercise their option to purchase additional debentures in full), which we refer to as the “debenture offering.” The debentures will be repaid on             , 2038, subject to our ability to raise sufficient proceeds from qualifying capital securities. All outstanding debentures will be due and payable on             , 2068. The debentures may be converted at the option of the holders into our common stock and, if converted in connection with a redemption, into a combination of cash and common stock. The debentures will bear interest at an annual rate of             %, payable semi-annually beginning on             2008. We have certain rights to defer payment of interest for up to 10 years. During an interest deferral period, we and our subsidiaries generally may not pay any dividends on or make any distributions with respect to, or redeem or repurchase, any of our capital stock, or pay any principal, interest or premium on our debt securities or guarantees that rank pari passu or junior to the debentures. On or after             , 2013, we may redeem for cash some or all of the debentures if the closing price of our common stock exceeds 130% of the then applicable conversion price of the debentures for a specified period of time. The debentures will be unsecured, subordinated and junior in right of payment upon our liquidation to all of our existing and future senior indebtedness.

The debenture offering will be effected pursuant to a separate prospectus. This prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of our debentures. There is no assurance that the debenture offering will be completed or, if completed, that it will be completed in the amount contemplated. The consummation of this offering is not conditioned on the consummation of the debenture offering.

Summary Historical Financial Information

The following financial information as of and for each of the years in the three-year period ended December 31, 2007 is derived from our audited Consolidated Financial Statements, incorporated by reference herein. The information as of and for the periods ended March 31, 2008 and March 31, 2007 is derived from our Unaudited Condensed Consolidated Financial Statements incorporated by reference herein. You should read the summary financial information presented below in conjunction with our Consolidated Financial Statements and notes thereto, as well as the Management’s Discussion and Analysis of Results of Operations and Financial Condition for the year ended December 31, 2007 and for the quarter ended March 31, 2008, all of which are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(In millions, except per share amounts and ratios)
Condensed Consolidated Statements of Income
Net premiums written—insurance(1)	$244.3	$248.4	$1,085.2	$1,004.3	$1,006.5

Net premiums earned—insurance(2)	$241.9	$214.5	$912.3	$907.0	$917.0
Net investment income	66.0	61.0	256.1	234.3	208.4
Net gains on securities	(54.9)	13.8	53.6	40.8	36.6
Change in fair value of derivative instruments	707.8	48.4	(1,214.4)	124.9	110.8
Gain on sale of affiliates	—	—	181.7	—	—
Other income	3.6	3.8	11.7	20.9	25.3

Total revenues	964.4	341.5	201.0	1,327.9	1,298.1

Losses and expenses
Provision for losses	582.7	107.0	1,299.4	369.3	390.6
Provision for second-lien premium deficiency	18.1	—	195.6	—	—
Policy acquisition costs	23.9	28.3	113.2	111.6	115.9
Other operating expenses	55.1	57.7	192.2	242.6	226.0
Interest expense	12.5	13.1	53.0	48.1	43.0

Total losses and expenses	692.3	206.1	1,853.4	771.6	775.5

Equity in net income (loss) of affiliates	12.5	22.8	(416.5)	257.0	217.7

Pretax income (loss)	284.6	158.2	(2,068.9)	813.3	740.3

Net income (loss)	$195.6	$113.5	$(1,290.3)	$582.2	$522.9

Diluted net income (loss) per share(3)	$2.44	$1.42	$(16.22)	$7.08	$5.91

Cash dividends declared per share	$0.02	$0.02	$0.08	$0.08	$0.08

Average shares outstanding-diluted	80.0	80.1	79.6	82.3	88.7

	Three Months Ended March 31,				As of December 31,
	2008		2007		2007	2006		2005
	(In millions, except per share amounts and ratios)
Condensed Consolidated Balance Sheet Data
Total assets	$8,254.0		$8,124.9		$8,210.2	$7,960.4		$7,230.6
Total investments	6,559.9		5,946.0		6,411.0	5,745.3		5,513.7
Unearned premiums	1,074.6		974.8		1,094.7	943.7		849.4
Reserve for losses and loss adjustment expenses	1,902.1		852.5		1,598.8	842.3		801.0
Second-lien premium deficiency	213.7		—		195.6	—		—
Long-term debt and other borrowings	959.2		747.8		948.1	747.8		747.5
Derivative liabilities	703.4		—		1,305.7	31.7		—
Stockholders’ equity	2,867.4		4,174.8		2,720.7	4,067.6		3,662.9
Book value per share	$35.64		$52.00		$33.83	$51.23		$44.11

Selected Financial Ratios
Ratio of earnings to fixed charges	23.6	x	17.9	x	(4)	14.8	x	15.5	x
Selected Ratios—Mortgage Insurance(5)
Loss ratio	264.7%		57.6%		142.4%	42.9%		44.5%
Expense ratio	22.1		26.9		23.5	29.2		26.7

Combined ratio	286.8%		84.5%		165.9%	72.1%		71.2%

Risk-to-capital ratio (statutory basis)	17.7:1		10.4:1		14.4:1	10.4:1		11.6:1

Selected Ratios—Financial Guaranty(5)
Loss ratio	22.8%		(10.9%)		50.2%	10.1%		14.9%
Expense ratio	60.7		48.8		48.2	52.2		55.7

Combined ratio	83.5%		37.9%		98.4%	62.3%		70.6%

Other Data—Mortgage Insurance
Primary new insurance written	$10,297		$13,227		$57,132	$40,117		$42,592
Direct primary insurance in force	146,949		119,712		143,066	113,903		109,684
Direct primary risk in force	32,792		25,713		31,622	25,311		25,729
Total pool risk in force	2,995		3,066		3,004	2,991		2,711
Total other risk in force(6)	11,091		10,444		10,511	10,322		9,709
Persistency (twelve months ended)	77.5%		69.5%		75.4%	67.3%		58.2%

(1)

For each of the last three fiscal years, excludes premiums written on credit derivatives in the following amounts: $99.7 million in 2007; $107.7 million in 2006; and $94.2 million in 2005. In previous periods premiums written and earned on credit derivatives were reported as premiums written and earned in the statements of operations. These premiums are now reported in change in fair value of derivative instruments. This reclassification is the result of an effort by the financial guaranty industry, in consultation with the SEC, to provide consistency in disclosure of credit derivative contracts. See Note 1 to Notes to Unaudited Condensed Consolidated Financial Statements, incorporated by reference herein.

(2)

For each of the last three fiscal years, excludes premiums earned on credit derivatives in the following amounts: $126.3 million in 2007; $108.8 million in 2006; and $101.6 million in 2005. See Note 1 above.

(3)

Diluted net income per share and average share information in accordance with Statement of Financial Accounting standards (“SFAS”) No. 128, “Earnings Per Share.” Amounts reflect the inclusion of shares underlying contingently convertible debt, which was redeemed on August 1, 2005. See Note 21 of Notes to audited Consolidated Financial Statements, incorporated by reference herein.

(4)	In 2007, earnings were not adequate to cover fixed charges in the amount of $1.6 million.
(5)

Calculated on a GAAP basis using provision for losses to calculate the loss ratio (expressed as a percentage) and policy acquisition costs and other operating expenses, excluding merger expenses, to calculate the expense ratio expressed as a percentage of net premiums earned.

(6)	Consists mostly of international insurance risk, second-lien mortgage insurance risk and other structured mortgage-related insurance risk.

RISK FACTORS

You should consider carefully each of the risks described below, together with all of the other information contained or incorporated by reference in this prospectus, before deciding to invest in our securities. If any of the following risks develop into actual events, our business, financial condition, results of operations or the market value of our securities could be materially adversely affected, and you may lose all or part of your investment. Some factors in this section are forward-looking statements. For a discussion regarding those statements, see “Forward-Looking Statements—Safe Harbor Provisions.”

Risks Affecting Our Company

Even if we are successful in raising capital in this offering, we may require additional capital in light of our recent loss experience, which could worsen if general economic conditions continue to deteriorate. We may raise such additional capital by incurring additional debt, by issuing additional equity or by selling assets, which we may be unable to do on favorable terms, if at all. The need to raise additional capital or the failure to make timely payments on our obligations could have a material adverse effect on our ratings, including those of our insurance subsidiaries, and our business, financial condition and operating results.

Our business is cyclical and tends to track general economic conditions and conditions in the housing, mortgage and credit markets. The mortgage and financial guaranty insurance we write is subject to economic factors that are beyond our control, many of which we cannot anticipate, including extended national or regional economic recessions, changes in unemployment, interest-rate changes or volatility, home price depreciation or appreciation, business failures, the impact of terrorist attacks or acts of war or other conflicts.

Throughout 2007 and 2008 we experienced increased delinquencies in our traditional mortgage insurance business, primarily driven by the poor performance of our late 2005 through 2007 vintage books of business, a lack of refinance capacity in the current mortgage market, which is forcing many borrowers into delinquency, and from home price depreciation in many parts of the U.S. If current housing market trends continue as is expected, we will continue to experience increased credit losses in 2008 and possibly beyond. Notwithstanding amounts raised in this offering, we may be required to seek additional capital in order to maintain our current credit and financial strength ratings in the face of such on-going losses.

Deterioration of general economic conditions, such as increasing unemployment rates, higher energy costs and inflation could further negatively affect the performance of our mortgage insurance business by increasing the likelihood that borrowers will not pay their mortgages. Recent economic indices have indicated that the turmoil in the housing and mortgage markets has continued to negatively impact the broader U.S. economy. If a recession occurs that negatively impacts economic conditions in the U.S. as a whole or in specific regions of the U.S. where our mortgage insurance is concentrated, including by increasing unemployment rates, we would likely experience significantly increased delinquencies and credit losses in our mortgage insurance business. If this were to occur, notwithstanding the amounts raised in this offering, we may require additional capital to support our long-term liquidity needs and to protect our credit and financial strength ratings. If additional capital were necessary, we cannot be certain that we would be able to access capital on terms that would be acceptable to us or in an amount that would be sufficient to cover losses we may incur. In addition, the additional capital could have a potential dilutive effect upon our existing stockholders, including by reducing our per-share earnings and book value per share.

Our financial guaranty business also is impacted by adverse economic conditions due to the impact or perceived impact these conditions may have on the credit quality of municipalities, consumers and corporations. In particular, our financial guaranty business has been adversely affected by its, and the financial guaranty industry’s, exposure to credit markets and residential mortgage-backed securities. See “Risks Particular to Our

Financial Guaranty Business—Recent adverse developments in the credit markets and our decision to discontinue insuring CDOs may continue to negatively affect our results of operations” below. An increase in our loss experience due to adverse economic factors could have a material adverse effect on our business, financial condition, including our book value, and operating results.

Deterioration in regional economic conditions in areas where our business is concentrated increases our losses in these areas.

Our results of operations and financial condition, including our book value, are particularly affected by weakening economic conditions, such as depreciating home values and unemployment, in specific regions where our business is concentrated.

Approximately 53% of our primary mortgage insurance risk in force is concentrated in 10 states, with the highest percentages being in Florida, California and Texas. A large percentage of our second-lien mortgage insurance in force also is concentrated in California and Florida. During the second half of 2007, deteriorating markets in California and Florida, where non-prime and non-traditional mortgage products such as ARMs and interest-only loans, are prevalent and where significant home price depreciation has been occurring, have had a significant negative impact on our mortgage insurance business results. Approximately 37% of our total increase in primary mortgage insurance loss reserves during 2007 was attributable to these states, which together represented approximately 18% of our primary mortgage insurance risk in force at December 31, 2007. During the prolonged period of home price appreciation that preceded the recent downturn in the U.S. housing market, very few mortgage delinquencies and claims were attributable to insured loans in California, despite the significant growth during this period of riskier, non-traditional mortgage products in California, such as ARMs and non-prime products, including Alt-A mortgages. As a result, as mortgage credit performance in California and Florida has begun to deteriorate as is the current trend, given the size of these markets, our loss experience has been significantly affected and will continue to be negatively affected if conditions continue to deteriorate as is the current expectation.

In addition to California and Florida, approximately 10.5% of our primary mortgage insurance risk in force at December 31, 2007 was concentrated in the Midwestern states of Michigan, Indiana and Ohio. This region continued to experience higher default rates in 2007 as a result of the poor economic conditions in this region that are largely attributable to the difficult operating environment facing the domestic auto industry. We expect that this trend may continue and may become worse as other previously strong sectors of the U.S. economy begin to deteriorate and exert a negative influence on the already strained economies of the Midwestern states.

Our financial guaranty business also has a significant portion of its insurance in force concentrated in a small number of states, principally including California, New York, Texas, Florida and Pennsylvania, and could be affected by a weakening of economic conditions in these states.

In addition to the impact of regional housing and credit market deterioration, our results of operations and financial condition could be negatively impacted by natural disasters or other catastrophic events, acts of terrorism, conflicts, event specific economic depressions or other harmful events in the regions where our business is concentrated.

A downgrade or potential downgrade of our credit ratings or the insurance financial strength ratings assigned to us or any of our mortgage insurance or financial guaranty subsidiaries is possible and could weaken our competitive position, affect our financial condition and require us to change our strategic objective.

The credit ratings of Radian Group and the insurance financial strength ratings assigned to our subsidiaries may be downgraded by S&P and/or Moody’s even if we are successful in raising additional capital. In response to current market conditions, the rating agencies are engaged in ongoing monitoring of the mortgage insurance and financial guaranty industries and the mortgaged-backed securities market and could take action, including by downgrading or warning of the strong possibility of downgrade, with respect to one or more companies in a specific industry. Although we remain in frequent contact with the rating agencies and have prepared action plans to seek to address rating agency actions, we are generally not provided with much advance notice of an impending rating decision, which could come at any time. In the near term, we expect S&P to report on financial guarantors, including Radian Asset, and Moody’s to report on mortgage insurers, including Radian Guaranty. These reports may include ratings actions. We cannot provide any degree of assurance as to the content of such reports or what, if any, ratings actions may occur.

Our ratings are critical to our ability to market our products and to maintain our competitive position and customer confidence in our products. A downgrade in these ratings or the announcement of the potential for a downgrade, or any other concern relating to the on-going financial strength of our insurance subsidiaries, could make it difficult or impossible for our subsidiaries to continue to write new profitable business, would create a competitive advantage for other industry participants that maintain higher ratings than us, could give existing customers or counterparties the right to recapture business previously written and could have a material adverse effect on our business, financial condition and operating results. In addition, notwithstanding this offering, we may be required to raise additional capital in the event of a downgrade or the likelihood of a downgrade, which we may not be able to do on terms acceptable to us or in an amount that would be sufficient to restore or stabilize our ratings. Additional capital could dilute our existing stockholders and reduce our per-share earnings.

Radian Group Inc. currently has a senior debt rating of BBB (CreditWatch with negative implication) from S&P and A2 (under review for possible downgrade) from Moody’s. A further downgrade in our credit ratings could increase our cost of borrowing, which could have an adverse affect on our liquidity, financial condition and operating results.

Our principal operating subsidiaries have been assigned the following ratings as of the date of this prospectus:

	MOODY’S	MOODY’S OUTLOOK	S&P	S&P OUTLOOK
Radian Guaranty	Aa3	(1)	A	(2)
Radian Insurance	Aa3	(1)	BBB	(2)
Amerin Guaranty	Aa3	(1)	A	(2)
Radian Asset Assurance	Aa3	(1)	AA	(2)
Radian Asset Assurance Limited	Aa3	(1)	AA	(2)
(1)	Each Moody’s rating for our mortgage insurance and financial guaranty subsidiaries is currently under review for possible downgrade.
(2)	Each S&P rating for our mortgage insurance and financial guaranty subsidiaries is currently on CreditWatch negative.

On May 2, 2008, Fitch withdrew its ratings for Radian Group and all of our insurance subsidiaries, citing a lack of adequate information regarding these entities. We had requested that Fitch withdraw these ratings in September 2007, following Fitch’s downgrade of Radian Group and our financial guaranty subsidiaries.

A prolonged period of losses could increase our subsidiaries’ risk-to-capital or leverage ratios, preventing them from writing new insurance and could increase restrictions and requirements placed on us by state insurance regulators.

Rating agencies and state insurance regulators impose capital requirements on our subsidiaries. These capital requirements include risk-to-capital ratios, leverage ratios and surplus requirements that limit the amount of insurance that these subsidiaries may write. Most of the individual states limit a mortgage insurer’s risk-to-capital ratio to 25-to-1. At December 31, 2006, the risk-to-capital ratio of our mortgage insurance subsidiaries was 10.4-to-1. As a result of their net losses during 2007, the risk-to-capital ratio grew to 14.4-to-1 at December 31, 2007. A material reduction in the statutory capital and surplus of any of our insurance subsidiaries, whether resulting from additional underwriting or investment losses or otherwise, or a disproportionate increase in risk in force, could increase that subsidiary’s risk-to-capital ratio or leverage ratio. This in turn could limit that subsidiary’s ability to write new business or require the subsidiary to lower its ratio by obtaining capital contributions from us or another of our insurance subsidiaries or by reinsuring existing business, which may not be available to us on attractive terms or at all. We may not have the capital required for a capital contribution, or to the extent we are able to contribute such capital, our liquidity will be adversely affected.

Additionally, we and our insurance subsidiaries are subject to comprehensive, detailed regulation, principally designed for the protection of policyholders, rather than for the benefit of investors, by the insurance departments in the various states where our insurance subsidiaries are licensed to transact business. Insurance laws vary from state to state, but generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company’s authority to write new business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, including us, our insurance subsidiaries have been subject to heightened scrutiny by the insurance regulators that have jurisdiction over them. We currently are responding to inquiries from certain insurance regulatory authorities, including the Pennsylvania Insurance Department with respect to Radian Guaranty, concerning our financial condition. Additionally, the Office of the Commissioner of Insurance of Hong Kong has directed Radian Insurance not to transfer assets out of Hong Kong without its prior consent. In light of current market conditions and in light of our financial condition, insurance departments in the jurisdictions noted above or in other jurisdictions could impose restrictions or requirements that could materially adversely affect us.

If the estimates we use in establishing loss reserves for our mortgage insurance or financial guaranty businesses are incorrect, we may be required to take unexpected charges to income, and our ratings may be downgraded.

We establish loss reserves in both our mortgage insurance and financial guaranty businesses to provide for the estimated cost of claims. However, because our reserves represent an estimate, these reserves may be inadequate to protect us from the full amount of claims we ultimately may have to pay. Setting our loss reserves involves significant reliance on estimates of the likelihood, magnitude and timing of anticipated losses. The models and estimates we use to establish loss reserves may prove to be inaccurate, especially during an extended economic downturn or in a period of extreme credit market volatility as has existed during the second half of 2007 and all of 2008 to date. If our estimates are inadequate, we may be required to increase our reserves, including by raising capital in addition to the proceeds of this offering, which we may not be able to access on acceptable terms, if at all. Failure to establish adequate reserves or a requirement that we increase our reserves, including through a downgrade or warning of potential downgrade of our credit and financial strength ratings, would have a material adverse effect on our financial condition, including our capital position, operating results, book value and business prospects.

In our mortgage insurance business, in accordance with GAAP, we generally do not establish reserves until we are notified that a borrower has failed to make at least two consecutive payments when due. Upon notification that two payments have been missed, we establish a loss reserve by using historical models based on a variety of loan characteristics, including the type of loan, the status of the loan as reported by the servicer of the loan, and the area where the loan is located. In the third quarter of 2007, we determined that, as required under GAAP, we needed to establish a premium deficiency reserve for our second-lien business, equal to the amount by which the net present value of expected future losses and expenses for this business exceeds expected future premiums and existing reserves. All of our mortgage insurance reserves are therefore based on a number of assumptions and estimates that may prove to be inaccurate.

It is also difficult to estimate appropriate loss reserves for our financial guaranty business because of the nature of potential losses in that business, which are largely influenced by the particular circumstances surrounding each troubled credit, including the availability of loss mitigation, and therefore, is less capable of being evaluated based on historical assumptions or precedent. In addition, in our reinsurance business, we generally rely on information provided by the primary insurer in order to establish reserves. If this information is inaccurate, incomplete or untimely, our loss reserves may be inaccurate and could require adjustment in future periods as new or corrected information becomes available.

We also have reinsured several primary financial guaranty insurers’ obligations with respect to a total of $304.5 million in par outstanding related to Jefferson County, Alabama sewer bonds. We placed this credit on intensified surveillance during the first quarter of 2008. The County currently faces increased financing costs on its debt and could possibly face more rapid amortization on its variable rate debt now held by its liquidity banks, which has contributed to financial stress on the County’s sewer system. The County and certain primary insurers entered into and extended forbearance agreements with the liquidity banks, which are currently scheduled to expire on August 1, 2008. These agreements prevent the banks from demanding increased interest and more rapid amortization of principal under their liquidity agreements until August 1, 2008. Certain primary financial guaranty insurers have been working with the County and other parties to structure a resolution to the financial problems of the County’s sewer system. However, at this point, it is uncertain whether a resolution acceptable to all parties can be obtained before the expiration of the forbearance period. Although efforts are expected to be made to extend the forbearance agreements if a resolution is not obtained by such date, it is uncertain that such agreements will be extended. We currently anticipate establishing a reserve for this exposure during the second quarter of 2008. The reserve is not expected to be material based on the information that we have as of the date of this filing.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60” (“SFAS No. 163”). SFAS No. 163 clarifies how SFAS No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”) applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. The scope of SFAS No. 163 is limited to financial guarantee insurance (and reinsurance) contracts issued by insurance enterprises included within the scope of SFAS No. 60. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. SFAS No. 163 does not apply to financial guarantee insurance contracts accounted for as derivative contracts under SFAS No. 133. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. Accordingly, we will adopt SFAS No. 163 effective January 1, 2009 and include disclosures regarding our risk-management activities in the third quarter ending September 30, 2008. Management is currently evaluating the impact of the adoption of SFAS No. 163, which could be material.

Our success depends on our ability to assess and manage our underwriting risks.

Our mortgage insurance and financial guaranty premium rates may not be adequate to cover losses. Our mortgage insurance premiums are based upon our long-term expected risk of claims on insured loans, and take into account, among other factors, each loan’s LTV, type (e.g., prime vs. non-prime or fixed vs. variable payments), term, coverage percentage or the existence of a deductible in front of our loss position. In the fourth quarter of 2007 and the first quarter of 2008, we adjusted our underwriting standards and our pricing to reflect deterioration in the housing and related credit markets and our revised expectations regarding risk of claims on insured loans. Our financial guaranty premiums are based upon our expected risk of claim on the insured obligation and take into account, among other factors, the rating and creditworthiness of the issuer and of the insured obligations, the type of insured obligation, the policy term and the structure of the transaction being insured. In addition, our premium rates take into account expected cancellation rates, operating expenses and reinsurance costs, as well as profit and capital needs and the prices that we expect our competitors to offer.

We generally cannot cancel or elect not to renew the mortgage insurance or financial guaranty insurance coverage we provide, and because we generally fix premium rates for the life of a policy when issued, we cannot adjust renewal premiums or otherwise adjust premiums over the life of a policy. Therefore, even if the risk underlying many of the mortgage or financial guaranty products we have insured develops more adversely than we anticipated, national and regional economies undergo unanticipated stress, and the premiums our customers are paying for similar coverage has increased, we generally cannot increase the premium rates on this in-force business, or cancel coverage or elect not to renew coverage to mitigate the effects of adverse developments. Our premiums earned and the associated investment income on those premiums may ultimately prove to be inadequate to compensate for the losses that we may incur. An increase in the amount or frequency of claims beyond the levels contemplated by our pricing assumptions could have a material adverse effect on our business, financial condition and operating results.

Our success depends, in part, on our ability to manage risks in our investment portfolio.

Our income from our investment portfolio is one of our primary sources of cash flow to support our operations and claim payments. If we underestimate our policy liabilities, or if we improperly structure our investments to meet those liabilities, we could have unexpected losses, including losses resulting from forced liquidation of investments before their maturity. Our investments and investment policies and those of our subsidiaries are subject to state insurance laws. We may be forced to change our investments or investment policies depending upon regulatory, economic and market conditions and the existing or anticipated financial condition and operating requirements, including the tax position, of our business segments.

Our investment objectives may not be achieved. Although our portfolio consists mostly of highly-rated investments and complies with applicable regulatory requirements, the success of our investment activity is affected by general economic conditions, which may adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and, consequently, the value of our fixed-income securities. Volatility or illiquidity in the markets in which we directly or indirectly hold positions could have a material adverse effect on our business, financial condition and operating results.

As a holding company, we depend on our subsidiaries’ ability to transfer funds to us to pay dividends and to meet our obligations.

We act principally as a holding company for our insurance subsidiaries and do not have any significant operations of our own. Dividends from our subsidiaries and permitted payments to us under our expense- and tax-sharing arrangements with our subsidiaries, along with income from our investment portfolio, are our principal sources of cash to pay stockholder dividends and to meet our obligations. These obligations include our operating expenses and interest and principal payments on long-term debt and other borrowings. The payment of dividends and other distributions to us by our insurance subsidiaries is limited by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In addition, our insurance subsidiaries’ ability to pay dividends to us, and our ability to pay dividends to our stockholders, is subject to various conditions imposed by the rating agencies for us to maintain our ratings. For example, our current dividend policy with respect to our financial guaranty business, absent any unanticipated material changes in our cash sources or expected cash needs, is to forego any dividends from Radian Asset for at least the next three years. Furthermore, although we have expense-sharing arrangements in place with our principal operating subsidiaries that require those subsidiaries to pay their share of holding company-level expenses, including interest expense on long-term debt and other borrowings, these expense-sharing arrangements may be changed at any time by the applicable state insurance departments. If the cash we receive from our subsidiaries pursuant to dividend payment and expense- and tax-sharing arrangements is insufficient for us to fund our obligations, we may be required to seek capital in addition to the proceeds of this offering by incurring additional debt, by issuing additional equity or by selling assets, which we may be unable to do on favorable terms, if at all. The need to raise additional capital or the failure to make timely payments on our obligations could have a material adverse effect on our ratings and our business, financial condition and operating results.

Our reported earnings are subject to fluctuations based on changes in our credit derivatives that require us to adjust their fair market value as reflected on our income statement.

Our business includes the provision of credit enhancement in the form of derivative contracts. The gains and losses on these derivative contracts are derived from internally generated models, which may differ from models used by our counterparties or others in the industry. We estimate fair value amounts using market information, to the extent available, and valuation methodologies that we deem appropriate in order to estimate the fair value amounts that would be exchanged to sell an asset or transfer a liability, other than in a forced liquidation. The gains and losses on assumed derivative contracts are provided by the primary insurance companies. Considerable judgment is required to interpret available market data to develop the estimates of fair value. Since there currently is no active market for many derivative products, we have had to use assumptions as to what could be realized in a current market exchange. In the event that our investments or derivative contracts were sold or transferred in a forced liquidation, the fair values received or paid would be materially different than those reflected in our financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Derivative Assets and Liabilities” in our Form 10-Q for the quarter ended March 31, 2008, incorporated by reference herein. Temporary market changes as well as actual credit improvement or deterioration in these contracts are reflected in changes in fair value of derivative instruments. Because the adjustments referenced above are reflected on our income statement, they affect our reported earnings and create earnings volatility. In addition, although these mark-to-market gains and losses do not directly impair our liquidity, they have the potential to significantly affect our GAAP consolidated net worth, which must be maintained at $1.75 billion (currently $2.9 billion as of March 31, 2008) in order to avoid a default under our credit agreement. If our GAAP consolidated net worth were to fall below $1.75 billion, we would be in default under our credit agreement and the agent or the lenders representing a majority of the debt under our credit agreement would have the right to terminate all commitments under the credit agreement and declare the outstanding debt due and payable. If the debt under our credit agreement were accelerated in this manner and not repaid, the holders of 25% or more of our publicly traded $250 million 7.75% debentures due in June 2011, the holders of 25% or more of our publicly traded $250 million 5.625% senior notes due in February 2013 and the holders of 25% or more of our publicly traded $250 million 5.375% senior notes due 2015, each would have the right to accelerate the maturity of that debt. In the event the amounts due under our credit agreement or any series of our outstanding long-term debt are accelerated, we may not have sufficient funds to repay any such amounts.

The performance of our investment in Sherman could harm our financial results.

Part of our business involves strategic investments in other companies, and we generally do not have control over the way that these companies run their day-to-day operations. Our 21.8% equity interest in Sherman currently represents our most significant strategic investment. Sherman is a consumer asset and servicing firm specializing in charged-off and bankruptcy plan consumer assets that it generally purchases at deep discounts from national financial institutions and major retail corporations and subsequently seeks to collect. In addition, Sherman originates subprime credit card receivables through its Credit One subsidiary and has a variety of other similar ventures related to consumer assets. Consequently, Sherman’s results could be adversely impacted by:

•	Sherman’s ability to obtain or renew financing, which will be required in 2008, and its ability to accomplish this on reasonable terms;

•	increased pricing competition for the pools of consumer assets it purchases;

•	macroeconomic or other factors that could diminish the success of its collection efforts on the variety of consumer assets it owns; and

•

the results of its credit card origination business, which are sensitive to interest-rate changes, charge-off losses and the success of its collection efforts, and which may be impacted by macroeconomic factors that affect a borrower’s ability to pay.

As a result of their significant amount of collection efforts, there is a risk that Sherman could be subject to consumer related lawsuits and other investigations related to fair debt collection practices, which could have an adverse effect on Sherman’s income, reputation and future ability to conduct business. In addition, Sherman is particularly exposed to consumer credit risk as a result of its credit card origination business and unsecured lending business through Credit One. National credit card lenders recently have reported decreased spending by card members and an increase in delinquencies and loan write-offs, indicating that the recent turmoil in the mortgage credit markets may be impacting other consumer credit markets. A continuation of current economic trends could materially impact the future results of Sherman, which, in turn, could have an adverse effect on our results of operations or financial condition.

Our international operations subject us to numerous risks.

We have committed significant resources to our international operations, particularly in the European Union, Hong Kong and Australia. Accordingly, we are subject to a number of risks associated with our international business activities, including:

•	dependence on regulatory approvals;

•	changes in ratings or outlooks assigned to our foreign insurance subsidiaries by rating agencies;

•	challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets;

•	foreign governments’ monetary policies and regulatory requirements;

•	economic downturns in targeted foreign mortgage origination markets;

•	interest-rate volatility in a variety of countries;

•	our lack of significant institutional experience (compared to the domestic U.S. market) with foreign mortgage credit risks and foreclosure proceedings and customs;

•	political risk and risks of war, terrorism, civil disturbances or other events that may limit or disrupt markets;

•

the burdens of complying with a wide variety of foreign regulations and laws, some of which are materially different than the regulatory and statutory requirements we face in our domestic business, and which may change unexpectedly;

•	potentially adverse tax consequences;

•	restrictions on the repatriation of earnings;

•	foreign currency exchange rate fluctuations; and

•	the need to develop and market products appropriate to the various foreign markets.

Any one or more of the risks listed above could limit or prohibit us from developing our international operations profitably. In addition, we may not be able to effectively manage new operations or successfully integrate them into our existing operations, which could have a material adverse effect on our business, financial condition or operating results.

We may lose business if we are unable to meet our customers’ technological demands.

Participants in the mortgage insurance and financial guaranty industries rely on e-commerce and other technologies to provide and expand their products and services. Our customers generally require that we provide aspects of our products and services electronically, and the percentage of our new insurance written and claims processing that we deliver electronically has continued to increase. We expect this trend to continue and, accordingly, we may be unable to satisfy our customers’ requirements if we fail to invest sufficient resources or otherwise are unable to maintain and upgrade our technological capabilities. This may result in a decrease in the business we receive, which could impact our profitability.

Our information technology systems may not be configured to process information regarding new and emerging products.

Many of our information technology systems have been in place for a number of years, and many of them originally were designed to process information regarding traditional products. As new products with new features emerge, when we modify our underwriting standards, as we have done recently, or when we insure structured transactions with different features, our systems may require modification in order to recognize these features to allow us to price or bill for our insurance of these products appropriately. Our systems also may not be capable of recording, or may incorrectly record, information about these products that may be important to our risk management and other functions. In addition, our customers may encounter similar technological issues that prevent them from sending us complete information about the products or transactions that we insure. Making appropriate modifications to our systems involves inherent time lags and may require us to incur significant expenses. The inability to make necessary modifications to our systems in a timely and cost-effective manner may have adverse effects on our business, financial condition and operating results.

A material weakness relating to our internal control over financial reporting could result in errors in our reported results and could have a material adverse effect on our operations and investor confidence in our business.

We have determined that a material weakness existed in our internal control over financial reporting at December 31, 2007. We experienced increased turnover in key positions in our accounting and finance organization as a result of our proposed, but subsequently terminated, merger with MGIC. As a result, as of December 31, 2007, we did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of GAAP commensurate with our financial reporting requirements. Specifically, this deficiency resulted in audit adjustments to Derivative Liabilities and Change in Fair Value of Derivative Instruments line items in the consolidated financial statements for the year ended December 31, 2007 primarily arising from insufficient (1) identification of derivative instruments; (2) review, approval and testing of complex derivative valuation models, including assumptions, data inputs and results; and (3) identification of contract terms and transactions requiring consolidation in accordance with generally accepted accounting principles, related to such financial statement line items. We have been actively engaged in corrective actions to address this material weakness, including: (i) hiring in January 2008 a new corporate Controller to fill the recent vacancy in this position; (ii) hiring consultants to assist with the evaluation and application of complex accounting matters; (iii) reviewing and reorganizing our accounting organization to provide improved lines of responsibility, review and authority; and (iv) strengthening a compensation program aimed at retaining critical accounting and finance personnel. Notwithstanding these actions, we have not yet fully remediated this material weakness in our internal controls, which could result in errors in our financial or other reporting, cause us to fail to meet our reporting obligations on a timely basis and ultimately decrease investor confidence in our reported information.

A third-party acquisition of 20% or more of our outstanding shares will trigger a “change in control” under our prior equity compensation plan, Performance Plan and other benefit plans.

A “change of control” will occur for outstanding awards under our prior equity compensation plan (unless otherwise provided for in the terms of the grant of any award under that plan), Performance Plan and other benefit plans if an unaffiliated third-party acquires beneficial ownership of 20% or more of our outstanding shares of common stock. On February 14, 2008, one of our stockholders filed a Form 13G indicating that as of December 31, 2007 it beneficially owned 18.78% of our total common shares outstanding. If a third-party were to acquire beneficial ownership of 20% or more of our outstanding common stock, including through participation in this offering of common stock, a significant portion of the equity issued under our prior equity compensation plan, including performance shares granted to executive officers under our Performance Plan, would become fully vested and transferable. We estimate that this would result in a pre-tax accounting charge to us of approximately $25 million to $35 million, representing an acceleration of compensation expense under SFAS No. 123R, “Share-Based Payment”. We believe the deferred vesting of our equity awards helps us retain executives and other employees, and therefore, serves as an important component of our compensation program, particularly in light of the current difficult operating environment for mortgage and financial guaranty insurers. The vesting of our outstanding equity grants could reduce their retention aspect and could result in our losing significant employees.

The acquisition of 20% or more of our outstanding shares also would result in a “change of control” under agreements with our executive officers. These agreements are “double-trigger” agreements, meaning that amounts would be paid out to executives only upon the occurrence of both a “change of control” and one or more of the other triggering events specified in these agreements. In addition, under our change of control agreements with our executive officers, upon a change of control of Radian Group or Radian Asset, as the case may be, we are required to fund an irrevocable rabbi trust to the extent of our obligations under these agreements. The total maximum amount that we would be required to place in trust is approximately $17.0 million as of March 31, 2008. Our consent is not required in order for a third-party to acquire beneficial ownership of 20% of more of our common shares, and we cannot provide any assurances as to whether this may or may not occur. If a third-party acquires beneficial ownership of 20% or more, we intend to honor our obligations under our equity arrangements; however, we note that, in light of the current market price of our common stock, any options that would become exercisable under these arrangements would be out of the money, and any restricted stock that would become vested under the arrangements would likely not be of sufficient aggregate value to create any significant retention concerns.

We are subject to the risk of private litigation and regulatory proceedings.

We face litigation risk in the ordinary course of operations, including the risk of class action lawsuits. In August and September 2007, two purported stockholder class action lawsuits, Cortese v. Radian Group Inc. and Maslar v. Radian Group Inc., were filed against us and individual defendants in the U.S. District Court for the Eastern District of Pennsylvania. The complaints, which are substantially similar, allege that we were aware of and failed to disclose the actual financial condition of C-BASS prior to our declaration of a material impairment to our investment in C-BASS. On January 30, 2008, the Court ordered that the cases be consolidated into In re Radian Securities Litigation and appointed Institutional Investors Iron Workers Local No. 25 Pension Fund

(“Iron Workers”) and the City of Ann Arbor Employees’ Retirement System (“Ann Arbor”) Lead Plaintiffs in the case. On April 16, 2008 a consolidated and amended complaint was filed, adding one additional defendant. On June 6, 2008, we filed a motion to dismiss this case. This proceeding is in early stages. While we intend to defend ourselves vigorously from the claims made in these actions and we believe these allegations have no merit, we are unable to predict the outcome of this legal proceeding.

In April 2008, a purported class action lawsuit was filed against Radian Group, the Compensation and Human Resources Committee of our board of directors and individual defendants in the U.S. District Court for the Eastern District of Pennsylvania. The complaint alleges violations of the Employee Retirement Income Securities Act as it relates to our Savings Incentive Plan. The named plaintiff is a former employee of ours. Discovery relating to this proceeding has not yet commenced. Although we believe that the allegations are without merit, and intend to defend this lawsuit vigorously, we are unable to predict the outcome of this lawsuit.

In addition to the above litigation, we are involved in litigation that has arisen in the normal course of our business. We are contesting the allegations in each such pending action and believe, based on current knowledge and after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on our consolidated financial position or results of operations. In the future, we cannot predict whether other actions might be brought against us. Any such proceedings could have an adverse effect on our consolidated financial position, results of operations or cash flows.

In October 2007, we received a letter from the staff of the Chicago Regional Office of the Securities and Exchange Commission stating that the staff is conducting an investigation involving Radian Group Inc. and requesting production of certain documents. We believe that the investigation generally relates to our proposed, but now-terminated, merger with MGIC and our investment in C-BASS. We are in the process of providing responsive documents and information to the Securities and Exchange Commission.

See also “Risks Particular to Our Mortgage Insurance Business—Legislation and regulatory changes and interpretations could harm our mortgage insurance business.”

Our inability to obtain financial statements for C-BASS, in which we hold a 46% equity interest, in final form on a timely basis, could delay our ability to file timely reports with the SEC and satisfy our obligations under our credit facility.

We were unable to timely file our Form 10-Q for the third quarter of 2007 because we did not receive third-quarter financial statements in final form from C-BASS, which is an unconsolidated investment of ours, before the prescribed due date for filing the Form 10-Q. In addition, we are required by SEC regulations to file audited financial statements of C-BASS for the year ended December 31, 2007 as part of our Form 10-K. We have not received audited financial statements for C-BASS for the year ended December 31, 2007, and we intend to file these statements as soon as they are available. Because the carrying value of our investment in C-BASS has been fully written down, we do not believe that the C-BASS financial information is material to our consolidated financial statements.

The Internal Revenue Service is examining our taxable income for the years 2000 through 2004.

We are currently under examination by the Internal Revenue Service (“IRS”) for the 2000 through 2004 tax years. The IRS opposes the recognition of certain tax losses and deductions that were generated through our investment in a portfolio of residual interests in Real Estate Mortgage Investment Conduits (“REMICs”) and has proposed adjustments denying the associated tax benefits of these items. We are contesting all such proposed adjustments relating to the IRS’s opposition of the tax benefits in question and are working with tax counsel in our defense efforts. We have received the revenue agent report and anticipate making a deposit of approximately $85.0 million before June 20, 2008 in response to that report. Although we disagree with and will contest the adjustments proposed by the IRS, and believe that our income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved, there can be no assurance that we will prevail in opposing additional tax liability with respect to this investment. The examination process and any appeals we may take therefrom may take some time, and a final resolution may not be reached until a date many months or years into the future. Additionally, although we believe, after discussions with outside counsel about the issues raised in the examination and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result, if the outcome of this matter results in liability that differs materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.

Risks Particular to Our Mortgage Insurance Business

If the rating agencies continue to downgrade the financial strength ratings of our mortgage insurance subsidiaries, we may lose our Top Tier status, causing Freddie Mac and Fannie Mae to decide not to purchase mortgages or mortgage-backed securities insured by us, which could significantly impair our mortgage insurance franchise.

In order to maintain the highest level of eligibility (“Top Tier”) with Freddie Mac and Fannie Mae, mortgage insurers generally must maintain an insurer financial strength rating of AA- or Aa3 from at least two of the three ratings agencies by which they are customarily rated. If a mortgage insurer were to lose Top Tier eligibility, Freddie Mac and/or Fannie Mae could restrict the mortgage insurer from conducting certain types of business with them or take actions that may include not purchasing loans insured by the mortgage insurer. In light of the market turmoil that has adversely affected larger mortgage insurers, both Freddie Mac and Fannie Mae have indicated that loss of Top Tier mortgage insurer eligibility due to such a downgrade will no longer be automatic and will be subject to review if and when the downgrade occurs. Following the recent downgrade by S&P of our mortgage insurance business, we presented a business and financial plan to Freddie Mac and Fannie Mae for how to restore profitability and a AA rating to our mortgage insurance business. Both Freddie Mac and Fannie Mae have indicated that the information presented in our plan meets their requirement for the submission of information following a downgrade and that they will notify us when and if any additional information is required. We cannot be certain that either Freddie Mac or Fannie Mae will accept our business and financial plan or if we are further downgraded that we will be able to retain Top Tier eligibility from either of them. Any additional downgrade of the insurance financial strength ratings for our mortgage insurance business could make it more difficult for us to maintain our Top Tier status, would create a competitive advantage for those mortgage insurers that maintain higher ratings than us, and could erode customer confidence in our mortgage insurance product. Any further downgrade also could negatively impact the credit ratings of Radian Group and could further harm the prospects of our financial guaranty business. Loss of our Top Tier eligibility status would likely have an immediate and material adverse impact on the franchise value of our mortgage insurance business and our future prospects and could negatively impact our results of operations and financial condition.

A decrease in the volume of home mortgage originations could result in fewer opportunities for us to write new insurance business.

Our ability to write new business depends on a steady flow of high-LTV mortgages that require our mortgage insurance. The recent deterioration in the credit performance of non-prime and other forms of non-conforming loans during 2007 has caused almost all lenders to substantially reduce the availability of non-prime mortgages and most other loan products that are not conforming loans, and to significantly tighten their underwriting standards. Fewer loan products and tighter loan qualifications, while improving the overall quality of new mortgage originations, have in turn reduced the pool of qualified homebuyers and made it more difficult for buyers (in particular first-time buyers) to obtain mortgage financing or to refinance their existing mortgages. In addition, the significant disruption in the subprime market has led to reduced investor demand for mortgage loans and mortgage-backed securities in the secondary market, which, until recently, has been an available source of funding for many mortgage lenders. This has significantly reduced liquidity in the mortgage funding marketplace, forcing many lenders to retain a larger portion of their mortgage loans and mortgage-backed securities and leaving them with less capacity to continue to originate new mortgages. To date, the potential negative effect on our business from the decreased volume of mortgage originations has been offset by an increase in the demand for mortgage insurance on conforming loans as the lending industry embraces more prudent risk management measures. However, if the volume of new mortgage originations continues to decrease or persist at low levels for a prolonged period of time, we may experience fewer opportunities to write new insurance business, which could reduce our existing insurance in force and have a significant negative effect on both our ability to execute our business plans and our overall franchise value.

An increase in the volume of cancellations or non-renewals of our existing policies would have a significant effect on our revenues.

Most of our mortgage insurance premiums earned each month are derived from the monthly renewal of policies that we have previously written. As a result, a decrease in the length of time that our mortgage insurance policies remain in force reduces our revenues and could have a material adverse effect on our business, financial condition and operating results. Fannie Mae and Freddie Mac generally permit homeowners to cancel their mortgage insurance when the principal amount of a mortgage falls below 80% of the home’s value and most private mortgage insurance must be automatically cancelled once the LTV reaches 78%. Factors that are likely to increase the number of cancellations or non-renewals of our mortgage insurance policies include:

•	falling mortgage interest rates (which tends to lead to increased refinancings and associated cancellations of mortgage insurance);

•	appreciating home values; and

•	changes in the mortgage insurance cancellation requirements applicable to mortgage lenders and homeowners.

Ongoing deterioration in the U.S. housing market, combined with a lack of liquidity in the mortgage funding market, has significantly reduced the level of mortgage refinancings from prior years, although refinancings have been trending up in 2008 as a result of lower interest rates. The overall decrease in the level of refinancings has contributed to an increase in our mortgage insurance risk in force. Because housing markets tend to be cyclical, however, we expect that we will again experience a period of home price appreciation and low-interest rates at some point in the future. If this were to occur, we could experience a decrease in our mortgage insurance in force, which could have a negative effect on our revenues.

Because our mortgage insurance business is concentrated among a few significant customers, our revenues could decline if we lose any significant customer.

Our mortgage insurance business depends to a significant degree on a small number of lending customers. Our top ten mortgage insurance customers are generally responsible for half of both our primary new insurance written in a given year and our direct primary risk in force. Accordingly, maintaining our business relationships and business volumes with our largest lending customers is critical to the success of our business. The recent challenging market conditions have adversely affected, and continue to adversely affect, the financial condition of a number of our largest lending customers. Many of these customers have experienced ratings downgrades and liquidity constraints in the face of increasing delinquencies and the lack of a secondary market for mortgage funding. These customers may become subject to serious liquidity constraints that could jeopardize the viability of their business plans or their access to additional capital, forcing them to consider alternatives such as bankruptcy or, as has occurred recently, consolidation with others in the industry. In addition, as a result of current market conditions, our largest lending customers may seek to diversify their exposure to any one or more mortgage insurers or decide to write business only with those mortgage insurers that they perceive to have the strongest financial position. The loss of business from one or more of our major customers could have a material adverse effect on our business franchise and operating results. Our master policies and related lender agreements do not, and by law cannot, require our mortgage insurance customers to do business with us, and we cannot be certain that any loss of business from a single lender will be recouped from other lending customers in the industry.

Our business depends, in part, on effective and reliable loan servicing, which may be negatively impacted by the current disruption in the mortgage credit markets.

We depend on reliable, consistent third-party servicing of the loans that we insure. Dependable servicing generally ensures timely billing and better loss mitigation opportunities for delinquent or near-delinquent loans. Many of our customers also serve as the servicers for loans that we insure, whether the loans were originated by such customer or another lender. Therefore, the same market conditions affecting our customers as discussed in the prior risk factor also can affect their ability to effectively maintain their servicing operations. In addition, if current housing market trends continue or worsen, the number of delinquent mortgage loans requiring servicing could continue to increase. Managing a substantially higher volume of non-performing loans could create operational difficulties that our servicers may not have the resources to overcome. If a disruption occurs in the servicing of mortgage loans covered by our insurance policies, this, in turn, could contribute to a rise in delinquencies among those loans and could have a material adverse effect on our business, financial condition and operating results.

During the quarter ended March 31, 2008, we learned that one of our largest servicers had not previously properly reported certain 60-day defaults to us and other private mortgage insurers, and that this omission would be corrected in April 2008. Based on this information, our first quarter 2008 results included approximately $39 million of additional incurred losses for approximately 2,500 incremental primary defaults that we expected to receive, and did receive, from this servicer in the second quarter.

A large portion of our mortgage insurance risk in force consists of higher risk loans, such as Alt-A and subprime loans, which have recently resulted in increased losses and may result in further losses in the future.

Non-Prime Loans. Until recently, we have faced significant competition for prime loan business from lenders offering alternative arrangements, such as simultaneous second mortgages. As a result, a large percentage of our mortgage insurance written during the recent past and, consequently, our mortgage insurance risk in force, is related to non-prime loans. In 2007, non-prime business accounted for $23.9 billion or 41.8% of our new primary mortgage insurance written (81.0% of which was Alt-A), compared to $17.5 billion or 43.7% in 2006 (80.2% of which was Alt-A) and $17.8 billion or 41.7% in 2005 (63.3% of which was Alt-A). At March 31, 2008, our non-prime mortgage insurance in force, including Alt-A, was $47.2 billion or 32.1% of our total primary insurance in force, compared to $49.5 billion or 34.6% of primary insurance in force at December 31, 2007 and $42.3 billion or 35.3% of primary insurance in force at March 31, 2007. Historically, non-prime loans are more likely to go into default and require us to pay claims more frequently and in larger amounts than prime loans. In addition, our non-prime business, in particular Alt-A loans, tends to have larger loan balances relative to other loans, which results in larger claims. Since 2006, in conjunction with the disruption in the subprime market, we have experienced a significant increase in mortgage loan delinquencies related to Alt-A loans originated in 2006 and 2007. These losses have occurred more rapidly and well in excess of historical loss patterns for this product, and have contributed in large part to the significant increase in our provision for losses since 2006. If delinquency and claim rates on non-prime loans continue to increase, or if there is a further decline in the current housing market, in particular in California, Florida and other states where the Alt-A product is prevalent, our results of operations and financial condition would be negatively affected.

High-LTV Mortgages. We generally provide private mortgage insurance on mortgage products that have more risk than those mortgage products that meet the GSEs’ classification of conforming loans. A portion of our mortgage insurance in force consists of insurance on mortgage loans with LTVs at origination of 97% or greater. In 2007, loans with LTVs in excess of 97% accounted for $13.1 billion or 23.0% of our new primary mortgage insurance written, compared to $5.7 billion or 14.2% in 2006. At March 31, 2008, our mortgage insurance risk in force related to these loans was $6.9 billion or 21.2% of our total primary risk in force, compared to $6.5 billion or 20.7% of primary insurance risk in force at December 31, 2007 and $3.9 billion or 15.2% of primary insurance risk in force at March 31, 2007. Mortgage loans with LTVs greater than 97% default substantially more often than those with lower LTVs. In addition, when we are required to pay a claim on a higher LTV loan, it is generally more difficult to recover our costs from the underlying property, especially in areas with declining property values. Throughout 2007, we experienced a significant increase in mortgage loan delinquencies related to high-LTV mortgages. As a result, we have altered our underwriting criteria, in part, to limit our exposure to high-LTV loans in markets experiencing a decline in home values. While we believe these changes will improve our overall risk profile, in the near term, we will likely continue to be negatively affected by the performance of existing insured loans with high-LTVs.

Pool Mortgage Insurance. We offer pool mortgage insurance, which exposes us to different risks than the risks applicable to primary mortgage insurance. Our pool mortgage insurance products generally cover all losses in a pool of loans up to our aggregate exposure limit, which generally is between 1% and 10% of the initial aggregate loan balance of the entire pool of loans. Under pool insurance, we could be required to pay the full amount of every loan in the pool within our exposure limits that is in default and upon which a claim is made until the aggregate limit is reached, rather than a percentage of the loan amount, as is the case with traditional primary mortgage insurance. At March 31, 2008, $3.0 billion of our mortgage insurance risk in force was attributable to pool insurance.

Credit Default Swaps. We also have provided credit enhancement on residential mortgage-backed securities in the form of credit default swaps. A credit default swap is an agreement to pay our counterparty should an underlying security or the issuer of such security suffer a specified credit event, such as nonpayment, downgrade or a reduction of the principal of the security as a result of defaults in the underlying collateral. This type of insurance generally has higher claim payouts than traditional mortgage insurance products. In addition, unlike with most of our mortgage insurance and financial guaranty products, our ability to engage in loss mitigation is generally limited. We have less experience writing these types of insurance and less performance data on this business, which could lead to greater losses than we anticipate. At March 31, 2008, we had $212 million of risk in force related to domestic credit default swaps on residential mortgage-backed securities. Credit default swaps in our mortgage insurance business are subject to derivative accounting, requiring mark-to-market valuations. As of March 31, 2008, we had a cumulative unrealized loss of approximately $13 million related to these domestic credit default swaps. We could incur additional credit losses on this business.

A portion of our mortgage insurance risk in force consists of insurance on adjustable-rate products such as ARMs and interest only mortgages that have resulted in significant losses in 2007 and may result in further losses.

At March 31, 2008, approximately 20% of our mortgage insurance risk in force consists of ARMs (11% of our mortgage insurance risk in force relates to ARMs with resets of less than five years from origination), which includes loans with negative amortization features, such as pay option ARMs. We consider a loan an ARM if the interest rate for that loan will reset at any point during the life of the loan. It has been our experience that ARMs with resets of less than five years from origination are more likely to result in a claim than longer-term ARMs. Our claim frequency on ARMs has been higher than on fixed-rate loans due to monthly payment increases that occur when interest rates rise or when the “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) expires. At March 31, 2008, approximately 10.4% of our primary mortgage insurance risk in force consists of interest-only mortgages, where the borrower pays only the interest charge on a mortgage for a specified period of time, usually five to ten years, after which the loan payment increases to include principal payments. Similar to ARMs, these loans have a heightened propensity to default because of possible “payment shocks” after the initial low-payment period expires and because the borrower does not automatically build equity as payments are made.

A lack of liquidity in the mortgage market, tighter underwriting standards, and declining home prices in many regions in the U.S. during 2007 and 2008, have combined to make it more difficult for many borrowers with ARMs and interest-only mortgages to refinance their mortgages into lower fixed rate products. As a result, without available alternatives, many borrowers have been forced into default when their interest rates reset. This has resulted in significant defaults during 2007 for mortgage lenders and insurers as well as investors in the secondary market. Approximately 34% of our total increase in mortgage insurance loss reserves during the fourth quarter of 2007 was attributable to adjustable rate products, which represented approximately 22% of our primary mortgage insurance risk in force at December 31, 2007. Absent a change in the current lending environment or a positive mitigating effect from recent legislation aimed at reducing defaults from adjustable rate resets, we expect that defaults related to these products will likely continue to increase. As of December 31, 2007, approximately 2.4% of the adjustable rate mortgages we insure are scheduled to reset during 2008, with most of our option ARMs and interest-only loans having first time resets in 2009 or later. If defaults related to adjustable rate mortgages were to continue at their current pace or were to increase as is currently projected, our results of operations will continue to be negatively affected, possibly significantly, which could adversely affect our financial position and capital reserves.

Our results of operations may continue to be negatively affected by NIMS and second-lien mortgages.

In the past, we have written mortgage insurance on second-lien mortgages and have provided credit enhancement on NIMS. Both of these products have been particularly susceptible to the disruption in the mortgage credit markets during 2007, resulting in significant credit losses to us. As a result, we ceased writing new insurance on these products in 2007 and expect that most of this business will have run-off by 2010. Although losses with respect to our second-lien business, much like in our traditional first-lien mortgage insurance business, will be incurred and paid over time as delinquencies develop and claims are filed, the net present value of expected future losses and expenses in excess of expected future premiums and existing reserves on our second-lien business was recorded in the third quarter of 2007 as a $155.2 million premium deficiency reserve. This deficiency was increased by $40.4 million as of December 31, 2007 as a result of further deterioration in this insured portfolio and increased again by $18.1 million in the first quarter of 2008. Because losses in our second-lien portfolio are particularly sensitive to changes in home prices, we cannot be certain that actual losses in our second-lien portfolio will not differ materially from the projections incorporated into our premium deficiency. If losses were to exceed our expectations, our future results of operations would be negatively impacted. The present value of our total expected principal credit losses related to NIMs was $377 million at December 31, 2007, and had increased to $405 million at March 31, 2008 due to further deterioration in the loans underlying the insured bonds. Our results of operations would be negatively impacted to the extent losses related to NIMs exceed our current expectations.

We face the possibility of higher claims as our mortgage insurance policies age.

Historically, most claims under private mortgage insurance policies on prime loans occur during the third through fifth year after issuance of our policies, and under policies on non-prime loans during the second through fourth year after issuance of our policies. Low mortgage interest-rate environments tend to lead to increased refinancing of mortgage loans, resulting in a corresponding decrease in the average age of our mortgage insurance policies. On the other hand, increased interest rates tend to reduce mortgage refinancings and cause a greater percentage of our mortgage insurance risk in force to reach its anticipated highest claim frequency years. In addition, periods of growth in our business tend to reduce the average age of our policies. For example, the relatively recent growth of our non-prime mortgage insurance business means that a significant percentage of our insurance in force on non-prime loans has not yet reached its anticipated highest claim frequency years, although the recent disruption in the subprime credit markets has resulted in a significant acceleration of losses associated with our 2005 through 2007 non-prime insured loans. If the growth of our new business were to slow or decline, a greater percentage of our total mortgage insurance in force could reach its anticipated highest claim frequency years. A resulting increase in claims could have a material adverse effect on our business, financial condition and operating results.

Our delegated underwriting program may subject our mortgage insurance business to unanticipated claims.

In our mortgage insurance business, we enter into agreements with our mortgage lender customers that commit us to insure loans using pre-established underwriting guidelines. Once we accept a lender into our delegated underwriting program, we generally insure a loan originated by that lender even if the lender does not follow our specified underwriting guidelines. Under this program, a lender could commit us to insure a material number of loans with unacceptable risk profiles before we discover the problem and terminate that lender’s delegated underwriting authority. Even if we terminate a lender’s underwriting authority, we remain at risk for any loans previously insured on our behalf by the lender before that termination. The performance of loans insured through programs of delegated underwriting has not been tested over a period of extended adverse economic conditions, and the program could lead to greater losses than we anticipate. Greater than anticipated losses could have a material adverse effect on our business, financial condition and operating results.

We face risks associated with our contract underwriting business.

As part of our mortgage insurance business, we provide contract underwriting services to some of our mortgage lender customers, even with respect to loans for which we are not providing mortgage insurance. Under the terms of our contract underwriting agreements, we agree that if we make mistakes in connection with these underwriting services, the mortgage lender may, subject to certain conditions, require us to purchase the loans or issue mortgage insurance on the loans, or to indemnify the lender against future loss associated with the loans. Accordingly, we assume some credit risk and interest-rate risk in connection with providing these services. In a rising interest-rate environment, the value of loans that we are required to repurchase could decrease, and consequently, our costs of those repurchases could increase. In 2007, we underwrote $3.9 billion in principal amount of loans through contract underwriting. Depending on market conditions, a significant amount of our underwriting services may be performed by independent contractors hired by us on a temporary basis. If these independent contractors make more mistakes than we anticipate, the resulting need to provide greater than anticipated recourse to mortgage lenders could have a material adverse effect on our business, financial condition and operating results.

Our loss mitigation opportunities are reduced in markets where housing values fail to appreciate or decline.

The amount of loss we suffer, if any, depends in part on whether the home of a borrower who has defaulted on a mortgage can be sold for an amount that will cover unpaid principal and interest on the mortgage and expenses from the sale. If a borrower defaults under our standard mortgage insurance policy, we generally have the option of paying the entire loss amount and taking title to a mortgaged property or paying our coverage percentage in full satisfaction of our obligations under the policy. In the past, we have been able to take title to the properties underlying certain defaulted loans and sell the properties quickly at prices that have allowed us to recover some of our losses. In the current housing market, in which housing values have been declining in many regions, our ability to mitigate our losses in such manner has been reduced. If housing values continue to decline, or decline more significantly and/or on a larger geographic basis, the frequency of loans going to claim could increase and our ability to mitigate our losses on defaulted mortgages may be significantly reduced, which could have a material adverse effect on our business, financial condition and operating results.

Our mortgage insurance business faces intense competition.

The U.S. mortgage insurance industry is highly dynamic and intensely competitive. Our competitors include:

•	other private mortgage insurers, including several with higher ratings;

•

federal and state governmental and quasi-governmental agencies, principally the U.S. Department of Veterans Affairs (“VA”) and the Federal Housing Administration (“FHA”), which has increased its competitive position in areas with higher home prices by streamlining its down-payment formula and reducing the premiums it charges, resulting in increased business for the FHA in the quarter ended March 31, 2008; and

•	mortgage lenders that demand participation in revenue-sharing arrangements such as captive reinsurance arrangements.

Governmental and quasi-governmental entities typically do not have the same capital requirements that we and other mortgage insurance companies have, and therefore, may have financial flexibility in their pricing and capacity that could put us at a competitive disadvantage. In the event that a government-owned or sponsored entity in one of our markets decides to reduce prices significantly or alter the terms and conditions of its mortgage insurance or other credit enhancement products in furtherance of social or other goals rather than a profit motive, we may be unable to compete in that market effectively, which could have an adverse effect on our business, financial condition and operating results. In addition, the intense competition we face in the mortgage insurance industry requires that we dedicate time and energy to the development and introduction of competitive new products and programs. Our inability to compete with other providers, including the timely introduction of profitable new products and programs, could have a material adverse effect on our business, financial condition and operating results.

In addition, in the recent past, an increasing number of alternatives to traditional private mortgage insurance developed, many of which reduced the demand for our mortgage insurance. These alternatives included:

•

mortgage lenders structuring mortgage originations to avoid private mortgage insurance, mostly through “80-10-10 loans” or other forms of simultaneous second loans. The use of simultaneous second loans increased significantly during recent years to become a competitive alternative to private mortgage insurance, particularly in light of (1) the potential lower monthly cost of simultaneous second loans compared to the cost of mortgage insurance in a low-interest-rate environment and (2) possible negative borrower, broker and realtor perceptions about mortgage insurance;

•	investors using other forms of credit enhancement such as credit default swaps or securitizations as a partial or complete substitute for private mortgage insurance; and

•	mortgage lenders and other intermediaries foregoing third-party insurance coverage and retaining the full risk of loss on their high-LTV loans.

As a result of the recent turmoil in the housing credit market, many of these alternatives to private mortgage insurance are no longer prevalent in the mortgage market. If market conditions were to change, however, we again would likely face significant competition from these alternatives as well as others that may develop.

Because many of the mortgage loans that we insure are sold to Freddie Mac and Fannie Mae, changes in their charters or business practices could significantly impact our mortgage insurance business.

Freddie Mac’s and Fannie Mae’s charters generally prohibit them from purchasing any mortgage with a loan amount that exceeds 80% of the home’s value, unless that mortgage is insured by a qualified insurer or the mortgage seller retains at least a 10% participation in the loan or agrees to repurchase the loan in the event of a default. As a result, high-LTV mortgages purchased by Freddie Mac or Fannie Mae generally are insured with private mortgage insurance. Freddie Mac and Fannie Mae are the beneficiaries of the majority of our mortgage insurance policies.

Changes in the charters or business practices of Freddie Mac or Fannie Mae could reduce the number of mortgages they purchase that are insured by us and consequently reduce our revenues. Some of Freddie Mac’s and Fannie Mae’s more recent programs require less insurance coverage than they historically have required, and they have the ability to further reduce coverage requirements, which could reduce demand for mortgage insurance and have a material adverse effect on our business, financial condition and operating results. Freddie Mac and Fannie Mae also have the ability to implement new eligibility requirements for mortgage insurers and to alter or liberalize underwriting standards on low-down-payment mortgages they purchase. We cannot predict the extent to which any new requirements may be implemented or how they may affect the operations of our mortgage insurance business, our capital requirements and our products.

Freddie Mac’s and Fannie Mae’s business practices may be impacted by their results of operations as well as legislative or regulatory changes governing their operations and the operations of other government-sponsored enterprises. The liquidity provided by Freddie Mac and Fannie Mae to the mortgage industry is very important to support a strong level of mortgage originations. These entities recently have reported losses as a result of deteriorating housing and credit market conditions, which could limit their ability to acquire mortgages. Freddie Mac and Fannie Mae also are currently the subject of proposed legislation that would increase regulatory oversight over them. The proposed legislation encompasses substantially all of their operations and is intended to be a comprehensive overhaul of the existing regulatory structure. In 2007, the House of Representatives passed H.R. 1427, a comprehensive reform of Freddie Mac and Fannie Mae oversight. These measures were also included in H.R. 3221 which was passed by the House in 2008. A Senate proposal titled “The Federal Housing Finance Regulatory Reform Act of 2008” proposes to abolish the current regulator for the GSEs and create a new, stronger regulator in addition to other oversight reforms. The Senate Banking Committee approved this bill on May 20, 2008. Although we cannot predict whether, or in what form, this legislation may be finally enacted, the proposed legislation could limit the growth of Freddie Mac and Fannie Mae, which could reduce the size of the mortgage insurance market and consequently have an adverse effect on our business, financial condition and operating results.

As part of the Economic Stimulus Act of 2008, U.S. Congress passed legislation that temporarily raises (until December 31, 2008) loan limits for Freddie Mac and Fannie Mae conforming loans up to a maximum of $729,750. H.R. 3221 proposes to make this loan limit raise permanent. The bill passed by the Senate Banking Committee would limit the increase to $550,000. While we believe that these legislative changes have the potential to increase the demand for private mortgage insurance by broadening the universe of loans that are subject to purchase by Freddie Mac and Fannie Mae, we cannot predict with any certainty the long term impact of this change upon demand for our products, or whether this change will be made permanent by Congress.

Legislation and regulatory changes and interpretations could harm our mortgage insurance business.

Our business and legal liabilities may be affected by the application of federal or state consumer lending and insurance laws and regulations, or by unfavorable changes in these laws and regulations. For example, legislation has passed both Houses of the U.S. Congress to reform the FHA, which, if enacted, could provide the FHA with greater flexibility in establishing new products and increase the FHA’s competitive position against private mortgage insurers. The legislation includes increases to the maximum loan amount that the FHA can insure and establishes lower minimum downpayments. We do not know whether this proposed legislation, which has passed the House and Senate in different versions, will be enacted, and if enacted what final form the legislation will take. However, as part of the Economic Stimulus Act of 2008, Congress passed legislation that temporarily raises (until December 31, 2008) the loan limits for FHA-insured loans up to a maximum of $729,750. The FHA is also the centerpiece of the housing rescue plans that are being considered in Congress. We cannot predict with any certainty the long term impact of these changes upon demand for our products, or whether these changes will be made permanent. However, any increase in the competition we face from the FHA or any other government sponsored entities could harm our business, financial condition and operating results.

We and other mortgage insurers have faced private lawsuits alleging, among other things, that our captive reinsurance arrangements constitute unlawful payments to mortgage lenders under the anti-referral fee provisions of RESPA. In addition, we and other mortgage insurers have been subject to inquiries from the New York Insurance Department and the Minnesota Department of Commerce relating to our captive reinsurance and contract underwriting arrangements, and we recently received a subpoena from the Office of the Inspector General of HUD, requesting information relating to captive reinsurance. We cannot predict whether these inquiries will lead to further inquiries, or investigations, of these arrangements, or the scope, timing or outcome of the present inquiry or any other inquiry or action by these or other regulators. Although we believe that all of our captive reinsurance and contract underwriting arrangements comply with applicable legal requirements, we cannot be certain that we will be able to successfully defend against any alleged violations of RESPA or other laws.

Proposed changes to the application of RESPA could harm our competitive position. HUD proposed an exemption under RESPA for lenders that, at the time a borrower submits a loan application, give the borrower a firm, guaranteed price for all the settlement services associated with the loan, commonly referred to as “bundling.” In 2004, HUD indicated its intention to abandon the proposed rule and to submit a revised proposed rule to the U.S. Congress. HUD began looking at the reform process again in 2005 and a new rule was proposed in 2008. The comment period is currently set to expire on June 12, 2008. We do not know what form, if any, this rule will take or whether it will be promulgated. In addition, HUD has also declared its intention to seek legislative changes to RESPA. We cannot predict which changes will be implemented and whether the premiums we are able to charge for mortgage insurance will be negatively affected.

Concern about subprime lending has caused Congress to take an active interest in making changes to the mortgage origination process. The House of Representatives passed HR 3915 in 2007 which would establish national standards for mortgage origination including uniform licensing and new protections for high cost loans. The bill establishes assignee liability for the secondary market for assignees that fail to meet the standards in the bill. The Senate Banking Committee may take up its own version of legislation in 2008. While the final outcome of the legislative process is uncertain, the imposition of new liability in the secondary market could shift more lending to agency debt (Fannie Mae and Freddie Mac) and increase demand for mortgage insurance.

Risks Particular to Our Financial Guaranty Business

A downgrade or potential downgrade of the credit ratings or the insurance financial strength ratings assigned to any of our financial guaranty subsidiaries is possible and could weaken our competitive position and adversely affect our financial condition.

Any downgrade of the ratings assigned to our financial guaranty subsidiaries would limit the desirability of their direct insurance products and would reduce the value of Radian Asset’s reinsurance, even to the point where primary insurers may be unwilling to continue to cede insurance to Radian Asset at attractive rates. In addition, many of Radian Asset’s reinsurance agreements give the primary insurers the right to take back or recapture business previously ceded to Radian Asset, and in some cases, in lieu of recapture, the right to increase commissions charged to Radian Asset, if Radian Asset’s insurance financial strength rating is downgraded below specified levels. If Radian Asset was downgraded to A+ or below by S&P or A1 or below by Moody’s, up to $50.5 billion and $49.4 billion of our total net assumed par outstanding, respectively, may be subject to recapture. If all these customers were to recapture all of their reinsurance business assumed by Radian Asset upon a downgrade to A+ or below by S&P, or A1 or below by Moody’s, respectively, we estimate that Radian Asset would experience a reduction in (1) written premiums of approximately $440.7 million and $435.0 million, respectively, (2) earned premiums of approximately $82.3 million and $81.0 million, respectively, and (3) the net present value of expected future installment premiums of $177.5 million and $170.2 million, respectively. In addition, Radian Asset would experience a reduction in incurred losses of approximately $48.8 million and $48.3 million, respectively, under these circumstances.

A downgrade of the ratings assigned to our financial guaranty subsidiaries below certain levels (both A- and below investment grade for S&P and below A3 for Moody’s) would allow counterparties in seven of our synthetic credit default swap transactions, representing an aggregate notional amount of approximately $1.2 billion, to terminate these transactions. Upon the termination of any such transaction following a downgrade trigger, the transaction would be settled on a mark-to-market basis, meaning that if, based on third-party bids received, a replacement counterparty would require amounts in addition to the payments we receive under the transaction in order to take over our position in the transaction, we would be required to pay such amounts to our counterparty, and if such third party would pay our counterparty to take over our position, our counterparty would pay such amount to us upon termination. The maximum amount that we could be required to pay on all these transactions in the aggregate is: $61.2 million in the event of a downgrade below A- by S&P; $414.5 million in the event of a downgrade below investment grade by S&P; and $8.0 million in the event of a downgrade below A3 by Moody’s.

In addition, 143 of our 183 credit default swap transactions and three financial solutions transactions could be terminated by counterparties upon a downgrade of Radian Asset, generally below A- by S&P, without any obligation on our part to settle the transaction at fair value. If all of Radian Asset’s counterparties that could terminate transactions upon a downgrade below A- terminated these transactions as of March 31, 2008, Radian Asset’s outstanding net par exposure would be reduced by $38.7 billion, with a corresponding decrease in the present value of expected future installment premiums of $191.4 million.

We cannot be certain as to whether and to what extent our financial guaranty business will remain material to Radian Group.

On April 8, 2008, we announced that we are actively considering a broad range of alternatives to strengthen our capital position. In particular, we announced that we were evaluating strategic alternatives to maximize the value of our financial guaranty business, Radian Asset. As of March 31, 2008, our financial guaranty business maintained $3.1 billion in claims paying resources and $1.4 billion in segment equity.

We may consider alternatives that could involve a full or partial sale of Radian Asset to achieve our primary goal of maximizing the existing and future value of Radian Asset and providing us with necessary capital. In addition, if Radian Asset’s prospects were diminished as a result of a ratings action or otherwise, we may reevaluate our strategic objectives for our financial guaranty business, including the possibility of further reducing or eliminating new business activities. As a result, we cannot be certain that Radian Asset’s business will continue to remain material to our consolidated business.

Recent adverse developments in the credit markets and our decision to discontinue insuring CDOs may continue to negatively affect our results of operations.

Our financial guaranty business is exposed to risks associated with the deterioration in the credit markets. Recently, credit spreads across most bond sectors have widened, reflecting credit erosion in the U.S. residential mortgage loans, particularly to subprime borrowers, that are contained in the residential mortgage-backed securities and certain of the CDOs that we insure. In addition, credit default swap spreads on CDOs have also widened over concerns regarding the impact a general economic slowdown or recession would have on these obligations. Other asset-backed security sectors have also been affected due to concerns and preliminary indications that the credit erosion in RMBS may spread to other consumer and mortgage asset-classes, including classes for which we have written financial guaranty insurance.

At March 31, 2008, our insured financial guaranty portfolio included:

•	$1.6 billion of net par outstanding related to non-CDO RMBS, which is spread among 286 transactions and represents 1.4% of our financial guaranty net par outstanding as of March 31, 2008; and

•	Subprime RMBS exposure through two directly-insured CDOs of ABS with an aggregate net par outstanding of $648.6 million or 0.6% of our financial guaranty net par outstanding as of March 31, 2008.

While we have sought to underwrite credits involving RMBS with levels of subordination designed to protect us from loss in the event of poor performance on the underlying collateral, we cannot be certain that such levels of subordination will protect us from future material losses in light of the significantly higher rates of delinquency, foreclosure and losses currently being observed among residential homeowners, especially subprime borrowers. Future underperformance of the collateral underlying our insured RMBS portfolios could result in: (i) additional incurred losses; (ii) an increase in fair value losses on our insured transactions; (iii) downgrades by the rating agencies of our exposures, which could require us to hold additional capital to maintain our current financial strength ratings; and (iv) fewer opportunities to write profitable business in the future.

Deterioration in the credit markets in which we and other financial guarantors participate has negatively impacted our business production. Due to losses incurred by financial guarantors on their RMBS, CDOs of ABS and other credit positions, and perceived instability in the franchise values and ratings of many of the financial guarantors, credit and trading spreads for all financial guarantors, including us, have widened significantly. Several financial guarantors have had their ratings downgraded, or placed on credit watch or negative outlook, by one or more rating agencies, including companies that were rated AAA by one or more of the rating agencies. On April 8, 2008, our financial guaranty subsidiaries were placed on CreditWatch negative by S&P, and Moody’s changed the rating outlook for these subsidiaries to negative on March 28, 2008. The resulting uncertainty has called into question the value of financial guaranty insurance and may lead to decreased demand for our financial guaranty insurance products. In response to this uncertainty, rating agencies and regulators may enhance the requirements for conducting financial guaranty business or may restrict the types of businesses in which we currently participate, which could have a material adverse effect on our ability to write new business in the future. Many transactions that in the past would normally have been marketed with some form of financial guaranty insurance protection are either not being sold or are being sold without the benefit of financial guaranty insurance. As a result, there is significant reduction in the volume of transactions for which financial guaranty insurance is a viable option, particularly in our structured finance business, which makes it more difficult for us to write new business in the current credit environment, and reduces the volume of transactions written by companies that cede business to us. The volume of many of the transactions that our structured products business insures has dramatically decreased. It is unlikely that the volume of structured products transactions that we will insure in 2008 and in the future will continue at historic levels. In addition, the types of transactions available for us to insure may be materially different from what has been available to us in prior years.

We decided in March 2008 to discontinue for the foreseeable future insuring CDOs. This decision will result in decreased revenues, business production and net income relative to historic levels. We cannot provide assurance that we will be able to replace the loss of business production with our on-going businesses.

Our financial guaranty business may subject us to significant risks from the failure of a single company, municipality or other entity whose obligations we have insured.

The breadth of our financial guaranty business exposes us to potential losses in a variety of our products as a result of credit problems with one counterparty. For example, we could be exposed to an individual corporate credit risk in multiple transactions if the credit is contained in multiple portfolios of CDOs that we have insured, or if one counterparty (or its affiliates) acts as the originator or servicer of the underlying assets or loans backing any of the structured securities that we have insured. Although we track our aggregate exposure to single counterparties in our various lines of business and have established underwriting criteria to manage aggregate risk from a single counterparty, we cannot be certain that our ultimate exposure to a single counterparty will not exceed our underwriting guidelines, due to merger or otherwise, or that an event with respect to a single counterparty will not cause a significant loss in one or more of the transactions in which we face risk to such counterparty. In addition, because we insure and reinsure municipal obligations, we can have significant exposures to individual municipal entities, directly or indirectly through explicit or implicit support of related entities. Even though we believe that the risk of a complete loss on some municipal obligations generally is lower than for corporate credits because some municipal bonds are backed by taxes or other pledged revenues, a single default by a municipality could have a significant impact on our liquidity or could result in a large or even complete loss that could have a material adverse effect on our business, financial condition and operating results.

Our financial guaranty business is concentrated among relatively few significant customers, and our revenues could decline if we lose any significant customer.

Our financial guaranty business derives a significant percentage of its annual gross premiums from a small number of customers, particularly in our reinsurance business. A loss of business from even one of our significant customers could have a material adverse effect on our business, financial condition and operating results. In the first quarter of 2008, two primary insurers accounted for approximately $19.8 million or 42.6% of the financial guaranty segment’s gross written premiums. Recent ratings instability and downgrades of several of our primary insurer customers has severely limited their ability to write new business in 2008. As a result, the affected primary insurers, which accounted for approximately $6.8 million or 14.6% of the financial guaranty segment’s gross written premiums (including premiums from derivative transactions) in the first quarter of 2008, have ceased ceding new business to us. Until the ratings of these primary insurers stabilize and they are able resume the writing of new primary insurance in sufficient volume requiring reinsurance capacity, we do not expect to receive any material amount of new written premium from these customers in 2008 and beyond.

Some of our financial guaranty products are riskier than traditional guaranties of public finance obligations.

In addition to the traditional guaranties of public finance bonds, we write guaranties involving structured finance obligations that expose us to a variety of complex credit risks and indirectly to market, political and other risks beyond those that generally apply to financial guaranties of public finance obligations. We issue financial guaranties or synthetic credit protection in connection with certain asset-backed transactions and securitizations secured by one or a few classes of assets, such as residential mortgages, auto loans and leases, credit card receivables and other consumer assets, and obligations under credit default swaps, and in the past have issued financial guaranties covering utility mortgage bonds and multi-family housing bonds. We continue to have substantial exposure to synthetic CDOs of corporate and/or asset-backed securities (including residential and commercial mortgage-backed securities), a business line which we discontinued writing in March 2008. We do not anticipate writing a meaningful amount of CDO business for the foreseeable future. We also have exposure to trade credit reinsurance (which is currently in run-off), which protects sellers of goods under certain circumstances against nonpayment of their accounts receivable. These guaranties expose us to the risk of buyer nonpayment, which could be triggered by many factors, including the failure of a buyer’s business. These guaranties may cover receivables where the buyer and seller are in the same country as well as cross-border receivables. In the case of cross-border transactions, we sometimes grant coverage that effectively provides coverage of losses that could result from political risks, such as foreign currency controls and expropriation, which could interfere with the payment from the buyer. Losses associated with these non-public finance financial guaranty products are difficult to predict accurately. Recently, deterioration in credit quality and losses on some types of CDOs that we insure have been significantly higher than market participants, including us, have anticipated. We expect that this trend will continue, at least in the near term. Any failure to properly anticipate those losses on our insured transactions could have a material adverse effect on our business, financial condition and operating results.

We may be forced to reinsure greater risks than we desire due to adverse selection by ceding companies.

A portion of our financial guaranty reinsurance business is written under treaties that generally give the ceding company some ability to select the risks that they cede to us within the terms of the treaty. In current market conditions, many of our ceding companies are looking to cede a large percentage of their risks. There is a risk under these treaties that the ceding companies will decide to cede to us exposures that have higher rating agency capital charges or that the ceding companies expect to be less profitable, which could have a material adverse effect on our business, financial condition and operating results. We attempt to mitigate this risk in a number of ways, including requiring ceding companies to retain a specified minimum percentage on a pro-rata basis of the ceded business and to limit specific issuers and the types of exposures that we will allow the ceding companies to cede to us without our approval. However, we cannot be certain that these mitigation attempts will succeed in limiting the amount of less desirable exposures that are ceded to us under our treaties.

Variations in credit spreads may decrease demand for our credit enhancement and reduce opportunities for us to write profitable business.

Our financial guaranty business is significantly influenced by credit spreads that are set by market factors, over which we have little or no control. Our insurance generally provides value by lowering an issuer’s cost of borrowing, by providing capital relief to an issuer or by improving on the market execution of an insured security. The difference or “credit spread” between the actual or anticipated benefit of credit enhancement, which may be influenced by a number of factors such as credit performance, the perceived financial strength of the insurer, market liquidity and an investor’s willingness to take on risk. The cost of credit enhancement relative to the “credit spread” is a significant factor in an issuer’s determination of whether to seek credit enhancement. As credit spreads tighten—or the cost of our insurance increases vis-à-vis the perceived market benefits of such insurance—the likelihood that issuers will choose to forego credit enhancement increases. This credit spread tightening can result from either a reduction in the credit spread applicable to the issuer or issuance or, as is currently occurring in the credit markets in which we participate, an increase in the credit spread applicable to our insurance due to the perceived uncertainty regarding the value of financial guaranty insurance and the franchise value of financial guarantors, including us. Our credit spread has increased by approximately 1,095 basis points from January 1, 2007 through March 31, 2008. As a result, notwithstanding the widening of credit spreads for issuers, we have experienced fewer opportunities to write profitable business in our financial guaranty business as well as increased competition among insurers for the limited opportunities that are available to us. If credit spreads for issuers begin to tighten or continue to widen less rapidly than our applicable credit spreads, we may continue to experience limited or no opportunities to write profitable business in these businesses, which would have an adverse affect on our business, financial condition and operating results.

Our financial guaranty business faces intense competition.

The financial guaranty industry is highly competitive. The principal sources of direct and indirect competition are:

•

other financial guaranty insurance companies, including some of which that have recently been downgraded from triple-A to ratings equal to or lower than our ratings from the rating agencies, which may revise their business plans to compete more directly against us for the transactions we currently insure;

•	new financial guaranty insurance companies or other competitors and, potentially, Federal Home Loan Banks and state pension funds, some of which may have higher ratings than we do;

•	derivative products companies, some of which may have higher ratings than we do and/or may have lower capital requirements for the transactions that we insure;

•	multiline insurers that have increased their participation in financial guaranty reinsurance, some of which have formed strategic alliances with some of the U.S. primary financial guaranty insurers;

•

other forms of credit enhancement, including letters of credit, guaranties and credit default swaps provided in most cases by foreign and domestic banks and other financial institutions, some of which are governmental enterprises, that have been assigned the highest ratings awarded by one or more of the major rating agencies or have agreed to post collateral to support their risk position;

•	alternate transaction structures that permit issuers to securitize assets more cost-effectively without the need for credit enhancement of the types we provide; and

•	cash-rich investors seeking additional yield on their investments by foregoing credit enhancement.

Competition in the financial guaranty reinsurance business is based on many factors, including overall financial strength, financial strength ratings, credit spreads, perceived financial strength, perceived benefit of the credit protection being provided, pricing and service. The rating agencies allow credit to a ceding company’s capital requirements and single risk limits for reinsurance that is ceded. The amount of this credit is in part determined by the financial strength rating of the reinsurer. Some of our competitors have greater financial resources than we have and are better capitalized than we are and/or have been assigned higher ratings by one or more of the major rating agencies. In addition, the rating agencies could change the level of credit they will allow a ceding company to take for amounts ceded to us and/or similarly rated reinsurers.

In 2004, the laws applicable to New York-domiciled and licensed monoline financial guarantors were amended to permit them to use certain default swaps meeting applicable requirements as statutory collateral (i.e., to offset their statutory single risk limits, aggregate risk limits, aggregate net liability calculations and contingency reserve requirements). This regulatory change, which makes credit default swaps a more attractive alternative to traditional financial guaranty reinsurance, could result in a reduced demand for traditional monoline financial guaranty reinsurance in the future. An inability to compete for desirable financial guaranty business could have a material adverse effect on our business, financial condition and operating results.

Legislation and regulatory changes and interpretations could harm our financial guaranty business.

The laws and regulations affecting the municipal, asset-backed and trade credit debt markets, as well as other governmental regulations, may be changed in ways that subject us to additional legal liability or affect the demand for the primary financial guaranty insurance and reinsurance that we provide. Due to current market disruptions in the financial guaranty business, our regulators are reviewing the laws, rules and regulations applicable to financial guarantors. It is possible that these reviews could result in additional limitations in our ability to conduct our financial guaranty business, including additional restrictions and limitations on our ability to declare dividends or more stringent statutory capital requirements for all or certain segments of our financial guaranty businesses and restrictions and limitations on the types of obligations that we are able to insure (such as limiting the asset classes we may insure, restricting our ability to insure credit default swaps or other synthetic forms of execution or limiting the size of the transactions we may insure for a given level of capital). In addition, the New York Insurance Department and the Governor of the State of New York have proposed permitting monoline financial guaranty insurance companies to split into multiple companies based on the type of obligation each resulting company will insure in the future (e.g., public finance vs. structured finance transactions). Any of these changes could have a material adverse effect on our business, financial condition and operating results.

Changes in tax laws could reduce the demand for or profitability of financial guaranty insurance, which could harm our business.

Any material change in the U.S. tax treatment of municipal securities, or the imposition of a “flat tax” or a national sales tax in lieu of the current federal income tax structure in the U.S., could adversely affect the market for municipal obligations and, consequently, reduce the demand for related financial guaranty insurance and reinsurance. For example, the Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted in May 2003, significantly reduced the federal income tax rate for individuals on dividends and long-term capital gains. This tax change may reduce demand for municipal obligations and, in turn, may reduce the demand for financial guaranty insurance and reinsurance of these obligations by increasing the comparative yield on dividend-paying equity securities. Changes to the tax laws recently adopted by the U.S. House of Representatives permitting municipal and other tax-exempt bonds guaranteed by Federal Home Loan banks to retain their federal tax-exempt status could reduce the demand for financial guaranty insurance on tax-exempt obligations. Other potential changes in U.S. tax laws, including current efforts to eliminate the federal income tax on dividends, might also affect demand for municipal obligations and for financial guaranty insurance and reinsurance of those obligations.

We may be unable to develop or sustain our financial guaranty business if we were required, but were unable, to obtain reinsurance or other forms of capital.

In order to comply with regulatory, rating agency and internal capital and single risk retention limits as our financial guaranty business grows, we may in the future need access to sufficient reinsurance or other capital capacity to continue to underwrite transactions. The market for reinsurance recently has become more concentrated because several participants have exited the industry. If we are unable to obtain sufficient reinsurance or other forms of capital, we may be unable to issue new policies and grow our financial guaranty business. This could have a material adverse effect on our business, financial condition and operating results.

Risks Related to an Investment in Our Common Stock

Our common stock may continue to be subject to substantial price fluctuations due to a number of factors, including those identified above, and those fluctuations may prevent our stockholders from reselling our common stock at a profit.

Stock markets are subject to significant price and trading volume fluctuations, and the market price of our common stock and that of other companies in our industry has been volatile. The market price for our common stock has varied between a high of $             in              and a low of $             in              during the 12-month period ended             , 2008. It is difficult to predict whether the price of our common stock will rise or fall.

The market price of our common stock could be subject to significant fluctuations in price and may decline in value following the completion of the offering to which this prospectus relates. The following factors, among others, could affect our stock price:

•	our operating and financial performance and how such performance compares to results anticipated by analysts or investors;

•

market expectations, and changes in expectations, about our prospects, including future operating and financial performance measures, such as new insurance written, paid and incurred losses, and net income or net loss;

•	ratings actions, or the warning of a ratings action, with respect to our credit ratings or the insurance financial strength ratings assigned to our insurance subsidiaries;

•	trends in our industry and the markets in which we operate;

•	announcements of material transactions, such as acquisitions, strategic alliances, joint ventures or financings, by us, our major customers or our competitors;

•	sales or the perception in the market of possible sales of a large number of shares of our common stock by our directors or officers;

•	speculation in the press or investment community;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	other risks identified in this prospectus.

Stock markets in general have recently experienced relatively high levels of volatility. These broad market fluctuations may adversely affect the trading price of our common stock.

The market price of our common stock could be negatively affected by issuance of substantial amounts of additional equity securities by us.

The issuance by us of a substantial amount of equity securities after this offering, including additional shares of our common stock or equity or equity-linked securities senior to our common stock or convertible into our common stock, or the perception that this might occur, would dilute the interests of our existing stockholders and could cause the market price of our common stock to decline. If such issuance reduces the market price of our common stock, our ability to raise additional capital in this manner may be adversely affected, and it may be difficult for you to sell your shares at a time and price that you deem appropriate.

We may issue additional equity or equity-linked securities in the future for a number of reasons, including to raise capital beyond the capital raised in this offering in order to finance our operations and business strategy, including to protect our ratings and those of our subsidiaries. We are unable to predict the effect, if any, that any future issuance of shares of our common stock or other equity or equity-linked securities would have on the trading price of our common stock.

The price of our common stock could also be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock.

We cannot assure you that we will continue to pay dividends on our common stock or, if we do, that we will maintain our current dividend rate.

On May 7, 2008 we announced that our board of directors approved a regular quarterly dividend on our common stock in the amount of $0.02 per share, payable on June 17, 2008, to stockholders of record as of May 16, 2008. Previously, we have declared cash dividends on our common stock equal to $0.02 per share in the first quarter of 2008 and in each quarter of 2007 and 2006. As a holding company, we depend mainly upon our subsidiaries’ ability to transfer funds to us in order to pay dividends. Our insurance subsidiaries, which have historically been an important source of funds for us, including funds to pay dividends, have dividend payment restrictions based on regulatory and other limitations. If we do not receive adequate distributions from our operating subsidiaries, then we may not be able to make, or may have to reduce, dividend payments on our common stock.

Provisions in our organizational documents and applicable state or foreign law could delay or prevent a change in control of our company, or cause a change in control of our company to have adverse regulatory consequences, any of which could adversely affect the price of our common stock.

Certain provisions of our amended and restated certificate of incorporation, as amended, and bylaws may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium over the market price for our securities. These provisions include:

•

that directors can be removed only for cause and only upon the vote of the holders of shares entitled to cast a majority of the votes that all stockholders are entitled to cast in an election of directors;

•	that we may issue preferred stock with such rights, preferences, privileges and limitations as our board of directors may establish;

•

that special meetings of stockholders may only be called by the chairman of the board, a majority of the board of directors or the holders of a majority of the shares of common stock then outstanding; and

•	advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors.

The application of various insurance laws also could be a significant deterrent to any person interested in acquiring control of us. The insurance and insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding common stock, unless the applicable insurance regulatory authorities determine otherwise.

The terms of Section 203 of the Delaware General Corporation Law apply to us because we are a publicly-traded Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined in Section 203. Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management, and they could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             million from our sale of              shares of our common stock in this offering, at an assumed public offering price of $             per share (which was the last reported sale price on June     , 2008), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that we will receive net proceeds of approximately $            million from our sale of the debentures, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option in full to purchase additional shares of our common stock and additional debentures, we estimate that we will receive net proceeds of approximately $             million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $             of the net proceeds from the offering of our common stock and the offering of the debentures to pay the indebtedness outstanding under our credit facility, approximately $             to invest in Radian Guaranty to support the volume of new mortgage insurance business written and the balance for our general corporate purposes.

The amount outstanding under our credit facility is $             million at June     , 2008 with an interest rate of LIBOR plus 240 basis points and a maturity of February 28, 2011. The draw down of $200 million under the credit facility on August 15, 2007 was intended for general corporate purposes. Subsequently, $100 million of the draw down was contributed to our financial guaranty operating subsidiaries.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “RDN.” The following table shows the high and low sale prices for our common stock as reported on the New York Stock Exchange and the quarterly cash dividends declared per share for the periods indicated.

	High	Low	Dividends
2006
First Quarter	$61.41	$54.53	$0.02
Second Quarter	$65.80	$57.68	$0.02
Third Quarter	$65.18	$57.95	$0.02
Fourth Quarter	$62.08	$51.61	$0.02
2007
First Quarter	$67.35	$53.17	$0.02
Second Quarter	$63.95	$50.82	$0.02
Third Quarter	$55.40	$15.20	$0.02
Fourth Quarter	$25.99	$8.15	$0.02
2008
First Quarter	$12.43	$4.41	$0.02
Second Quarter (through June 9, 2008)	$7.14	$4.10	$0.02

We declared cash dividends on our common stock equal to $0.02 per share in the first two quarters of 2008 and in each quarter of 2007 and 2006. As a holding company, we depend mainly upon our subsidiaries’ ability to transfer funds to us in order to pay dividends. The payment of dividends and other distributions to us by our insurance subsidiaries is limited by insurance rules and regulations. In addition, our insurance subsidiaries’ ability to pay dividends to us, and our ability to pay dividends to our stockholders, is subject to various conditions imposed by the rating agencies for us to maintain our ratings. For example, absent any unanticipated material changes in our cash sources or expected cash needs, our current policy is to forego any dividends from Radian Asset for at least the next three years. For more information on our ability to pay dividends, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and Note 10 of Notes to Unaudited Condensed Consolidated Financial Statements included in our Form 10-Q for the quarter ended March 31, 2008, incorporated by reference herein.

On June     , 2008, there were              shares outstanding and approximately              holders of record of our common stock.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2008:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the offerings of our common stock and our % Convertible Junior Subordinated Debentures as if they had occurred on March 31, 2008.

You should read the table in conjunction with our audited Consolidated Financial Statements and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated herein by reference, as well as our Unaudited Consolidated Financial Statements and notes thereto included in our quarterly report on Form 10-Q for the period ended March 31, 2008, also incorporated herein by reference.

	At March 31, 2008
	Actual	As Adjusted
	(in thousands of dollars) (unaudited)
Long-term debt and other borrowings	$959,244	$
5.625% Senior Notes due 2013	$259,976
7.75% Debentures due 2011	249,611
5.375% Senior Notes due 2015	249,657
Borrowings under revolving credit facility	200,000
% Convertible Junior Subordinated Debentures	—
Total long-term debt and other borrowings	959,244

Total stockholders’ equity:
Common stock: par value $0.001 per share; 325,000,000 shares authorized; 80,460,406 and shares outstanding at March 31, 2008 on an actual and as adjusted basis, respectively(1)	98
Treasury stock, at cost: 17,171,357	(888,643)
Additional paid-in capital	1,334,854
Retained earnings	2,375,189
Accumulated other comprehensive income	45,858

Total stockholders’ equity	2,867,356

Total capitalization	$3,826,600	$

(1)	Reflects an increase in the number of authorized shares as approved by our stockholders on May 22, 2008.

The number of shares of common stock outstanding as of March 31, 2008 excludes, as of that date, 4,298,251 shares of common stock issuable upon the exercise of outstanding options under our employee benefit plans.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected consolidated historical financial data, derived from our audited Consolidated Financial Statements, as of and for the five years ended December 31, 2007. The information as of and for the periods ended March 31, 2008 and March 31, 2007 is derived from our Unaudited Condensed Consolidated Financial Statements, included in our quarterly report on Form 10-Q for the period ended March 31, 2008. This information should be read in conjunction with our Consolidated Financial Statements and notes thereto, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2007 Annual Report on Form 10-K and our quarterly report on Form 10-Q for the period ended March 31, 2008, all of which are incorporated by reference herein.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions, except per share amounts and ratios)
Condensed Data Consolidated Statements of Income
Net premiums written—insurance(1)	$244.3	$248.4	$1,085.2	$1,004.3	$1,006.7	$964.4	$1,016.9

Net premiums earned—insurance(2)	$241.9	$214.5	$912.3	$907.0	$917.0	$918.3	$917.7
Net investment income	66.0	61.0	256.1	234.3	208.4	204.3	186.2
Net gains on securities	(54.9)	13.8	53.6	40.8	36.6	50.8	17.4
Change in fair value of derivative instruments	707.8	48.4	(1,214.4)	124.9	110.8	158.3	94.6
Gain on sale of affiliates	—	—	181.7	—	—	—	—
Other income	3.6	3.8	11.7	20.9	25.3	32.3	63.3

Total revenues	964.4	341.5	201.0	1,327.9	1,298.1	1,364.0	1,279.2

Provision for losses	582.7	107.0	1,299.4	369.3	390.6	456.8	476.1
Provision for second-lien premium deficiency	18.1	—	195.6	—	—	—	—
Policy acquisition costs	23.9	28.3	113.2	111.6	115.9	121.8	128.5
Other operating expenses	55.1	57.7	192.2	242.6	226.0	205.7	211.1
Interest expense	12.5	13.1	53.0	48.1	43.0	34.7	37.5

Total losses and expenses	692.3	206.1	1,853.4	771.6	775.5	819.0	853.2

Equity in net income (loss) of affiliates	12.5	22.8	(416.5)	257.0	217.7	180.6	105.5

Pretax income (loss)	284.6	158.2	(2,068.9)	813.3	740.3	725.6	531.5

Net income (loss)	195.6	113.5	(1,290.3)	582.2	522.9	518.7	385.9

Diluted net income (loss) per share(3)	$2.44	$1.42	$(16.22)	$7.08	$5.91	$5.33	$3.95

Cash dividends declared per share	$.02	$.02	$.08	$.08	$.08	$.08	$.08

Average shares outstanding-diluted	80.0	80.1	79.6	82.3	88.7	97.9	98.5

	Three Months Ended March 31,				Year Ended December 31,
	2008		2007		2007	2006	2005	2004	2003
	(in millions, except per share amounts and ratios)
Condensed Consolidated Balance Sheet Data
Total assets	$8,254.0		$8,124.9		$8,210.2	$7,960.4	$7,230.6	$7,000.8	$6,445.8
Total investments	6,559.9		5,946.0		6,411.0	5,745.3	5,513.7	5,470.1	5,007.4
Unearned premiums	1,074.6		974.8		1,094.7	943.7	849.4	770.2	718.6
Reserve for losses and loss adjustment expenses	1,902.1		852.5		1,598.8	842.3	801.0	801.0	790.4
Second-lien premium deficiency	213.7		—		195.6	—	—	—	—
Long-term debt and other borrowings	959.2		747.8		948.1	747.8	747.5	717.6	717.4
Derivative liabilities	703.4		—		1,305.7	31.7	—	—	—
Stockholders’ equity	2,867.4		4,147.8		2,720.7	4,067.6	3,662.9	3,689.1	3,225.8
Book value per share	$35.64		$52.00		$33.83	$51.23	$44.11	$39.98	$34.31

Selected Financial Ratios
Ratio of earnings to fixed charges	23.6	x	17.9	x	(4)	14.8x	15.5x	17.8x	12.1x

Selected Ratios—Mortgage Insurance(5)
Loss ratio	264.7%		57.6%		142.4%	42.9%	44.5%	49.2%	40.7%
Expense ratio	22.1		26.9		23.5	29.2	26.7	26.6	25.8

Combined ratio	286.8%		84.5%		165.9%	72.1%	71.2%	75.8%	66.5%

Selected Ratios—Financial Guaranty(5)
Loss ratio	22.8%		(10.9%)		50.2%	10.1%	14.9%	26.0%	67.1%
Expense ratio	60.7		48.8		48.2	52.2	55.7	45.9	38.8

Combined ratio	83.5%		37.9%		98.4%	62.3%	70.6%	71.9%	105.9%

Other Data—Mortgage Insurance
Primary new insurance written	$10,297		$13,227		$57,132	$40,117	$42,592	$44,820	$68,362
Direct primary insurance in force	146,949		119,712		143,066	113,903	109,684	115,315	119,887
Direct primary risk in force	32,792		25,713		31,622	25,311	25,729	27,012	27,106
Total pool risk in force	2,995		3,066		3,004	2,991	2,711	2,384	2,415
Total other risk in force(6)	11,091		10,444		10,511	10,322	9,709	1,205	1,053
Persistency (twelve months ended)	77.5%		69.5%		75.4%	67.3%	58.2%	58.8%	46.7%

Condensed Consolidated Statements of Income
Other Data—Financial Guaranty(7)
Net premiums written	$33		$42		$230	$263	$223	$216	$369
Net premiums earned	38		34		195	204	212	214	249
Net par outstanding	116,783		114,109		116,022	103,966	76,652	66,720	76,997
Net debt service outstanding	165,931		155,569		164,347	143,728	110,344	101,620	117,900

(1)

For each of the last five fiscal years, excludes premiums written on credit derivatives in the following amounts: $99.7 million in 2007; $107.7 million in 2006; $94.2 million in 2005; $118.1 million in 2004; and $93.6 million in 2003. In previous periods premiums written and earned on credit derivatives were reported as premiums written and earned in the statements of operations. These premiums are now reported in change in fair value of derivative instruments. This reclassification is the result of an effort by the financial guaranty industry, in consultation with the SEC, to provide consistency in disclosure of credit derivative contracts. See Note 1 to Notes to Unaudited Condensed Consolidated Financial Statements, incorporated by reference herein.

(2)

For each of the last five fiscal years, excludes premiums earned on credit derivatives in the following amounts: $126.3 million in 2007; $108.8 million in 2006; $101.6 million in 2005; $111.2 million in 2004; and $90.5 million in 2003. See Note 1 above.

(3)

Diluted net income per share and average share information in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share.” Amounts reflect the inclusion of shares underlying contingently convertible debt, which was redeemed on August 1, 2005. See Note 21 of Notes to audited Consolidated Financial Statements, incorporated by reference herein.

(4)	In 2007, earnings were not adequate to cover fixed charges in the amount of $1.6 million.
(5)

Calculated on a GAAP basis using provision for losses to calculate the loss ratio and policy acquisition costs and other operating expenses, excluding merger expenses, to calculate the expense ratio as a percentage of net premiums earned (insurance and derivatives).

(6)	Consists mostly of international insurance risk, second-lien mortgage insurance risk and other structured mortgage-related insurance risk.
(7)	Reflects the 2004 and 2005 recaptures of previously ceded business.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of our capital stock. The terms of our amended and restated certificate of incorporation and bylaws are more detailed than the general information provided below. You should read our amended and restated certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

We are authorized to issue a total of 345,000,000 shares of our capital stock, with a par value of $0.001 per share. Of the authorized amount, 325,000,000 of the shares are designated as common stock and 20,000,000 of the shares are designated as preferred stock.

As of May 31, 2008, there were 80,425,402 shares of common stock issued and outstanding, and no shares of preferred stock were issued or outstanding.

Description of Common Stock

General. Each share of our common stock has the same rights and privileges. Holders of our common stock do not have any preferences or any preemptive, redemption, subscription, conversion or exchange rights. All of our outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the NYSE under the symbol “RDN.”

Voting Rights. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. There is no cumulative voting.

Dividends. Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to participate ratably in all dividends, payable in cash, stock or otherwise, that may be declared by our board of directors out of any funds legally available for the payment of dividends. Each such distribution will be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors.

Liquidation and Distribution. If we voluntarily or involuntarily liquidate, dissolve or wind-up, or upon any distribution of our assets, the holders of our common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, to be distributed to the holders of any series of preferred stock, all of the remaining assets available for distribution equally and ratably in proportion to the number of shares of common stock held by them.

Description of Preferred Stock

General. Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, privileges, limitations or restrictions, as may be determined by our board of directors and set forth in a certificate of designation. We may amend from time to time our certificate of incorporation and bylaws to increase the number of authorized shares of preferred stock or common stock or to make other changes or additions.

Anti-takeover Provisions

Certificate of Incorporation and Bylaws. Certain provisions of our amended and restated certificate of incorporation and bylaws summarized below may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium over the market price for our securities. Our amended and restated certificate of incorporation and bylaws provide:

•

that directors can be removed only for cause and only upon the vote of the holders of shares entitled to cast a majority of the votes that all stockholders are entitled to cast in an election of directors;

•	that we may issue preferred stock with such rights, preferences, privileges and limitations as our board of directors may establish;

•	that special meetings of stockholders may only be called by the chairman of the board, a majority of the board of directors or the holders of a majority of the shares of common stock then outstanding;

•	advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors; and

•

procedures providing that a notice of proposed stockholder nominations for the election of directors must be timely given in writing to our secretary generally not less than 60 days before the meeting at which directors are to be elected.

Restrictions on Ownership Under Insurance Laws. The application of various state insurance laws could be a significant deterrent to any person interested in acquiring control of us. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding common stock, unless the applicable insurance regulatory authorities determine otherwise.

Delaware General Corporation Law. The terms of Section 203 of the Delaware General Corporation Law apply to us because we are a publicly-traded Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined below, for a period of three years from the date that person became an interested stockholder, unless:

•

the transaction that results in a person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

•

upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

•

on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203, an “interested stockholder” is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder.

Transfer Agent and Registrar

Our principal transfer agent and registrar for common stock is The Bank of New York.

UNDERWRITING

Lehman Brothers Inc. is acting as the representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which has been filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•

the obligation to purchase all of the shares of our common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

With respect to our concurrent offering of debentures, we expect to enter a separate underwriting agreement.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share

Total

Lehman Brothers Inc. has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per share. After the offering, the representative may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the common stock and debentures offerings that are payable by us are estimated to be $             (excluding underwriting discounts and commissions).

In connection with the concurrent offering of debentures, we will also pay underwriting discounts and commissions of $        , assuming no exercise of the underwriters’ option to purchase additional debentures, or $        , if such option is exercised.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of              shares at the public offering price or

less underwriting discounts and commissions. This option may be exercised only if the underwriters sell more than              shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

In addition, in connection with the concurrent offering of debentures, we have granted the underwriters an option exercisable for 30 days, to purchase, from time to time, in whole or in part, up to an aggregate of $             additional principal amount of debentures, less underwriting discounts and commissions.

Lock-Up Agreement

We, and all of our directors and executive officers have agreed that, subject to certain limited exceptions, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly for a period of 90 days from the date of this prospectus, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, including the debentures, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock or the debentures, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, including the debentures, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless such extension is waived in writing by Lehman Brothers Inc.

Lehman Brothers Inc., in its sole discretion, may release the common stock, debentures and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock, debentures and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock, debentures and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

At our request, the underwriters have reserved for sale at the public offering price up to             % of the total shares of our common stock offered hereby (excluding any shares to be sold pursuant to the over-allotment option) for certain of our directors and officers who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby. The purchasers under the directed share program will be subject to lock-up provisions identical to those described above.

Also at our request, in connection with the concurrent offering of debentures, the underwriters have reserved $             aggregate principal amount of the debentures offered in the concurrent offering for certain of our directors and officers who have expressed an interest in purchasing debentures in that offering.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “RDN.”

Stamp Taxes

If you purchase shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Lehman Brothers Inc. has provided to us, from time to time, financial and business advisory services with respect to our mortgage insurance and financial guaranty businesses and advised us on our proposed, but subsequently terminated, merger with MGIC Investment Corporation. Lehman Brothers Inc. received customary fees and expenses for such services. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date) an offer of securities to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities maybe offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lehman Brothers Inc. for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission (“ASIC”). It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001 (Act) in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our securities may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 as amended, the FIEL), and we will not offer or sell any of our securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and our securities may not be offered or sold, and we will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed and purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable in six months after that corporation or that trust has acquired our securities under Section 275 except (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for transfer; or (iii) by operation of law.

Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

LEGAL MATTERS

Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, will pass upon certain legal matters relating to this offering. Dewey & LeBoeuf LLP will pass upon certain legal matters relating to this offering for the underwriters. Dewey & LeBoeuf LLP represents the Company from time to time on various matters and may continue to represent the Company in the future.

EXPERTS

The consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedules as of December 31, 2006, and for each of the two years in the period ended December 31, 2006, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report, based on their audit and (as to amounts included for Sherman Financial Group LLC for the year ended December 31, 2006) the report of other auditors, expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-based Payment, in 2006), which is incorporated herein by reference. Such consolidated financial statements and the related financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sherman Financial Group LLC and subsidiaries as of December 31, 2006, and for the year then ended, referred to in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto (which report expressed an unqualified opinion and contains an explanatory paragraph related to 2005 restatement adjustments) which is included in the Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2007. The consolidated financial statements of Sherman Financial Group LLC and subsidiaries were not presented separately therein. Said report is incorporated in this prospectus by reference from the Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2007, in reliance upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington DC, 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

•	our Current Reports on Form 8-K filed January 3, 2008, April 14, 2008, April 18, 2008, May 6, 2008, May 9, 2008 and May 29, 2008; and

•	our Definitive Proxy Statement on Schedule 14A, filed April 24, 2008.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Telephone: (215) 231-1000

Attention: Investor Relations

You can also find these filings on our website at www.radian.biz. However, we are not incorporating the information on our website other than those filings referenced above into this prospectus.

                 Shares

Radian Group Inc.

Common Stock

PROSPECTUS

                        , 2008

LEHMAN BROTHERS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

Subject to Completion, dated June     , 2008

PROSPECTUS

$

Radian Group Inc.

      % Convertible Junior Subordinated Debentures due 2068

We are offering $             aggregate principal amount of our             % Convertible Junior Subordinated Debentures (the “debentures”). This offering is being made concurrently with the offering of our common stock pursuant to a separate prospectus. This offering is not contingent on the completion of the common stock offering.

The debentures will bear interest at an annual rate of             %. Interest on the debentures will be payable semi-annually in arrears on and              of each year, beginning on                     , 2008. We have the right, on one or more occasions, to defer the payment of interest on the debentures as described in this prospectus. We will not be required to pay deferred interest pursuant to the alternative payment mechanism described in this prospectus until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period, at which time we must use commercially reasonable efforts to sell certain types of securities to raise funds to pay the optionally deferred interest, subject to certain market disruption events and other limits on the amount of such securities we may issue. We may defer interest for one or more consecutive interest periods up to ten years without giving rise to an event of default. Deferred interest will accrue additional interest at the rate then applicable to the debentures. In the event of our bankruptcy, holders of the debentures may have a limited claim for any outstanding deferred interest.

The principal amount of the debentures will become due on                     , 2038 (or if such day is not a business day, the following business day), the “scheduled maturity date,” only to the extent of the “applicable percentage” of the net proceeds we have received from the sale of “qualifying capital securities” during a 180-day period ending on a notice date not more than 30 nor less than 10 business days prior to such date. We will use our commercially reasonable efforts, subject to certain market disruption events, to sell enough qualifying capital securities to permit repayment of the debentures in full on the scheduled maturity date, and we will apply the permitted amount of the net proceeds thereof to the repayment of the debentures. If any amount of the debentures is not paid on the scheduled maturity date, it will remain outstanding and will continue to bear interest at the applicable rate of interest, and we will continue to use our commercially reasonable efforts to sell enough qualifying capital securities to permit repayment of the debentures in full on the next interest payment date and on each interest payment date thereafter until the debentures are repaid in full or redeemed, an event of default resulting in their acceleration occurs, or final maturity. On                     , 2068 (or if such day is not a business day, the following business day), the “final maturity date,” we must pay any remaining outstanding principal and interest in full on the debentures whether or not we have sold qualifying capital securities.

We may redeem the debentures on and after                     , 2013 at our option, in whole or in part from time to time, at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus any accrued and unpaid interest if the closing sale price of our common stock exceeds 130% of the then applicable conversion price of the debentures for at least 20 of the 30 trading days preceding notice of the redemption (and on the last of the trading days). Any repayment, redemption or purchase of the debentures before                     , 2048 will be subject to the limitations described in the section of this prospectus entitled “Description of the Replacement Capital Covenant.”

Holders may convert their debentures into shares of our common stock at any time before 5:00 P.M., New York City time, on the business day immediately preceding the scheduled maturity date of the debentures. If debentures are surrendered for conversion after we have issued a redemption notice and before the redemption date, we have the option to settle the conversion with cash and, if applicable, shares of our common stock, as described herein. The initial conversion rate, which is subject to adjustment, is              shares of common stock per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $             per share.

The debentures will be our unsecured obligations and will rank junior to all of our existing and future senior indebtedness. We do not intend to apply for listing of the debentures on any securities exchange. The debentures will be evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of The Depositary Trust Company. For a more detailed description of the debentures, see “Description of the Debentures.”

Our common stock is listed on the New York Stock Exchange under the symbol “RDN.” On June     , 2008, the last sale price of our common stock as reported on the New York Stock Exchange was $             per share.

Before making any investment in the debentures, you should carefully consider the risks that are described in the “Risk Factors” section beginning on page [•] of this prospectus.

	Per Debenture		Total
Public Offering Price	100%		$
Underwriting Discounts and Commissions		%	$
Proceeds, Before Expenses, To Us		%	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted to the underwriters an option, exercisable within 30 days, to purchase up to $             aggregate principal amount of debentures from us on the same terms and conditions set forth above if the underwriters sell more than $             aggregate principal amount of debentures in this offering.

Lehman Brothers expects to deliver the debentures to investors on or about June     , 2008.

LEHMAN BROTHERS

                    , 2008

You should rely only on the information contained or incorporated by reference in this prospectus and any other offering material we or the underwriters provide. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date on the cover of this prospectus, or in the case of documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus or any sales of our common stock or the debentures. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS—SAFE HARBOR PROVISIONS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL INFORMATION
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

Unless the context otherwise requires, references in this prospectus to “our company,” “we,” “us,” “our” or “ours” refer to Radian Group Inc. and its consolidated subsidiaries. Sherman Financial Group LLC, or Sherman, and Credit-Based Asset Servicing and Securitization LLC, or C-BASS, are not our subsidiaries and are not included in the terms “our company,” “we,” “us,”, “our” and “ours” and other similar terms.

i

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

THE OFFERING

The summary below describes some of the terms of the offering. For a more complete description of our common stock and the debentures, see “Description of Capital Stock,” “Description of the Debentures” and “Description of the Replacement Capital Covenant.” Unless otherwise stated, all information contained in this prospectus assumes no exercise of the underwriters’ option to purchase up to an additional $             aggregate principal amount of debentures.

Issuer	Radian Group Inc.

New York Stock Exchange Symbol	“RDN”

Securities Offered	% Convertible Junior Subordinated Debentures due 2068.

Principal Amount	$ (plus up to an additional $ principal amount of debentures pursuant to the option we have granted to the initial purchasers to purchase additional debentures).

Scheduled Maturity Date	On , 2038, subject to the limitations described below, we will repay the principal of the debentures, plus any accrued and unpaid interest. See “Description of the Debentures—Repayment of Principal—Scheduled Maturity.”

We are required to use our commercially reasonable efforts, subject to a “market disruption event,” as described under “Description of the Debentures—Market Disruption Events,” to sell sufficient qualifying capital securities in a 180-day period ending on a notice date not more than 30 and not less than 10 business days before the scheduled maturity date to permit repayment of the debentures in full on the scheduled maturity date. If we have not sold sufficient qualifying capital securities to permit repayment of all principal and accrued and unpaid interest on the debentures on the scheduled maturity date, we will apply any available proceeds to repay the debentures, and the unpaid portion will remain outstanding and will continue to bear interest at the then-applicable interest rate. We will use our commercially reasonable efforts, subject to a market disruption event, to sell sufficient qualifying capital securities to permit repayment of the debentures on the next interest payment date, and on each interest payment date thereafter, until the debentures are paid in full or redeemed, an event of default resulting in their acceleration occurs, or the final maturity date.

Final Maturity Date	Any unpaid principal amount of the debentures, together with accrued and unpaid interest, will be due and payable on , 2068, regardless of the amount of qualifying capital securities we have issued and sold by that time.

Interest	The debentures will bear interest at the annual rate of %. Interest on the debentures will accrue from , 2008. We will pay the interest semi-annually in arrears on and of each year, beginning on , 2008, subject to our rights and obligations described under “Description of the Debentures—Deferral of Interest Payments.”

We have the right on one or more occasions to defer the payment of interest on the debentures as described in this prospectus. We will not be required to pay deferred interest pursuant to the alternative payment mechanism described in this prospectus until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. We may defer interest for one or more consecutive interest periods that do not exceed ten years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the debentures. In the event of our bankruptcy, holders of the debentures may have a limited claim for any outstanding deferred interest.

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the debentures (and compounded interest thereon) during the deferral period from any source other than the net proceeds from issuance of “qualifying securities” (as defined under “Description of the Debentures—Deferral of Interest Payments—Alternative Payment Mechanism”), which includes our common stock, qualifying non-cumulative preferred stock, mandatorily convertible preferred stock and qualifying warrants, as described under “Description of the Debentures—Deferral of Interest Payments—Alternative Payment Mechanism.”

Unsecured; Subordination	The debentures will be unsecured, subordinated and junior in right of payment upon our liquidation to all of our existing and future senior indebtedness, but will rank equally in right of payment upon liquidation with debt that by its terms ranks on a parity with the debentures upon our liquidation. The debentures will not be subordinated in right of payment upon our liquidation to our trade creditors. All of our existing indebtedness will be senior to the debentures. As of March 31, 2008, the principal amount of our indebtedness for money borrowed ranking senior to the debentures upon liquidation, on an unconsolidated basis, totaled approximately $[•] million. Payments on the debentures effectively will be subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries. Obligations of our subsidiaries (including loss and loss adjustment expenses, accounts payable, accrued expenses and other liabilities, but excluding intra-company debt) would effectively rank senior to the debentures upon liquidation. As of March 31, 2008, our subsidiaries had no direct external borrowings. In May 2008, we granted security interests in certain assets with respect to $[•] million of this indebtedness. See

“Description of the Debentures—Subordination” for the definition of “senior indebtedness.”

Certain Payment Restrictions	During a deferral period, we and our subsidiaries generally may not pay any dividends on or make any distributions with respect to, or redeem or repurchase any of our capital stock, or pay any principal or interest or premium on our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the debentures, subject to certain limited exceptions. See “Description of the Debentures—Deferral of Interest Payments—Certain Restrictions During Optional Deferral Periods.” In addition, subject to certain limited exceptions, if any deferral period lasts longer than one year, we and our subsidiaries generally may not repurchase any qualifying securities sold pursuant to the alternative payment mechanism described above or any securities that are, in respect of our liquidation, pari passu with or junior to such securities (including, without limitation, our common stock), until the first anniversary of the date on which all deferred interest on the debentures, and compounded interest thereon, has been paid. See “Description of the Debentures—Deferral of Interest Payments—Covenant Against Repurchases.”

The terms of the debentures permit us, during an interest deferral period, to make any payment of current or deferred interest on our indebtedness ranking on par with the debentures (“pari passu securities”) that is made pro rata to the amounts due on such pari passu securities (including the debentures), provided that such payments are made in accordance with the third-to-last paragraph under “Description of the Debentures—Deferral of Interest Payments—Alternative Payment Mechanism,” to the extent it applies, and, in other instances, any payments of principal or current or deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities.

Provisional Cash Redemption of Debentures at Our Option	On or after , 2013, we may at any time or from time to time redeem for cash some or all of the debentures if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of redemption, the closing price of our common stock exceeds 130% of the then applicable conversion price of the debentures. See “Description of the Debentures—Provisional Redemption.” Any redemption of the debentures before , 2048 will be subject to the limitations described in the section of this prospectus entitled “Description of the Replacement Capital Covenant.”

Replacement Capital Covenant

We agree in the replacement capital covenant, only for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness ranking senior to the debentures, that the debentures will not be repaid, redeemed, defeased or purchased by us or any of our subsidiaries before              , 2048 unless the principal amount repaid or defeased, or the applicable redemption or purchase price, does not exceed a maximum amount determined by reference to the aggregate amount of net cash proceeds we have received from the sale of “common stock,” “rights to acquire common stock,” “mandatorily convertible preferred stock,” “debt exchangeable for common equity” and certain “qualifying capital securities” and the market value of any “common stock” or “rights to acquire common stock” we and our subsidiaries have delivered or issued in connection with the conversion or exchange of any convertible or exchangeable securities, other than securities for which we or any of our subsidiaries have received equity credit from any rating agency, in each case within the applicable measurement period. The replacement capital covenant, including the definitions of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity and qualifying capital securities and other important terms, is described in more detail under “Description of the Replacement Capital Covenant” below.

If an event of default resulting in the acceleration of the debentures occurs, we will not have to comply with the replacement capital covenant. Our covenant in the replacement capital covenant will run only to the benefit of the covered debtholders. It may not be enforced by the holders of the debentures. The initial covered debtholders are the holders of our 5.375% Senior Notes due 2015.
Conversion Rights	Holders may convert their debentures, in whole or in part, at any time before the final maturity date of the debentures.

The initial conversion rate, which is subject to adjustment, is              shares of common stock per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $             per share.

Upon conversion, the debentures will be convertible into shares of our common stock. If debentures are surrendered for conversion after we have issued a notice of redemption, and before the business day preceding the redemption date, we may, at our option, settle the conversion with cash and, if applicable, shares of our common stock, as described below. If we elect to settle such conversions with cash and, if applicable, shares of common stock, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” for each of the 20 trading days during the “cash settlement averaging period.”

The “cash settlement averaging period” with respect to any debenture means the 20 consecutive trading-day period that begins on, and includes, the 23rd trading day before the applicable redemption date).

The “daily settlement amount” for a given trading day consists of:

•	cash equal to the lesser of $50 and the “daily conversion value”; and

•	to the extent the daily conversion value exceeds $50, a number of whole shares equal to:

•	the excess of the daily conversion value over $50, divided by

•	the closing sale price of our common stock on that trading day.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.” The “daily conversion value” on a given trading day generally means one-twentieth of the product of the applicable conversion rate and the closing sale price of our common stock on that trading day.

Any payment of cash upon conversion will be subject to the limitations described in the section of this prospectus entitled “Description of the Replacement Capital Covenant.”

See “Description of the Debentures—Conversion Rights.”

Alternative Conversion Right Upon a Fundamental Change	Upon the occurrence of a fundamental change, if the market value per share of our common stock, multiplied by the conversion rate then in effect with respect to the debentures, is less than $1,000, each holder of debentures will have the option for [•] days after the effective date of the fundamental change to convert all or a portion of its debentures into shares of common stock at an adjusted conversion rate equal to the lesser of (1) $1,000 divided by the market value per share of our common stock as of the effective date of the fundamental change, and (2), subject to adjustment, shares, which reflects a conversion rate of $1,000 divided by one-half of the market value of our common stock at the time of issuance of the debentures. Holders generally will not receive accrued and unpaid interest for the current interest period, but will receive additional shares of our common stock (and cash in lieu of fractional shares) having a value equal to the amount of optionally deferred interest, if any, plus compounded interest thereon. If the fundamental change is also a make-whole fundamental change, converting holders will be required to specify whether they are converting their debentures pursuant to this alternative conversion option. If debentures are surrendered for conversion within the -day period after a fundamental change, and the holders of our common stock receive only cash in such fundamental change, we may, in lieu of issuing shares of our common stock upon a conversion of debentures, pay cash per share of common stock otherwise issuable upon conversion equal to the cash amount paid per share in the fundamental change.

Make-Whole Amount

Upon the occurrence of a make-whole fundamental change, under certain circumstances, we will increase the conversion rate, for a specified time period, by a specified number of additional shares, as described under “Description of the Debentures—Conversion

Rights—Make-Whole Adjustment In Connection With Conversion Upon a Make-Whole Fundamental Change.” The number of additional shares will be determined based on the price paid per share of our common stock in the transaction constituting a make-whole fundamental change and the effective date of such transaction. Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion in connection with a make-whole fundamental change exceed              shares per $1,000 principal amount of debentures, subject to adjustment.

No increase to the conversion rate will be made upon a make-whole fundamental change if the stock price in connection with such make-whole fundamental change is less than $             or more than $             (in each case, subject to adjustment).

If the holders of our shares of common stock receive only cash in the fundamental change, the reference price will be the cash amount paid per share in the fundamental change. Otherwise, the reference price will be the average of the closing price per share of our common stock on the 20 trading days up to but not including the conversion date.

Limited Claims in Bankruptcy	In the event of our bankruptcy, insolvency or receivership, whether voluntary or not, before the final maturity date or repayment of the debentures, any claim in respect of optionally deferred interest that accrued during an optional deferral period in excess of two years of accrued and unpaid interest (including any compounded interest thereon) on the debentures will be extinguished.

Events of Default	The indenture will provide for only the following events of default with respect to the debentures:

•

default in the payment of accrued interest in full on the debentures on any interest payment date (whether or not such interest payment date commenced a deferral period) and our failure on or before 30 days after the conclusion of a ten-year period following such interest payment date to pay interest (including compounded interest) then accrued in full;

•	default in the payment of principal on the debentures on final maturity, upon redemption, or upon a declaration of acceleration;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right, which default continues for more than 15 days after performance is due; and

•	certain events of bankruptcy, insolvency and reorganization involving us.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the outstanding principal amount of the debentures and all unpaid and accrued interest and any compounded interest will immediately and automatically become due and payable. Upon an event of default other than one relating to certain events of bankruptcy, insolvency or reorganization, the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the outstanding principal amount of the debentures and all unpaid and accrued interest and any compounded interest to be due and payable immediately.

The events of default contained in the indenture under which the debentures will be issued (and the circumstances under which payment of the debentures may be accelerated) will not include failure to comply with or breach of our other covenants in the indenture applicable to the debentures, including those described under “Description of the Debentures—Alternative Payment Mechanism.” In the case of any breach of covenant that will not give rise to an event of default, there will be no right to declare the principal amount of the debentures, or accrued and unpaid interest, including any compounded interest thereon, immediately payable, and the remedy of holders of the debentures for any covenant breach may be limited to direct monetary damages (if any). Notwithstanding the foregoing, the indenture will acknowledge that in the case of any failure to deliver consideration deliverable in respect of any conversion, monetary damages would not be adequate and will provide for specific performance as the remedy for any such failure.

Form	The debentures will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Beneficial interests in the debentures will generally be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC.

Certain United States Federal Income Tax Considerations	There is no statutory, judicial, or administrative authority that directly addresses the U.S. federal income tax treatment of an instrument substantially similar to the debentures. We intend to take the position that the debentures will be classified as our indebtedness for all U.S. federal income tax purposes. No assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with this position. We agree, and by purchasing debentures you will agree, to treat the debentures as indebtedness for all U.S. federal income tax purposes. If the IRS were to successfully challenge the characterization of the debentures as indebtedness, payments on the debentures would generally be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits, and non-U.S. holders would be subject to withholding tax on such payments. Accordingly, an investment in the debentures may not be suitable for non-U.S. holders. You should consult your own tax advisor concerning the tax consequences of the acquisition, ownership, and disposition of the debentures. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We intend to use the net proceeds from this offering to pay the indebtedness outstanding under our existing credit facility, to invest in Radian Guaranty, our principal mortgage insurance subsidiary, to support the volume of new mortgage insurance business written and for our general corporate purposes. See “Use of Proceeds.”

Concurrent Offering	In addition to the debentures, we are concurrently offering shares of our common stock in the public offering pursuant to a separate prospectus. This offering of debentures is not contingent upon the concurrent offering of our common stock.

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

Risks Related to an Investment in the Debentures

Our obligation to repay the debentures on the scheduled maturity date is subject to issuance of qualifying capital securities.

Our obligation to repay the debentures on the scheduled maturity date of                     , 2038 is limited. We are required to repay the debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities (as defined under “Description of the Replacement Capital Covenant”) within a 180-day period ending on a notice date not more than 15 or less than 10 business days before such date. If we have not raised sufficient proceeds from the issuance of qualifying capital securities to permit repayment of the debentures on the scheduled maturity date, we will not be required to repay the unpaid amount until (i) we have raised sufficient net proceeds to permit repayment in full in accordance with this requirement, (ii) we redeem the debentures, (iii) an event of default occurs or (iv) the final maturity date for the debentures. Our ability to raise proceeds in connection with this obligation to repay the debentures will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of these securities. Although we have agreed to use our commercially reasonable efforts to raise sufficient net proceeds from the issuance of qualifying capital securities to repay the debentures during the 180-day period referred to above, and from interest payment date to interest payment date after the scheduled maturity date until the debentures are repaid in full, our failure to do so would not be an event of default or give rise to a right of acceleration or similar remedy until the final maturity date, and we will be excused from using our commercially reasonable efforts if certain market disruption events occur.

We have the right to defer interest for ten years without causing an event of default.

We have the right to defer interest on the debentures for one or more consecutive interest periods that do not exceed ten years. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of five consecutive years (or such shorter period resulting from our payment of current interest after a deferral), if we are unable to raise sufficient eligible proceeds (as defined in “Description of the Debentures—Alternative Payment Mechanism”), we may elect not to pay accrued interest on the debentures for one or more consecutive interest periods that do not exceed ten years without causing an event of default with respect to the debentures. During any such deferral period, holders of debentures will receive limited or no current payments on the debentures and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the ten-year deferral period, at the final maturity date or, if applicable, at the earlier accelerated maturity date, redemption date or repayment date of the debentures.

We have no current intention of exercising our right to defer payments of interest on the debentures. However, should interest on the debentures be deferred because we exercise our right to defer interest, the market price of the debentures is likely to be affected adversely. In addition, the existence of our right to defer payments of interest on the debentures may cause the market price of the debentures to be more volatile than that of other securities that do not provide for this right or possibility of deferral.

Our ability to pay deferred interest is limited by the terms of the alternative payment mechanism, and is subject to market disruption events and other factors beyond our control.

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the debentures (and compounded interest thereon) during the deferral period, which may be one or more consecutive interest periods that do not exceed ten years, from any source other than the eligible proceeds from the issuance of qualifying securities, as described under “Description of the Debentures—Alternative Payment Mechanism.” Our

ability to issue certain qualifying securities is limited by a “preferred stock issuance cap,” which limits the net proceeds from the issuance of qualifying non-cumulative preferred stock and unconverted mandatorily convertible preferred stock that we may apply to the payment of deferred interest with respect to all deferral periods to 25% of the aggregate principal amount of the debentures issued in this offering. Our obligation to issue certain qualifying securities is also limited by a “2% issuance cap,” pursuant to which we will not be required to issue qualifying warrants or common stock to pay optionally deferred interest deferred before the fifth anniversary of the commencement of a deferral period to the extent that the net proceeds of any issuance of common stock or qualifying warrants applied to pay such interest, together with the net proceeds of all prior issuances of common stock and qualifying warrants during such optional deferral period so applied, would exceed 2% of the product of the average of the current stock market prices of our common stock on 10 consecutive trading days ending on the second trading day immediately preceding the date of issuance of such securities multiplied by the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements. Additionally, we will not be permitted to sell our common stock or qualifying warrants for purposes of paying deferred interest on the debentures to the extent that the number of shares of our common stock to be so issued (or which would be issuable upon exercise or conversion of any such qualifying warrants) would exceed the shares available for issuance under our Certificate of Incorporation. We refer to this limitation as the “maximum share cap.” See “Description of the Debentures—Alternative Payment Mechanism.” If we have reached the maximum share cap and the preferred stock issuance cap, we may continue to defer interest on the debentures, and such deferral will not constitute an event of default unless such deferral period exceeds ten years.

Under the subordinated indenture, we will not be obligated to issue qualifying warrants or common stock in excess of the amount we refer to as the “2% issuance cap” pursuant to the alternative payment mechanism to pay deferred interest at any time before the fifth anniversary of the commencement of the relevant deferral period even if the number of shares of our common stock outstanding subsequently increases. Once we reach the 2% issuance cap for a deferral period, we will no longer be obligated to sell qualifying warrants or common stock to pay deferred interest relating to such deferral period, although we may continue to sell qualifying warrants or common stock at our election even if we have reached the 2% issuance cap. In addition, we may sell qualifying warrants or common stock to raise proceeds to pay deferred interest at our option, but we are not obligated to sell qualifying warrants or common stock and no party may require us to do so if we can comply with the alternative payment mechanism by issuing other qualifying securities. Furthermore, once we reach the “preferred stock issuance cap” for a deferral period, we will no longer be permitted to sell preferred stock. See “Description of the Debentures—Alternative Payment Mechanism.”

The occurrence of a market disruption event may prevent or delay a sale of qualifying securities pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the debentures. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain approval of a regulatory body or governmental authority to issue qualifying securities or stockholder consent to increase the shares available for issuance in a sufficient amount, in each case notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying securities, particularly during times that we are subject to the restrictions on dividends as a result of the deferral of interest. See “Description of the Debentures—Deferral of Interest Payments.”

We have the ability under certain circumstances to narrow the definition of qualifying securities, which may make it more difficult for us to succeed in selling sufficient qualifying securities to fund the payment of deferred interest.

We may, without the consent of the holders of the debentures, amend the definition of “qualifying securities” for the purposes of the alternative payment mechanism to eliminate common stock or qualifying warrants, but not both, and any other security from the definition if we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes. The elimination of common stock, qualifying warrants or any other security from the definition of qualifying securities, together with continued application of the preferred stock issuance cap, may make it more difficult for us to succeed in selling sufficient qualifying securities to fund the payment of deferred interest.

If you waive our covenants to pay deferred interest only with proceeds from the sale of qualifying securities, our credit rating may be negatively affected.

The indenture contains covenants that permit us to pay deferred interest only with proceeds from the sale of qualifying securities, except in limited circumstances. These covenants may be amended, and compliance with these covenants may be waived, solely by the holders of a majority of the outstanding principal amount of debentures, and no holder of our senior debt will have the right to enforce these covenants. Although, in the short term, you may have an economic incentive to waive these covenants in order to receive deferred interest, if such covenants are waived and we pay deferred interest with funds received from any other source, our credit rating may be negatively affected. A negative effect on our credit rating may have an adverse effect on our business or financial condition, which in turn could have an adverse effect on our ability to pay future interest on the debentures.

We could at a future date make provisions that restrict our right to repurchase or otherwise acquire the debentures or our ability to make certain cash payments in respect of the debentures.

We could modify the terms of the debentures, without the consent of the holders of debentures, so as to restrict our ability to make certain cash payments in respect of the debentures. If we were to make such provisions, it could adversely affect trading prices for the debentures.

We may incur substantially more debt or take other actions that may affect our ability to satisfy our obligations under the debentures.

We will not be restricted under the terms of the debentures or the indenture from incurring additional indebtedness, including secured indebtedness or senior indebtedness or indebtedness at the subsidiary level, to which the debentures would be structurally subordinated. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

As of March 31, 2008, we had total indebtedness of approximately $[•] million that will rank senior to the debentures. In May 2008, we granted security interests in certain assets with respect to $[•] million of this indebtedness. The indenture places no limitation on the amount of additional indebtedness, including senior indebtedness, that we or any of our subsidiaries may incur. We expect to incur additional indebtedness in the future.

The debentures will be unsecured and subordinated to substantially all of our other debt.

The debentures will be our unsecured obligations, ranking junior to all of our existing and future senior indebtedness ([including all of our existing indebtedness that is subordinated to other debt,] but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), as described under “Description of the Debentures—Subordination.” This means that no direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the principal amount of the debentures or interest thereon if we default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, or if an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity thereof and written notice of such event of default, requesting that payments on the debentures cease, is given to us by the holders of such senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist, provided that the subordination provisions will not limit the rights of the holders of the debentures to convert their debentures into common stock. In addition, in connection with any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property and in certain other circumstances, payments that would otherwise be made on the debentures will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full.

Due to the subordination provisions contained in the indenture governing the debentures, in the event of our bankruptcy, insolvency or receivership, funds which we might otherwise use to pay the holders of the debentures would instead be used to pay the holders of our senior indebtedness until such indebtedness is paid in full. As a result of such payments, the holders of such other indebtedness would likely recover more, ratably, than the holders of the debentures in the event of our bankruptcy, insolvency or receivership, and holders of the debentures might not receive anything at all.

The debentures will be effectively subordinated to our existing and future secured senior or subordinated indebtedness to the extent of the security for such secured indebtedness (unless that secured indebtedness is contractually subordinated to the debentures). If we become insolvent, are liquidated or reorganized, or if payment of any senior or secured indebtedness is accelerated, the holders of the senior secured indebtedness will be entitled to exercise the remedies available to them under applicable law, including, in the case of secured creditors, the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. As a result, any remaining assets may be insufficient to pay amounts due on any or all of the outstanding debentures.

We will be dependent on dividends and other discretionary distributions from our subsidiaries to make payments in respect of the debentures. The debentures will be structurally subordinated to all obligations of our subsidiaries.

As explained above, we act principally as a holding company for our insurance subsidiaries and are dependent upon dividends from our subsidiaries and permitted payments to us under our expense- and tax-sharing arrangements with our subsidiaries, along with income from our investment portfolio, as our principal sources of cash to pay stockholder dividends and to meet our obligations. However, our current dividend policy with respect to our financial guarantee business, absent any unanticipated changes in our cash sources or expected cash needs is to forego dividends from Radian Asset for the next three years.

Contractual provisions, insurance and other laws and regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain the cash required to pay our obligations, including payments on the debentures. The debentures will be structurally subordinated to the obligations of our subsidiaries, including claims with respect to insured policies. This means that holders of the debentures will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. The debentures are only our obligation and are not guaranteed by our subsidiaries. As of March 31, 2008, our subsidiaries had no direct external borrowings.

The indenture relating to the debentures will not limit the ability of us or our subsidiaries to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

We may redeem the debentures before maturity under certain circumstances.

On or after                     , 2013, we may at any time or from time to time redeem for cash some or all of the debentures if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of redemption, the closing price of our common stock exceeds 130% of the then applicable conversion price of the debentures. See “Description of the Debentures—Provisional Redemption.”

Our right to repay, redeem or purchase the debentures is limited by a replacement capital covenant that we are making in favor of certain of our debtholders.

At or around the time of issuance of the debentures, we will enter into a replacement capital covenant pursuant to which we will covenant that neither we nor any of our subsidiaries will repay, redeem or purchase the debentures on or before                     , 2048, unless during the applicable measurement period we or our subsidiaries have received sufficient proceeds from the sale of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and certain other qualifying capital securities (as described under “Description of the Replacement Capital Covenant”). Although under the replacement capital covenant, the principal amount of debentures that we may repay may be based on the net cash proceeds from certain issuances of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and qualifying capital securities (as described under “Description of the Replacement Capital Covenant’), we may modify the replacement capital covenant without your consent to the extent that such modification does not impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or repurchase of the debentures is permitted. In addition, beginning at the scheduled maturity date we have no obligation to use commercially reasonable efforts to issue any securities other than qualifying capital securities under the replacement capital covenant to repay the debentures. See “Description of the Replacement Capital Covenant.”

Your rights with respect to deferred interest will be limited in the event of our bankruptcy, insolvency or receivership.

In the event of our bankruptcy, insolvency or receivership, whether voluntary or not, any claim in respect of interest that accrued during an interest deferral period in excess of two years of accrued and unpaid interest (including any compounded interest thereon) on the debentures will be extinguished.

There can be no assurance that the Internal Revenue Service or a court will agree with the characterization of the debentures as indebtedness for U.S. federal income tax purposes.

The debentures are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of an instrument similar to the debentures. No assurance can be given that the Internal Revenue Service or a court will agree with the characterization of the debentures as indebtedness for U.S. federal income tax purposes. If the debentures were recharacterized as our equity, we would not be entitled to deduct “interest” payments on the debentures which may result in an increase in our U.S. federal income tax liability. In addition, payments on the debentures to non-U.S. holders would generally be subject to U.S. federal withholding tax at a rate of 30% (or lower applicable income tax treaty rate). See “Certain U.S. Federal Income Tax Considerations.”

You may have to include interest in your taxable income before you receive cash.

If we do defer interest payments on the debentures, you will be required to accrue income, in the form of original issue discount, for U.S. federal income tax purposes during the period of the deferral in respect of your debentures, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash payment of any accrued and unpaid interest from us if you sell the debentures before the record date for any such payment, even if you held the debentures on the date that the payments would normally have been paid. You should consult with your own tax advisor regarding the tax consequences of an investment in the debentures. See “Certain U.S. Federal Income Tax Considerations.”

You may recognize taxable income in certain circumstances if we adjust the conversion rate or fail to adjust it adequately, even if you do not receive cash.

We will adjust the conversion rate of the debentures for stock splits and combinations, stock dividends, cash dividends in excess of specified thresholds and certain other events that affect our capital structure. See

“Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding that you do not receive a corresponding cash distribution. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that has the effect of increasing your proportionate interest in our company could be treated as a deemed taxable dividend to you. The amount that you would have to include in income will generally be equal to the amount of the distribution that you would have received if you had converted your notes into our common stock. See “Certain U.S. Federal Income Tax Considerations.”

If certain types of fundamental changes occur on or before the maturity date of the notes, under some circumstances, we will increase the conversion rate for debentures converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.”

If you are a non-U.S. holder, any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Certain U.S. Federal Income Tax Considerations.”

Brokers and financial institutions acting as withholding agents might withhold tax at a 30% rate (or lower treaty rate) on interest payments to non-U.S. holders of the debentures.

Although we intend to take the position that the debentures are indebtedness for U.S. federal income tax purposes, brokers and financial institutions acting as withholding agents might withhold tax at a 30% rate (or lower applicable income tax treaty rate) on interest payments on the debentures paid to non-U.S. holders. Assuming the IRS does not challenge the treatment of the debentures as indebtedness, non-U.S. holders should be able to claim a refund for any such withholding, provided such interest would be eligible for the portfolio interest exemption (as described under “Certain U.S. Federal Income Tax Considerations”). However, if, contrary to our position, the debentures were recharacterized as equity, holders would not be able to claim any such refund, and payments on the debentures to non-U.S. holders would generally be subject to the 30% U.S. federal withholding tax (or lower applicable income tax treaty rate) discussed above. See “Certain U.S. Federal Income Tax Considerations.” Accordingly, an investment in the debentures may not be suitable for non-U.S. holders. Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the debentures.

The conversion rate of the debentures may not be adjusted for all diluting events that may adversely affect the trading price of the debentures.

The conversion rate of the debentures is subject to adjustment upon the occurrence of certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, the payment of cash dividends on our common stock in excess of specified thresholds and our purchase of our common stock in certain tender or exchange offers, as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as third party tender or exchange offers or certain issuances by us of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the debentures.

Upon a conversion of the debentures in connection with a redemption of the debentures, if we elect to convert the debentures into cash and, if applicable, shares of our common stock, the value of the debentures surrendered for conversion will be subject to market risk pending settlement.

If you surrender your debentures for conversion in connection with a call for redemption of debentures, we may, at our option, convert the debentures into cash and, if applicable, shares of our common stock as described under “Description of the Debentures—Conversion Rights—Conversion Procedures—Optional cash settlement.” In such event, the conversion value that you will receive upon conversion of the debentures is in part determined by the daily [closing price] per share of our common stock for the 20 consecutive trading days beginning on and including the 23rd scheduled trading day before the applicable redemption date. Accordingly, if the price of our common stock decreases (or does not appreciate as much as you may expect) after you give notice of conversion, the conversion value you receive may be adversely affected.

The increase in the conversion rate applicable to debentures converted in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your debentures as a result of that fundamental change.

If a make-whole fundamental change occurs before                     , 2068, we will under certain circumstances increase the conversion rate applicable to holders who convert their debentures within a specified time frame. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus. See “Description of the Debentures—Conversion Rights—Make-Whole Adjustment In Connection With Conversion Upon a Make-Whole Fundamental Change.” Although the increase in the conversion rate is designed to compensate you for the lost option time value of your debentures as a result of the make-whole fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if the applicable price is greater than $             per share or less than $             per share (in each case, subject to adjustment).

Furthermore, a holder may not receive the additional shares payable as a result of the increase in the conversion rate until after the third business day after the later of the date the holder surrenders the debenture for conversion and the effective date of the make-whole fundamental change, which could be a significant period of time after the date the holder has tendered its debentures for conversion. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds [•] shares per $1,000 principal amount of debentures. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

The terms of the debentures will not contain restrictive covenants and provide only limited protection in the event of a change of control.

The indenture under which the debentures will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock (except during a deferral period) or limit our ability to incur additional indebtedness (including senior indebtedness) and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction or from other events that could adversely affect our creditworthiness or the value of your investment in the debentures.

Holders of the debentures will have no rights as holders of our common stock until they acquire shares of our common stock upon conversion.

Until a holder of the debentures acquires shares of common stock, upon conversion, such holder will have no rights with respect to our capital stock, including voting rights, rights to respond to tender offers, and rights to receive dividends or other distributions on our capital stock. Upon conversion, a holder will be entitled to exercise the rights of a holder of common stock, to the extent issued upon a conversion, only as to matters for which the record date occurs after the holder receives shares following the conversion reference period. For example, in the event that an amendment is proposed to our bylaws or certificate of incorporation, requiring stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs before the holder receives shares of common stock, issued upon a conversion, the converting holder will not be entitled to vote on the amendment, although it will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Holders of the debentures have limited rights to accelerate payment of the debentures under the indenture.

Holders of the debentures or the trustee may accelerate payment of principal and accrued and unpaid interest on the debentures only upon the occurrence of an event of default under the indenture. These events of default are limited to:

•

default in the payment of accrued interest in full on the debentures on any interest payment date (whether or not such interest payment date commenced a deferral period) and our failure on or before 30 days after the conclusion of a ten-year period following such interest payment date to pay interest (including compounded interest) then accrued in full,

•	default in the payment of principal on the debentures on the final maturity date, upon redemption or upon a declaration of acceleration;

•	failure to satisfy our conversion obligation upon exercise of a holder’s conversion right, which default continues for more than 15 days after performance is due; and

•	certain events of bankruptcy, insolvency or reorganization involving us.

The occurrence of any of these events of default, other than certain events of bankruptcy, insolvency and reorganization, will not result in the acceleration of payment of principal and accrued and unpaid interest on the debentures unless the trustee or the holders of at least 25% in principal amount of the outstanding debentures declare such amounts to be due and payable immediately by written notice to us and, in the case of a declaration by the holders, the trustee. A default by us or by any of our subsidiaries on any of our or their indebtedness, respectively, or acceleration of any such indebtedness, will not result in a cross-default or cross-acceleration of the debentures.

Events of default do not include failure to comply with or breach of our other covenants in the indenture applicable to the debentures, including the covenant to sell qualifying securities through the alternative payment mechanism to pay deferred interest (as described under “Description of the Debentures—Deferral of Interest Payments—Alternative Payment Mechanism”) and the covenant to sell qualifying capital securities to permit repayment of the debentures on or after the scheduled maturity date (as described under “Description of the Debentures—Repayment of Principal—Scheduled Maturity”). For example, if we are required to sell qualifying securities, but we decide not to sell shares even though no market disruption event has occurred and the relevant caps would not be breached, it will not be an event of default under the indenture and holders will have limited remedies against us. Accordingly, a covenant breach, other than the events of default described above, will not result in the acceleration of payment of the debentures. Although failure to comply with such other covenants could give rise to a claim against us relating to the specific breach, the remedy of holders of the debentures may be limited to direct monetary damages, if any. In addition, only the trustee or the holders of a majority of the debentures, if the trustee fails to institute such a proceeding, may institute a proceeding against us on account of any such breach. Furthermore, the indenture will not require the trustee to take any action in case of such a breach (other than to give notice of default under specified circumstances) unless so directed by holders of a majority in principal amount of the debentures. See “Description of the Debentures—Events of Default.”

Trading prices of the debentures may not reflect the value of accrued and unpaid interest on the debentures. Our right to defer interest payments on the debentures may cause the market prices of the debentures to decline.

If we defer interest payments on the debentures in the future, the market prices of those securities may not fully reflect the value of accrued but unpaid interest thereon. If you sell debentures during a deferral period, you may not receive the same return on investment as someone who continues to hold those securities. We have no current intention of deferring interest payments on the debentures. However, the existence of our right to defer interest payments on the debentures may mean that their market price will be more volatile than the market prices of other securities that are not subject to interest deferral rights.

An adverse rating of the debentures may cause their trading price to fall.

Rating agencies may lower ratings on the debentures in the future. If rating agencies reduce, or indicate that they may reduce, their ratings in the future, the trading price of the debentures could significantly decline.

The rating methodologies for securities with features similar to the debentures are still developing and the rating agencies may change their methodologies in the future. These changes may include (but are not limited to) the level of equity content, if any, ascribed to the debentures and the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the debentures, sometimes called “notching.” If any of the rating agencies were to change their practices for rating such securities in the future and one or more of the ratings of the debentures were subsequently downgraded as a result of such changes, the trading price of the debentures may be negatively affected.

Your ability to transfer the debentures may be limited by the absence of an active trading market.

We do not intend to apply for listing or quotation of the debentures on any securities exchange or stock market, although we expect that the debentures will be eligible for trading in DTC’s same-day funds settlement system. The liquidity of any market for the debentures will depend on a number of factors, including:

•	the number of holders;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the debentures; and

•	prevailing interest rates.

Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in price. We cannot assure you that the market for the debentures will be free from disruptions. Any disruptions could have an adverse effect on holders of the debentures.

Provisions in the debentures could delay or prevent a change in control of our company, which could adversely affect the price of the debentures and our common stock.

Certain provisions of the debentures could make it more difficult or more expensive for a third party to acquire us. For example, the occurrence of certain change of control transactions may result in the debentures becoming convertible for additional shares, which may have the effect of making an acquisition of us less attractive.

Fluctuation of the price of our common stock, future issuances of our equity securities, and hedging and arbitrage trading could affect the trading price of the debentures and the price of our common stock issuable upon conversion of the debentures.

As described above, the market price of our common stock could fluctuate significantly. Because the debentures are convertible and the conversion value in relation to any conversion will depend upon the price of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures.

Any issuance of equity securities by us after this offering, including the issuance of shares upon conversion of the debentures, would dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their debentures, and could substantially decrease the trading price of our common stock and the debentures.

As described above, the price of our common stock could also be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the debentures and any common stock that holders receive upon conversion of the debentures.

Changes in demand for the debentures could adversely affect their market price.

The debentures are unlike traditional subordinated debt securities in that interest may be deferred for up to 10 years, holders have limited remedies and our obligation to repay the principal amount of the debentures before the final maturity date is subject to conditions. Investor demand for securities with the characteristics of the debentures may change as these characteristics are assessed by market participants, regulators and others. Accordingly, the debentures that you purchase, whether pursuant to the offer made by this prospectus or in the secondary market, may trade at a significant discount to the price that you paid.

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

DESCRIPTION OF THE DEBENTURES

We will issue the      % convertible junior subordinated debentures under an indenture to be dated as of             , 2008, between Radian Group Inc., as issuer, and             , as trustee. In this prospectus, we refer to the indenture, as it may be supplemented or amended from time to time, as the “indenture” or the “subordinated indenture.”

The following description of the terms of the debentures is a summary. It does not restate the terms of the subordinated indenture in its entirety. We urge you to read the subordinated indenture because it, and not this description, will define your rights as a holder of the debentures. You may request copies of the subordinated indenture at our address set forth under “Where You Can Find More Information.” Unless otherwise specified, references herein to holders are to registered holders. The registered holder of a debenture will be treated as the owner of it for all purposes. Only registered holders will have rights under the subordinated indenture.

Unless otherwise specified, the words “we” “us” and “our,” and words of similar import, as used in this section refer only to Radian Group Inc. and not to any of its subsidiaries.

General

We will initially issue $              aggregate principal amount of the debentures (and may issue up to an additional $             principal amount of debentures pursuant to the option we have granted to initial purchasers to purchase additional debentures). We may, without the consent of the holders, reopen the series of debentures offered by this prospectus and issue additional debentures with the same terms and with the same CUSIP numbers as the debentures offered hereby in an unlimited aggregate principal amount, provided that no such additional debentures may be issued unless fungible with the debentures offered hereby for U.S. federal income tax purposes. Additional debentures issued in this manner will constitute a single series with the previously outstanding debentures.

Unless otherwise converted into our common stock, the final maturity date of the debentures will be                     , 2068. The entire principal amount of the debentures will mature and become due and payable, together with accrued and unpaid interest thereon, including any compounded interest thereon, on the final maturity date.

The debentures will not be subject to any sinking fund provision.

Interest

The debentures will bear interest at the annual rate of     %, and we will pay accrued interest semi-annually in arrears on                  and                  of each year, beginning on                     , 2008, subject to our rights and obligations described under “Deferral of Interest Payments—Option to Defer Interest Payments” and “—Alternative Payment Mechanism” below. We refer to these dates as “interest payment dates.” The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no interest will accrue as a result of that postponement.

Accrued interest that is not paid on the applicable interest payment date, including interest that is deferred during an optional deferral period, as described under “Deferral of Interest Payments—Option to Defer Interest Payments” and “—Alternative Payment Mechanism” below, will bear additional interest, to the extent permitted by law, at the applicable rate of interest on the debentures, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest” in this prospectus, we are referring not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.

“Business day” means any day other than a Saturday or Sunday or a day on which banking institutions in the city of New York are authorized or required by law or executive order to remain closed.

For so long as the debentures are held in book-entry only form, interest is payable on each interest payment date to the person in whose name a given debenture is registered at the close of business on the business day before the interest payment date. If the debentures do not continue to remain in book-entry only form or are not in the form of a global certificate, we will have the right to select record dates, which will be at least one business day before an interest payment date.

Deferral of Interest Payments

Option to Defer Interest Payments

As long as no event of default with respect to the debentures has occurred and is continuing, subject to the conditions below, we may, at our election, defer all of the interest payments on the debentures at any time and from time to time. We refer to this as “optional deferral.” Upon optional deferral, deferred interest will continue to accrue and compound semi-annually, to the extent permitted by applicable law, at the applicable rate of interest on the debentures. During an optional deferral period, holders of debentures will be required to accrue interest income as original issue discount for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.” Upon the termination of an optional deferral period, we will be required to pay all deferred interest then accrued and unpaid, together with interest thereon, to the extent permitted by applicable law, compounded semi-annually at the applicable rate of interest on the debentures, which we refer to as “compounded interest.”

After the earlier of the date of the first current interest payment after commencing an optional deferral or five years of optional deferral (calculated from the first payment date as of which we defer payments on the debentures due to optional deferral), we must use commercially reasonable efforts to sell qualifying securities (as defined below) pursuant to the alternative payment mechanism (the “alternative payment mechanism”) described below under “—Alternative Payment Mechanism” and use the “eligible proceeds” (as defined below) of such sales to pay deferred interest. This obligation is, however, subject to limitations: we will not be required to sell qualifying securities during the continuation of a market disruption event (as defined below under “—Market Disruption Events”), and the maximum amount of qualifying securities that we are required to sell will be limited by certain caps. Moreover, we may be required to use some or all of the proceeds from the sale of qualifying securities to pay senior debt. Notwithstanding these limitations, in no event may we defer payments of interest on the debentures beyond the date that is 10 consecutive years after the date on which we began the deferral of interest, or past the final maturity date of the debentures or earlier acceleration of the debentures pursuant to an event of default. An event of default will result if all accrued and unpaid interest, including any compounded interest thereon, in respect of the debentures has not been paid in full within 30 days after the tenth anniversary of the commencement of an interest deferral.

We have no present intention of exercising our right to defer payments of interest and the likelihood that we will elect such option is remote.

The period commencing on the interest payment date on which payment is optionally deferred and ending on the date on which optionally deferred interest, plus compounded interest thereon, is paid in full is referred to herein as the “optional deferral period.” We refer to interest deferred pursuant to optional deferral as “optionally deferred interest.” Upon the termination of any optional deferral period and the payment of all amounts then due, we may commence a new optional deferral period, subject to the above requirements, there being no limit to the number of optional deferral periods that we may elect.

We will give notice of an optional deferral not more than 60 days and not less than 10 days before the related interest payment date, and such notice, once given, will be irrevocable. An optional deferral period will commence automatically upon our failure to pay on the interest payment date, whether or not we provide notice of an optional deferral. A failure by us (if any) to provide such notice of an optional deferral will not be an event of default.

If we fail to comply with our obligations under “—Alternative Payment Mechanism,” this breach would not constitute an event of default permitting the holders to accelerate the principal amount of the debentures. However, it would give rise to a claim against us relating to the specific breach. The remedy of holders of the debentures for any such breach could, however, be limited to direct monetary damages (if any). Failure to pay interest will constitute an event of default, giving rise to a right of acceleration, only if deferred interest and any compounded interest thereon are not paid in full within 30 days after the tenth anniversary of the first interest payment date on which an interest payment is deferred or at the final maturity date. See “Events of Default; Waiver and Notice.”

Optionally deferred interest accrued may be paid only from eligible proceeds received from the sale of qualifying securities in accordance with the alternative payment mechanism.

Upon the sale of qualifying securities in accordance with the alternative payment mechanism, the eligible proceeds thereof will be applied in chronological order to the payment of any optionally deferred interest beginning with optionally deferred interest relating to the earliest interest payment date with respect to which interest has been deferred.

Certain Restrictions During Optional Deferral Periods

So long as any debentures remain outstanding, during any optional deferral period, we will not, and will not permit any subsidiary (as defined below) of ours to:

•	declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, other than:

•	purchases of our capital stock in connection with employee benefit plans or under any dividend reinvestment or stockholder stock purchase plan;

•

purchases or repurchases of shares of our capital stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the deferral period, including under a contractually binding stock repurchase plan;

•

in connection with the reclassification of any class or series of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock, in each case if the resulting capital stock ranks, upon liquidation, equal to or junior to the capital stock so reclassified, exchanged or converted;

•	the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

•

dividends or distributions in the form of our capital stock or rights to acquire our capital stock, where the dividend stock or stock underlying the dividend rights is the same class as the stock on which the dividend is being paid or ranks, upon liquidation, equal to or junior to such stock;

•

any declaration of a dividend in connection with the implementation of a shareholders’ rights plan (i.e., a poison pill), or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholders’ rights plan; or

•

make any payment of interest, principal or premium, if any, on or pay, repurchase or redeem any debt securities issued by us that rank, upon liquidation, equal to the debentures (“parity debt securities”) or junior to the debentures (“junior debt securities”), other than (1) any payment, repurchase or redemption in respect of parity debt securities made ratably and in proportion to the respective amount of (a) accrued and unpaid amounts on such parity debt securities, on the one hand, and (b) accrued and unpaid amounts on the debentures, on the other hand; (2) any payments of deferred interest on parity debt securities that, if not made, would cause us to breach the terms of the instrument governing such parity debt securities (provided that such payments are made in accordance with the third to last paragraph under “—Alternative Payment Mechanism” to the extent it applies); or (3) the exchange or conversion of one class or series of parity debt securities or junior debt securities for or into another class or series of our securities, in each case if the resulting securities rank, upon liquidation, equal to or junior to the securities so exchanged or converted.

A “subsidiary,” for purposes of the restrictions above, is any corporation or other entity in which we own, directly or indirectly, more than 50% of the voting stock or other voting interests.

Alternative Payment Mechanism

Subject to certain conditions described below, if we defer interest on the debentures, we will be required, not later than (i) the business day immediately following the first interest payment date during an optional deferral period on which we elect to pay current interest (which we may do from any source of funds), or (ii) if earlier, not later than the business day immediately following the fifth anniversary of an optional deferral period, to use our commercially reasonable efforts to begin selling qualifying securities to persons that are not our affiliates. With respect to any subsequent interest payment date during an optional deferral period until the optionally deferred interest has been paid in full, this requirement will continue until we have raised an amount of eligible proceeds that, together with the eligible proceeds of any sales of qualifying securities within the 180 days preceding such interest payment date, is sufficient to pay the optionally deferred interest (including compounded interest on the deferred payments) on such interest payment date (after payment of any senior obligations required to be paid out of the proceeds thereof), provided that, if, due to a market disruption event or otherwise, we are able to raise some, but not all, of the eligible proceeds from the sale of qualifying securities necessary to pay all deferred interest (including compounded interest on the deferred payments) on any interest payment date, we will, after any required payment on senior debt, apply any such available eligible proceeds on such interest payment date to pay accrued and unpaid installments of optionally deferred interest in chronological order beginning with deferred interest relating to the earliest interest payment date with respect to which interest has been deferred. We will not pay optionally deferred interest (including compounded interest on the deferred payments) on the debentures from any source other than eligible proceeds from the sale of qualifying securities, except at the final maturity date, after 30 days following the tenth anniversary of the commencement of any optional deferral period or upon the occurrence of an event of default. We refer to this method of funding the payment of optionally deferred accrued and unpaid interest, and compounded interest thereon, as the “alternative payment mechanism.”

We will not be obligated to sell qualifying securities, and may satisfy deferred interest payments with cash from any source, at the final maturity date, after 30 days following the tenth anniversary of the commencement of any optional deferral period or upon the occurrence of an event of default under the debentures. No optional deferral period may continue after an event of default has occurred.

“Eligible proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale and after any required prepayments on senior debt paid out of such proceeds) we have received during the 180-day period before that interest payment date from the issuance or sale of qualifying securities (in the case of qualifying preferred stock, up to the preferred stock issuance cap), in each case to persons that are not our affiliates.

“Qualifying securities” means

•	common stock;

•

“qualifying warrants,” which are net share settled warrants to purchase our common stock that have an exercise price greater than the current stock market price of our common stock as of their date of issuance, that we are not entitled to redeem for cash and that the holders of such warrants are not entitled to require us to repurchase for cash in any circumstance; and

•

“qualifying preferred stock,” which means (a) mandatorily convertible preferred stock or (b) non-cumulative perpetual preferred stock issued by us that (i) ranks pari passu with or junior to all our other preferred stock, and (ii) either (A) is subject to a “qualifying replacement capital covenant” or (B) is subject to “intent-based replacement disclosure” and has a provision that prohibits us from paying any dividends thereon upon our failure to satisfy one or more financial tests set forth therein, and (iii) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than “permitted remedies.”

We will have the right under the indenture, without the consent of the holders of the debentures, to amend the definition of “qualifying securities” to eliminate common stock or qualifying warrants, but not both, and any other security from the definition if we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes.

“Intent-based replacement disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the offering document under which such securities were initially offered for sale or in filings with the Securities and Exchange Commission made by the issuer before or contemporaneously with the issuance of such securities, that the issuer will repay, redeem, defease or purchase, and will cause its subsidiaries to purchase, such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption, defeasance or purchase that are as or more equity-like than the securities then being repaid, redeemed, defeased or purchased, raised within 180 days before the applicable redemption or purchase date.

“Permitted remedies” generally means, with respect to any preferred stock, one or more of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded) and (b) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank, upon liquidation, pari passu with or junior to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying replacement capital covenant” means a replacement capital covenant, as identified by our board of directors, (i) of the type entered into by an issuer that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer and its subsidiaries from redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the 180-day period prior to the applicable redemption, repayment or purchase date.

Although our failure to comply with our obligations with respect to the alternative payment mechanism would be a breach of our obligations under the indenture, it would not constitute an event of default thereunder or give rise to a right to accelerate the maturity of the debentures or a similar remedy under the terms thereof. The remedies of holders of the debentures may be limited in such circumstances to direct monetary damages (if any).

If we issue warrants as qualifying securities, we intend to issue qualifying warrants with exercise prices at least 10% above the current stock market price of our common stock on the date of issuance and with other commercially reasonable terms. The “current stock market price” of our common stock on any date for this purpose will be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted. If our common stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the “current stock market price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “current stock market price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Under the alternative payment mechanism, we are not required to issue common stock or qualifying warrants to pay optionally deferred interest deferred before the fifth anniversary of the commencement of any optional deferral period pursuant to the alternative payment mechanism to the extent that the net proceeds of any issuance of common stock or qualifying warrants applied to pay such interest, together with the net proceeds of all prior issuances of common stock and qualifying warrants during such optional deferral period so applied, would exceed 2% of the product of the average of the current stock market prices of our common stock on the 10 consecutive trading days ending on the second trading day immediately preceding the date of issuance of such securities multiplied by the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the “2% issuance cap”). We may not issue common stock or qualifying warrants pursuant to the alternative payment mechanism to the extent that the total number of shares of our common stock issued or underlying such qualifying warrants, together with all prior issuances of common stock and qualifying warrants, exceeds the shares available for issuance under our Certificate of Incorporation (the “maximum share cap”). We may not issue qualifying preferred stock if the net proceeds of any issuance of qualifying preferred stock applied to pay interest, together with the net proceeds of all prior issuances of qualifying preferred stock so applied, would exceed 25% of the initial aggregate principal amount of the debentures offered hereby (the “preferred stock issuance cap”).

The 2% issuance cap will cease to apply with respect to optionally deferred interest following the fifth anniversary of the commencement of any optional deferral period, at which point we will be required to pay such deferred interest amounts, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to the maximum share cap, the preferred stock issuance cap and any market disruption event. For the avoidance of doubt, if the 2% issuance cap has been reached during an optional deferral period and we subsequently pay all optionally deferred interest (including compounded interest thereon), the 2% issuance cap will cease to apply, and will only apply again once we start a new optional deferral period. The maximum share cap and the preferred stock issuance cap will apply so long as the debentures remain outstanding.

If, due to a market disruption event, the 2% issuance cap, the maximum share cap, preferred stock issuance cap or otherwise, we are able to raise some, but not all, eligible proceeds necessary to pay all optionally deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid installments of interest on the applicable interest payment date in chronological order beginning with deferred interest relating to the earliest payment date with respect to which interest has been deferred and each holder of debentures will be entitled to receive its pro rata share of any amounts received on the debentures. If we have outstanding securities in addition to, and that rank, upon liquidation, pari passu with, the debentures under which we are obligated to sell qualifying securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions will be applied to the debentures and those other securities on a pro rata basis, after any required payments on senior debt, in proportion to the total amounts that are due on the debentures and such securities.

“Commercially reasonable efforts” to sell securities in accordance with the alternative payment mechanism means commercially reasonable efforts by us to complete the offer and sale of qualifying securities to third parties that are not affiliates of us in public offerings or private placements. We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying warrants or qualifying preferred stock due to pricing, coupon, dividend rate or dilution considerations.

If we are involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then neither the timing of repayment of optionally deferred interest nor the alternative payment mechanism will apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination (or, if later, at any time within 90 days following the date of consummation of the business combination) to any optionally deferred interest that is unpaid as of the date of consummation of the business combination.

Market Disruption Events

We will not be required to sell or use commercially reasonable efforts to sell qualifying securities in accordance with the alternative payment mechanism during any semi-annual period preceding any interest payment date if we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of the debentures) no more than 30 and no less than 15 days before such interest payment date certifying that:

•	a market disruption event was existing after the immediately preceding interest payment date; and

•

either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

“Market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•

we may not issue qualifying securities without obtaining the consent or approval of our stockholders, a regulatory body (including, without limitation, any securities exchange) or governmental authority, and we have used commercially reasonable efforts to obtain such consent or approval but such consent or approval has not yet been obtained;

•

trading in securities generally (or our common stock or preferred stock specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted;

•

(a)(1) the United States shall have become engaged in hostilities, (2) there shall have been an escalation in hostilities involving the United States, (3) there shall have been a declaration of a national emergency or war by the United States or (4) there shall have occurred any other national or international calamity or crisis or (b) there shall have occurred any material adverse change in (1) domestic or international economic, political or financial conditions (including from terrorist activities) or (2) the effect of international conditions on the financial markets in the United States that, in any of the circumstances described in clauses (a) or (b) of this bullet, materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, qualifying securities;

•

a material disruption has occurred or banking moratorium has been declared in commercial banking or securities settlement or clearance services, and such disruption or moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, qualifying securities;

•

minimum or maximum prices shall have been fixed, or maximum ranges for prices of securities shall be required on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common stock is then listed or traded or by the Securities and Exchange Commission (the “SEC”) or other governmental authority which, in either case, materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, qualifying securities;

•

an event occurs and is continuing as a result of which the offering document for such offer and sale of qualifying securities would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (2) the disclosure relates to a previously undisclosed proposed or pending material development or business transaction, the disclosure of which would impede our ability to consummate such transaction, provided that no single suspension period contemplated by this bullet may exceed 90 consecutive days and multiple suspension periods contemplated by this bullet may not exceed an aggregate of 90 days in any 180-day period; or

•

we reasonably believe that the offering document for the offer and the sale of our qualifying securities would not be in compliance with a rule or regulation of the SEC (for reasons other than those described in the immediately preceding bullet) and we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet may exceed 90 consecutive days and multiple suspension periods described in this bullet may not exceed an aggregate of 90 days in any 180-day period.

Our common stock available for issuance will be calculated by determining the number of our authorized and unissued shares of common stock, and then subtracting from that number the number of those shares of common stock that we have reserved for other purposes. Subject to the fiduciary duties of our board of directors, we must use commercially reasonable efforts to increase our authorized preferred stock or common stock, as the case may be, so that we have sufficient authorized preferred stock and common stock to fulfill our obligations in respect of the alternative payment mechanism.

Additionally, we must use commercially reasonable efforts to seek the consent of our stockholders to increase the number of authorized shares of common stock if our shares available for issuance fall below the greater of (i) [•] million shares and (ii) the number of shares that we would need to issue to raise proceeds equal to the lesser of (a) the sum of (1) three times the amount of the then outstanding optionally deferred interest plus (2) the amount of additional interest that would accumulate on the debentures during the next twelve months assuming no interest payments are made, or (b) the amount of interest that would accumulate on the debentures during the period ending on the tenth anniversary of the commencement of the then-current optional deferral period given the amounts already deferred as of that date.

A covenant breach will occur if we do not use our commercially reasonable efforts to seek the consent of our stockholders to increase the number of our authorized preferred shares or common stock, when required. Although a covenant breach would not constitute an event of default permitting the debentures to be accelerated, it would give rise to a claim against us relating to the specific breach. The remedy of holders of the debentures for any covenant breach could, however, be limited to direct monetary damages (if any). See “Events of Default; Waiver and Notice.”

Covenant Against Repurchases

If any deferral period lasts longer than one year we will not repurchase any qualifying securities sold pursuant to the alternative payment mechanism described above or any securities that, in respect of liquidation, rank pari passu with or junior to such securities (including, without limitation, our common stock), until the first anniversary of the date on which all deferred interest on the debentures, and compounded interest thereon, has been paid, subject to the same exceptions as provided for in the first paragraph under “Deferral of Interest Payments—Certain Restrictions During Optional Deferral Periods” above. Failure by us to adhere to this requirement will constitute a covenant breach but not an event of default. If we are involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the one-year restriction on such repurchases will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination (or, if later, at any time within 90 days following the date of consummation of the business combination).

Repayment of Principal

Scheduled Maturity

We must repay the principal amount of the debentures, together with accrued and unpaid interest, on             , 2038, or if that date is not a business day, the following business day (the “scheduled maturity date”), subject to the limitations described below.

Our obligation to repay the debentures on the scheduled maturity date is limited. We are required to repay the debentures on the scheduled maturity date only to the extent of the “applicable percentage” of the net proceeds we have received from the issuance of “qualifying capital securities” (as these terms are defined under “Description of the Replacement Capital Covenant”) that we have sold during a 180-day period ending on a notice date not more than 30 or less than 10 business days before such date after the application of any such proceeds to required payments on our senior debt. If we have not sold sufficient qualifying capital securities to permit repayment of all principal and accrued and unpaid interest on the debentures on the scheduled maturity date, the unpaid amount will remain outstanding from interest payment date to interest payment date until we have raised sufficient proceeds to permit repayment in full in accordance with this obligation, an event of default which results in acceleration of the debentures occurs or the final maturity date on                                , 2068.

We agree in the subordinated indenture to use our commercially reasonable efforts (except as described below) to sell sufficient qualifying capital securities in a 180-day period ending on a notice date not more than 30 and not less than 10 business days before the scheduled maturity date to permit repayment of the debentures in full on this date in accordance with the above requirement after the application of any such proceeds to required payments on our senior debt. We further agree in the subordinated indenture that if we are unable for any reason to sell sufficient qualifying capital securities to permit payment in full on the scheduled maturity date, we will use our commercially reasonable efforts (except as described below) to sell sufficient qualifying capital securities to permit repayment on the next interest payment date, and on each interest payment date thereafter, subject to required payments on our senior debt, until the debentures are repaid in full or redeemed, an event of default resulting in their acceleration occurs or the final maturity date occurs. Our failure to use our commercially reasonable efforts to sell a sufficient amount of qualifying capital securities would be a breach of covenant under the subordinated indenture; however, such breach will not be an event of default thereunder. See “Risk Factors—Holders of the debentures have limited rights to accelerate payment of the debentures under the indenture.”

We are not required under the subordinated indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities in connection with the above obligation.

We will give to DTC a notice of repayment at least 10 but not more than 15 days before the scheduled repayment date. If any debentures are to be repaid in part only, the notice of repayment will state the portion of the principal amount thereof to be repaid.

We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of the specified series of indebtedness benefiting from the replacement capital covenant, provided that no such consent will be required if any of the following apply (it being understood that any such amendment or supplement may fall into one or more of the following): (i) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as “replacement capital securities,” as described under “Description of the Replacement Capital Covenant” below, and an officer of our company has delivered to the holders of the then effective series of covered debt a written certificate to that effect, (ii) such amendment or supplement is not materially adverse to the covered debtholders, and an officer of our company has delivered to the holders of the then effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not materially adverse to the covered debtholders, or (iii) such amendment or supplement eliminates common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities if, after the date of this prospectus, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to eliminate common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States. For this purpose, an amendment or supplement that adds new types of securities qualifying as replacement capital securities or modifies the requirements of securities qualifying as replacement capital securities will not be deemed materially adverse to the covered debtholders if, following such amendment or supplement, the replacement capital covenant would constitute a “qualifying replacement capital covenant,” as described under “Description of the Replacement Capital Covenant” below.

We generally may amend or supplement the replacement capital covenant without the consent of the holders of the debentures. With respect to qualifying capital securities, on the other hand, we have agreed in the subordinated indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the debentures is permitted, except with the consent of holders of a majority by principal amount of the debentures.

If any amount of debentures remains outstanding after the scheduled maturity date, the principal amount of the outstanding debentures will continue to bear interest at the applicable rate of interest until paid as described above under “—Interest.”

“Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine to not pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

We will be excused from our obligation under the subordinated indenture to use commercially reasonable efforts to sell qualifying capital securities to permit repayment of the debentures if we provide written certification to the indenture trustee (which certification will be forwarded to each holder of record of debentures) no more than 30 and no less than 10 business days in advance of the required repayment date certifying that:

•

a market disruption event was existing at any time during the period commencing 180 days prior to the date on which certification is provided or, in the case of any required repayment date after the scheduled maturity date, commencing on the immediately preceding interest payment date and ending on the business day immediately preceding the date on which the certification is provided; and

•

either (a) the market disruption event continued for the entire 180-day period or the period since the most recent interest payment date, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the debentures in full.

Net proceeds that we are permitted to apply to the repayment of the debentures on and after the scheduled maturity date will be applied, after any payments required on our senior debt, first, to pay deferred interest (including compounded interest thereon) to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that we are not paying from other sources and, third, to repay the principal of the debentures; provided that if we are obligated to sell qualifying capital securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the debentures (other than to senior debt, which will be paid first), then on any date and for any period, the amount of net proceeds received by us from those sales and available for such payments shall be applied to the debentures and those other securities having the same scheduled maturity date as the debentures pro rata in accordance with their respective outstanding principal amounts after application to any required payments on senior debt, and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the debentures has been paid in full. If we raise less than $5 million of net proceeds from the sale of qualifying capital securities during the relevant 180-day period or the period since the most recent interest payment date, as the case may be, we will not be required to repay any debentures on the scheduled maturity date or the next interest payment date, as applicable, but we will use those net proceeds to repay the debentures on the next interest payment date as of which we have raised at least $5 million of net proceeds subject to required payments on our senior debt.

Final Maturity Date

Any principal amount of the debentures, together with accrued and unpaid interest, will be due and payable on the final maturity date of the debentures, regardless of the amount of qualifying capital securities we have issued and sold by that time. The final maturity date will be             , 2068 or, if that date is not a business day, the following business day. At that time, we will be required to repay the debentures and may do so with any monies available to us. If we repay the debentures before the final maturity date when any deferred interest remains unpaid, the unpaid deferred interest (including compounded interest thereon) may only be paid pursuant to the alternative payment mechanism described above under “—Alternative Payment Mechanism,” unless an event of default has occurred.

Provisional Redemption

The debentures are redeemable on and after             , 2013 at our option, in whole or in part from time to time, at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus any accrued and unpaid interest if the closing sale price of our common stock exceeds 130% of the then applicable conversion price of the debentures for at least 20 of the 30 trading days preceding notice of the redemption (and on the last of the trading days). If debentures are redeemed in part, they will be redeemed pro rata. The debentures are not subject to any sinking fund or similar provisions.

If we redeem the debentures, we will pay the redemption price in cash. If a debenture holder surrenders debentures for conversion after the date on which we have issued a redemption notice and before the redemption date, we will have the option to settle the conversion by delivering shares of our common stock or cash and, if applicable, shares of our common stock, as described under “Conversion Rights—Conversion Procedures—Optional Cash Settlement.”

Any redemption will be subject to the limitations described in the section of this prospectus entitled “Description of the Replacement Capital Covenant.”

The term “trading day” for this purpose means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded.

The “closing sale price” of our common stock on any date means the closing sale price per share determined in the manner described above for the purpose of determining the exercise price of warrants issued as qualifying securities. See “Deferral of Interest Payments—Alternative Payment Mechanism.”

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Unless we default in payment of the redemption price and accrued interest, on and after the redemption payment date (as described in the following sentence), interest will cease to accrue on the debentures or portions thereof called for redemption. Payments for the debentures that are being redeemed will be made on the third business day after the redemption date (the “Redemption Payment Date”), with no additional interest accrued during this period.

We may not redeem the debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all outstanding debentures for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the trustee will be required to:

•

issue, register the transfer of, or exchange, debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion thereof not to be redeemed.

Subordination

The payment of principal and interest on the debentures will be subordinated to the prior payment in full of all existing and future senior indebtedness, as defined below.

Subject to the qualifications described below, the term “senior indebtedness” includes principal of, and interest and premium (if any) on, the following:

•

all of our indebtedness, whether outstanding on the date of the issuance of the debentures or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, bond, indenture or similar instrument;

•	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of our reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

•	all conditional sales agreements or agreements or obligations to pay deferred purchase prices other than in the ordinary course of business;

•

all of our obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect against fluctuations in interest rates or foreign exchange rates;

•	all obligations of the types referred to in the preceding bullet points of another person, the payment of which we are responsible or liable for as obligor, guarantor or otherwise;

•	all obligations to pay interest accruing after the commencement of any proceeding, assignment or marshalling of assets; and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

Notwithstanding anything to the contrary in the foregoing, however, senior indebtedness will not include:

•

trade accounts payable or indebtedness incurred for the purchase of goods, materials or property in the ordinary course of business, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business;

•	any indebtedness which by its terms is expressly made equal or junior in rank to the debentures;

•	obligations we owe to our subsidiaries or employees; or.

•	Any liability for federal, state, local or other taxes owed or owing by us or our subsidiaries.

The debentures will rank senior to all of our equity securities, including any preferred stock we may issue in the future.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the debentures or interest thereon, or in respect of any payment, retirement, purchase or other acquisition of the debentures, if:

•	we default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or upon acceleration or otherwise, or

•

an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity thereof and written notice of such event of default, requesting that payments on the debentures cease, is given to us by the holders of such senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist, provided that this section will not limit the rights of the holders of the debentures to convert their debentures, as described under “Conversion Rights.”

Due to the subordination provisions described above, funds we would otherwise use to pay the holders of the debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. See “Risk factors—The debentures will be unsecured and subordinated to substantially all of our other debt.”

All senior indebtedness will first be paid in full before any payment, whether in cash, securities or other property, will be made by us on account of the debentures in the event of:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us or our property;

•	any proceeding for the liquidation, dissolution or other winding-up of us, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by us for the benefit of creditors generally; or

•	any other marshalling of our assets,

provided that this section will not limit the rights of the holders of the debentures to convert their debentures, as described under “Conversion Rights.”

In any such event, payments that would otherwise be made on the debentures will generally be paid to the holders of senior indebtedness in accordance with the priorities existing among those creditors at that time until the senior indebtedness is paid in full.

No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of the debentures by any act or failure to act on our part.

If, notwithstanding any of the foregoing prohibitions, the trustee or the holders of the debentures receive any payment on account of or in respect of the debentures at a time when a responsible officer of the trustee or such holder has actual knowledge that such payment should not have been made to it, the trustee or such holder will hold such payment in trust for the benefit of, and, upon written request, will pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to such senior indebtedness.

Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash equal to the amount of the outstanding senior indebtedness.

After payment in full of all senior indebtedness to the extent such payment includes amounts that would have been paid to the holders of the debentures absent subordination, holders of the debentures will be subrogated to the rights of any holders of senior indebtedness to receive any further payments that are applicable to the senior indebtedness paid by virtue of such subordination until all the debentures are paid in full. In matters between holders of the debentures and any other creditor, any payments that would otherwise be paid to holders of senior indebtedness and that are made to holders of the debentures because of this subrogation will be deemed a payment by us on account of senior indebtedness and not on account of the debentures.

The indenture places no limitation on the amount of additional indebtedness that may be incurred by us or our subsidiaries. We expect to incur additional indebtedness constituting senior indebtedness in the future, and expect that our subsidiaries will incur additional indebtedness in the future to which the debentures will be structurally subordinated.

Conversion Rights

Holders may convert their debentures, in whole or in part, at any time before 5:00 P.M., New York City time, on the business day immediately preceding the final maturity date of the debenture.

Upon surrender of the debentures for conversion, the debentures will be convertible, into shares of our common stock.

The initial conversion rate for the debentures is             shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $            per share.

A holder may convert debentures only in denominations of $1,000 principal amount and whole multiples thereof. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Conversion Procedures

Procedures to be followed by a holder

To convert debentures, the holder of a beneficial interest in a global debenture must complete, or cause to be completed, the appropriate instruction form for conversion under DTC’s conversion program and, if required, pay funds equal to interest payable in respect of the current interest period on the next interest payment date to which the holder is not entitled and, if required, pay all taxes or duties, if any. In order to exercise the conversion right with respect to any debenture in certificated form, we must receive at the office or agency maintained by us for that purpose in the city of New York or, at the option of the holder of such debenture, the corporate trust office, such debenture with the original or facsimile of the form entitled “Conversion Notice” on the reverse thereof, duly completed and manually signed, together with such debenture duly endorsed for transfer accompanied by any required funds. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for any shares of our common stock issuable on such conversion will be issued, and must also be accompanied by transfer or similar taxes, if required. In addition, if the conversion is being made pursuant to the alternative conversion right described below under “—Alternative Conversion Right Upon A Fundamental Change,” the conversion notice must so specify.

The conversion date will be the date on which a holder has satisfied all of the foregoing requirements. The person in whose name any shares of common stock issued upon conversion of debentures is registered will be treated as a stockholder of record on and after the conversion date, all anti-dilution adjustments to the conversion rate and determinations as to entitlement to interest will be carried out through that date in respect of the debentures converted and upon that date the converting holder will no longer be a holder of such debentures.

Holders will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of common stock in names other than their own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by a holder have been paid in full.

Settlement upon conversion

Subject to our right to settle a conversion of debentures with cash and, if applicable, shares of our common stock as described below under “—Optional cash settlement,” upon conversion, holders will be entitled to receive             shares of our common stock per $1,000 principal amount of debentures, subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Make-Whole Adjustment In Connection With Conversion Upon a Make-Whole Fundamental Change.” This rate results in an initial conversion price of approximately $            per share. We will not issue fractional shares of common stock upon conversion of the debentures and instead will pay a cash adjustment for fractional shares based on the closing sale price per share of our common stock on the trading day immediately before the conversion date.

Upon any conversion, holders will not receive any cash payment representing accrued and unpaid interest for the current interest period, except as provided below under “—Additional information regarding settlement.” Holders, however, will receive an additional cash amount equal to the amount of optionally deferred interest on the debentures, plus any compounded interest thereon, to the last trading day of the conversion reference period.

If debentures are surrendered for conversion within [•] days after the effective date of a fundamental change and the holders of our shares of common stock receive only cash in the fundamental change, we may, in lieu of issuing shares of our common stock upon conversion of debentures, make a cash payment to converting holders per share of common stock otherwise issuable upon conversion equal to the cash amount paid per share in the fundamental change.

On conversion, in addition to receiving shares of our common stock, the holders of debentures will also receive rights, if any, under any then-existing shareholder rights plan (i.e., a poison pill), unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described under “—Conversion Rate Adjustments” below, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In certain circumstances, a holder must pay interest in respect of the current interest period if the conversion occurs between a record date and an interest payment date. See “—Additional information regarding settlement” below.

Optional cash settlement

Upon surrender of debentures for conversion after we have issued a redemption notice and before the redemption date, we may, at our option, settle the conversion by delivering cash and, if applicable, shares of our common stock. If we elect to do so, we will deliver an amount in cash equal to the lesser of the aggregate principal amount of the debentures to be converted and the value of the common stock otherwise issuable on conversion of the debentures (determined in the manner set forth below), which we refer to as our “total conversion obligation.” If our total conversion obligation exceeds the aggregate principal amount of notes to be converted, we will deliver shares of our common stock in respect of the excess.

If we elect this option, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below).

The “cash settlement averaging period” with respect to any debenture means the 20 consecutive trading days beginning on, and including, the 23rd [scheduled] trading day before the applicable redemption date.

The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, consists of:

•	cash equal to the lesser of $50 and the “daily conversion value” (as described below); and

•	to the extent the daily conversion value exceeds $50, a number of shares equal to:

•	the excess of the daily conversion value over $50, divided by

•	the closing sale price per share of our common stock on that trading day.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.” The “daily conversion value” on a given trading day generally means one-twentieth of the product of:

•	the applicable conversion rate; and

•	the closing sale price per share of our common stock on that trading day.

The closing sale price per share of our common stock on a trading day will be determined in the manner described above for the purpose of determining the exercise price of warrants issued as qualifying securities. See “Deferral of Interest Payments—Alternative Payment Mechanism.”

“Trading day” has the meaning given above for purposes of determining our right to redeem the debentures. See “Redemption.”

Additional information regarding settlement

When we settle the conversion of debentures surrendered for conversion by delivering shares of our common stock, we will deliver the shares of common stock and cash in lieu of fractional shares, if any, as promptly as practicable after the conversion date, but in no event later than three business days thereafter.

If we elect to convert debentures surrendered for conversion after a notice of redemption and before the redemption date into cash and, if applicable, shares of our common stock, we will deliver, through the conversion agent, the cash and, if applicable, through our transfer agent, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the “cash settlement averaging period” described above.

Upon conversion, holders will not receive any cash payment representing accrued and unpaid interest for the current interest period, except as provided in the next paragraph below. Holders will, however, receive additional shares of common stock (and cash in lieu of any fractional shares) having a value equal to the amount of optionally deferred interest on the debentures accrued in respect of prior interest periods, if any, plus compounded interest thereon, to, but not including, the conversion date (regardless of when such conversion occurs). Any shares of our common stock delivered in satisfaction of our obligations with respect to optionally deferred interest shall be valued for such purposes at the average of the daily volume-weighted average prices per share of our common stock for each of the five consecutive trading days ending on the second trading day immediately prior to the conversion date. The term “volume-weighted average price” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock, which determination shall be conclusive) from 9:30 A.M. to 4:00 P.M., New York City time, on that trading day, as displayed by Bloomberg or such other comparable service determined in good faith by us that has replaced Bloomberg.

If the conversion date falls after the record date, if any, for an interest payment but before the corresponding interest payment date, a holder will receive on the corresponding interest payment date the interest accrued and unpaid on such debentures, notwithstanding the holder’s conversion of those debentures before the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, except as provided in the next sentence, when a holder surrenders such debentures for conversion, the holder must pay us an amount equal to the interest that has accrued and will be paid on the debentures being converted on the corresponding interest payment date. A holder is not required to make such payment:

•

if the holder converts debentures in connection with a redemption and we have specified a redemption date that would, if it were the conversion date for any debentures, result in the last trading day of the conversion reference period for those debentures falling after a record date and on or prior to the corresponding interest payment date;

•

if the holder converts debentures in connection with a make-whole fundamental change and the final date upon which debentures may be converted to qualify for receipt of the related make-whole amount would, if it were the conversion date for any debentures, result in the last trading day of the conversion reference period for those debentures falling after a record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue or deferred interest, including any compounded interest, if overdue or deferred interest exists at the time of conversion with respect to such debentures; or

•	if the holder converts debentures following the last record date for interest before , 2068.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the debentures. Accrued interest for the current interest period, if any, to the date of conversion not paid in cash is deemed to be paid in full with the cash or shares of our common stock delivered upon conversion, rather than cancelled, extinguished or forfeited.

Conversion Rate Adjustments

Generally

We will adjust the conversion rate (as well as the stock prices and additional share amounts set forth in the table of make-whole amounts described under “—Make-Whole Adjustment In Connection With Conversion Upon a Make-Whole Fundamental Change”) if any of the following events occurs:

(1) we issue to all or substantially all holders of our common stock shares of our common stock as a dividend or distribution on our common stock;

(2) we issue to all or substantially all holders of our common stock rights or warrants entitling them for a period expiring within 60 days after the record date for such distribution to purchase shares of our common stock at less than the average of the closing sale prices of our common stock for the five consecutive trading days immediately preceding the first public announcement of such issuance of rights or warrants, provided that with respect to any rights provided for in any future shareholder rights plan (i.e., poison pill) we adopt, that have separated from the shares of our common stock in accordance with the provisions of the applicable shareholder rights agreement so that the holders of the debentures would not be entitled to receive any rights in respect of common stock issuable upon conversion of the debentures, the adjustment will be made pursuant to clause (4) below;

(3) we subdivide or combine our outstanding shares of common stock;

(4) we distribute to all or substantially all holders of common stock shares of our capital stock, assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding any rights described in clause (2) above and any cash dividends or other cash distributions), in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction, the numerator of which will be the current market price (as defined below) of our common stock, and the denominator of which will be the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of our common stock. If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale price of those securities (where such closing sale prices are available) and our common stock for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” (as defined below) for such distribution on the New York Stock Exchange or the principal U.S. stock exchange or interdealer quotation system on which the securities are then listed or quoted by multiplying the conversion rate by a fraction of which the numerator shall be such market value per share of our common stock plus such market value of securities so distributed per share of our common stock and the denominator shall be such market value per share of our common stock;

(5) we distribute cash dividends or other cash distributions to all or substantially all holders of our common stock (other than (i) regular quarterly cash dividends, to the extent the aggregate amount of such dividends in any quarterly period does not exceed the Reference Dividend Amount (as defined below), (ii) distributions described in clause (6) below or (iii) any dividend or distribution in connection with our liquidation, dissolution or winding up), in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x MP0 / (MP0 – C) where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate immediately on and after the ex-dividend date for such distribution;

MP0 = the current market price of our common stock on the ex-dividend date for the distribution; and

C= the amount in cash per share that we distribute to holders of our common stock that exceeds the Reference Dividend Amount; or

(6) we or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price of our common stock on the trading day immediately following the expiration date for such tender or exchange offer, in which event the conversion rate will be increased by multiplying such conversion rate by a fraction, the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding as of such expiration date, less such purchased shares, and the closing sale price of our common stock on the trading day immediately following the expiration date of the tender or exchange offer, and the denominator of which will be the product of the number of shares of our common stock outstanding as of such expiration date, including any such purchased shares, and the closing sale price of our common stock on the trading day immediately following the expiration date of the tender or exchange offer.

“Reference Dividend Amount” means $            per quarter, appropriately adjusted from time to time to take into account the occurrence, on or before the date of determination, of any event that would require an anti-dilution adjustment and to account for any change in the frequency of payment of our regular dividend. Notwithstanding the foregoing, if an adjustment is required to be made under clause five above as a result of a distribution that is not a regular quarterly dividend, the Reference Dividend Amount will be deemed to be zero. Whenever the conversion rate is adjusted (other than in connection with a regular quarterly dividend pursuant to clause five above), the Reference Dividend Amount shall be adjusted by multiplying such Reference Dividend Amount by a fraction, the numerator of which is the conversion rate prior to adjustment and the denominator of which is the conversion rate following such adjustment.

“Current market price” of our common stock on any day means the average of the closing sale prices per share of our common stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation.

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, “regular way,” without the right to receive the relevant issuance or distribution.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets (or all or substantially all of the assets of us and our subsidiaries on a consolidated basis);

in which holders of our common stock would be entitled to receive capital stock, other securities, other property, assets or cash for their common stock, upon conversion of debentures,

•

the consideration received in settlement of any conversion will be based on the kind and amount of cash, securities and other assets or property that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such transaction; and

•

holders will generally be entitled to receive the same type (and the same proportions) of consideration that holders would have been entitled to receive if they had owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events.

If holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration that holders of debentures would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election (or, if a majority of electing holders chose a single option, the types and amounts of consideration received by those majority electing holders).

Holders may, in certain circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. Holders will generally be deemed to have received such a distribution or dividend as a result of adjustments made in respect of taxable dividends to holders of our common stock and in respect of a fundamental change. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders.”

We may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if our board of directors determines that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of our common stock or rights distribution or similar event.

An adjustment in the conversion rate that would require a change of less than 1% in the conversion rate will be carried forward, and not immediately made, unless the event triggering the adjustment occurs subsequent to                     , 2068. Any such adjustment carried forward will be taken into account by us in any subsequent adjustment. In addition, we will make any such carried forward adjustments not previously made, regardless of whether the aggregate adjustment is less than 1%, at the end of each fiscal year. Further, any adjustments previously carried forward and not previously made will be made, as applicable, upon a fundamental change, upon a make-whole fundamental change or on                      ,

2068. Except as described above in this section and in “—Make-Whole Adjustment in Connection With Conversion Upon a Make-Whole Fundamental Change” and “—Alternative Conversion Right Upon a Fundamental Change,” we will not adjust the conversion rate (provided, however, that holders of debentures will be entitled to receive additional shares of common stock or cash upon conversion in respect of optionally deferred interest, if any, to the extent provided above under “—Conversion Procedures—Additional information regarding settlement”).

Make-Whole Adjustment in Connection With Conversion Upon a Make-Whole Fundamental Change

If a make-whole fundamental change occurs before                      , 2068, and a holder elects to convert debentures in connection with the make-whole fundamental change, we will increase the applicable conversion rate for the debentures surrendered for conversion in connection therewith by a number of additional shares of our common stock (the “additional shares”), as described below. However, no increase to the conversion rate will be made upon a make-whole fundamental change if the stock price in connection with the make-whole fundamental change is less than $            or more than $            (in each case, subject to adjustment). A conversion of debentures will be deemed for these purposes to be “in connection with” such a make-whole fundamental change if the notice of conversion of the debentures is received by the conversion agent from and including the effective date of the make-whole fundamental change up to and including the date that is 35 days after such date, unless such transaction is also a fundamental change (as defined below), the holder specifies in the conversion notice that such conversion is being made pursuant to the provisions described below under “—Alternative Conversion Right Upon A Fundamental Change” and the conversion takes place within the specified period for conversion pursuant to such alternative conversion procedures.

A “make-whole fundamental change” shall be deemed to have occurred if, before                     , 2068:

•

there occurs a sale, transfer, lease, conveyance or other disposition (other than by way of a merger or consolidation covered by the next bullet point below, which is addressed under such bullet point) of all or substantially all of the property or assets of us, or of us and our subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

•

there occurs any transaction or series of related transactions (other than a “listed stock business combination,” as defined below), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash; or

•

any “person” or “group “ (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directions.

A “listed stock business combination” is a transaction in which we consolidate with, or merge with or into, another person, or any person consolidates with, or merges with or into us, where both of the following conditions are satisfied:

•

at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock, American Depositary Receipts or equivalent U.S. securities of a foreign private issuer and, if applicable, any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

•	as a result of such consolidation or merger the debentures become convertible into such common stock and, if applicable, associated rights.

We will mail to holders of the debentures, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. To the extent practicable, we will make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole fundamental change. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

The number of additional shares, if any, will be determined by reference to the table below, based on the effective date of, and the price paid per share of our common stock (the “stock price”) in, the transaction constituting the make-whole fundamental change. If the make-whole fundamental change is of a type described in the first bullet point of the make-whole fundamental change definition above and the consideration paid for our property and assets consists solely of cash, then the stock price will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the make-whole fundamental change. If the make-whole fundamental change is of a type described in the second bullet point of the make-whole fundamental change definition above and holders of our common stock receive only cash in the transaction constituting the make-whole fundamental change, the stock price will equal the cash amount paid per share. In all other cases, the stock price will equal the average closing sale price of our common stock (determined in the manner described above for the purpose of determining the exercise price of warrants issued as qualifying securities under “Deferral of Interest Payments—Alternative Payment Mechanism”) over the five-trading-day period ending on the trading day immediately preceding the effective date.

The following table sets forth the stock price and number of additional shares of common stock per $1,000 principal amount of debentures used to compute the conversion rate in connection with a make-whole fundamental change.

Number of Additional Shares (Per $1,000 Principal Amount of Debentures)

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion in connection with a make-whole fundamental change exceed             shares per $1,000 principal amount of debentures, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The exact stock price and effective date of the make-whole fundamental change may not be set forth on the table. In such event:

•

If the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is more than $ per share (subject to adjustment as described below), the number of additional shares will be zero.

•	If the stock price is less than $ (subject to adjustment as described below), the number of additional shares will be zero.

The stock prices set forth in the first row of the table will be adjusted as of any date on which the conversion rate of the debentures is adjusted as set forth under “—Conversion Rate Adjustments” (other than any increase to the conversion rate for a make-whole fundamental change as described in this section). The adjusted stock prices will equal the stock prices applicable immediately before such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Because the consideration due upon conversion in connection with a make-whole fundamental change will not be delivered until after the effective date of the make-whole fundamental change, the consideration received upon conversion of debentures may consist of consideration other than shares of our common stock, as contemplated above under “—Conversion Rate Adjustments” with respect to transactions in which holders of our common stock become entitled to receive other capital stock, other securities, other property, other assets or cash for their common stock.

If the conversion in connection with the make-whole fundamental change occurs at a time when there is outstanding any accrued and unpaid optionally deferred interest in respect of prior interest periods, a converting holder shall also be entitled to receive upon conversion additional shares of common stock (or, if applicable, a cash payment) in respect of such deferred interest and compounded interest thereon as contemplated by the second paragraph under “—Conversion Procedures—Additional information regarding settlement” above.

Alternative Conversion Right Upon A Fundamental Change

Upon the occurrence of a fundamental change (as defined below), if the current market price per share of our common stock (as defined above under “—Conversion Rate Adjustments”) as of the effective date of the fundamental change multiplied by the conversion rate then in effect with respect to the debentures is less than $1,000, each holder of debentures shall have the option to convert all or a portion of its debentures into shares of common stock at an adjusted conversion rate equal to the lesser of (1) $1,000 divided by such current market price per share of our common stock, and (2)              shares, which represents a conversion rate of $1,000 divided by one-half of the [closing sale price] of our common stock on the date of issuance of the debentures (determined in the manner described above for the purposes of determining the exercise price of warrants issued as qualifying securities under “Deferral of Interest Payments—Alternative Payment Mechanism”). This option shall be exercisable at any time during the 31 days following the effective date of the fundamental change. In lieu of issuing shares of common stock upon exercise of this alternative conversion right after a fundamental change, we may, at our option, make a cash payment to converting holders equal to the aggregate market value of the shares of our common stock, determined as provided in the indenture, otherwise issuable upon conversion. If the conversion pursuant to this alternative conversion right occurs at a time when there is outstanding any accrued and unpaid optionally deferred interest in respect of prior interest periods, a converting holder will also be entitled to receive upon conversion additional shares of common stock (or, if applicable, a cash payment) in respect of such deferred interest and compounded interest thereon as contemplated by the third paragraph under “—Conversion Procedures—Additional information regarding settlement” above.

A “fundamental change” will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

•

any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•

there occurs a sale, transfer, lease, conveyance or other disposition (other than by way of a merger or consolidation covered by the next bullet point below, which is addressed under such bullet point) of all or substantially all of the property or assets of us, or of us and our subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

•

there occurs any transaction or series of related transactions in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash[, unless either;

•

persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately before such a transaction “beneficially own,” directly or indirectly, immediately after such transaction shares of the surviving or continuing person’s voting stock representing at least a majority of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the surviving or continuing person, in substantially the same proportion as such ownership immediately prior to such transaction; or

•	the transaction constitutes a listed stock business combination (as defined above under “—Make-Whole Adjustment in Connection With Conversion Upon a Make-Whole Fundamental Change”)];

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the debentures constituted our board of directors; and

•

any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the debentures or whose election or nomination for election was previously so approved; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the debentures are then convertible) is no longer listed for trading on a US national securities exchange.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of the property or assets of us, or of us and our subsidiaries on a consolidated basis, would constitute a fundamental change under the provisions described above.

We will mail to holders of the debentures, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed fundamental change of which we have knowledge. We must make this mailing, announcement and publication at least 10 days before the anticipated effective date of the fundamental change. In addition, no later than the third business day after the completion of the fundamental change, we must make an additional notice, announcement and publication announcing such completion.

If a transaction constituting a fundamental change also constitutes a make-whole fundamental change and a holder of debentures elects to convert its debentures pursuant to this alternative conversion right, such holder will not be entitled to receive any additional shares pursuant to the provisions described above under “—Make-Whole Adjustment in Connection With Conversion Upon a Make-Whole Fundamental Change.” An investor electing to convert debentures pursuant to this alternative conversion right will be required to specify in its conversion notice that it is converting in reliance on this alternative conversion provision.

Because the consideration due upon conversion in connection with this alternative conversion right upon a fundamental change will not be delivered until after the effective date of the fundamental change, the consideration received upon conversion of debentures pursuant to this provision may consist of consideration other than shares of our common stock, as contemplated above under “—Conversion Rate Adjustments” with respect to transactions in which holders of our common stock become entitled to receive other capital stock, other securities, other property, other assets or cash for their common stock.

The indenture will permit us to, without the consent of holders of the debentures, amend the provisions of the indenture relating to our ability to make cash payments to holders of debentures pursuant to this alternative conversion right upon a fundamental change so as to eliminate our ability to elect to pay cash, or to make such an election subject to a legally binding capital replacement covenant made by us to the effect that we will only fund repurchases or other acquisitions of debentures for cash, or make certain other cash payments in respect of the debentures, out of the proceeds received by us or one of our subsidiaries from the sale of replacement securities that are as or more equity-like than the debentures, within six (6) months of the purchase, acquisition or other payment.

Limitation on Mergers and Sales of Assets

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•

the resulting or acquiring entity, other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	certain other conditions as prescribed in the indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the indenture and under the debentures.

Limitations on Claims in the Event of our Bankruptcy, Insolvency or Receivership

The indenture provides that each holder of debentures, by that holder’s acceptance of the debentures, agrees that in certain events of our (not our subsidiaries’) bankruptcy, insolvency or receivership prior to the redemption or repayment of its debentures, that holder of debentures will have no claim for, and thus no right to receive, unpaid optionally deferred interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds interest that relates to the earliest two years of the portion of the optional deferral period for which interest has not been paid.

Events of Default; Waiver and Notice

The following events are “events of default” (and are the only events of default) with respect to the debentures:

•

default in the payment of accrued interest in full on the debentures on any interest payment date (whether or not such interest payment date commenced a deferral period) and our failure on or before 30 days after the conclusion of a ten-year period following such interest payment date to pay interest (including compounded interest) then accrued in full;

•	default in the payment of principal on the debentures on the final maturity date, upon redemption or upon a declaration of acceleration;

•	failure to satisfy our conversion obligation upon exercise of a holder’s conversion right, which default continues for more than 15 days after performance is due; or

•	certain events of bankruptcy, insolvency or reorganization involving us.

If an event of default occurs and is continuing, we will not be required to sell qualifying securities to make deferred interest payments and may make such payments using cash from any source.

Events of default with respect to the debentures do not include failure to comply with or breach of our other covenants in the indenture with respect to the debentures, including the covenant to sell qualifying securities through the alternative payment mechanism to meet certain interest payment obligations. Although a covenant breach would not constitute an event of default permitting the debentures to be accelerated, it would give rise to a claim against us relating to the specific breach. The remedy of holders of the debentures for any covenant breach could, however, be limited to direct monetary damages (if any). See “Risk Factors—Holders of the debentures have limited rights to accelerate payment of the debentures under the indenture.” Notwithstanding the foregoing, the indenture will acknowledge that in the case of any failure to deliver consideration deliverable in respect of any conversion, monetary damages would not be adequate and will provide for specific performance as the remedy for any such failure.

A covenant breach will only give rise to possible remedies if it continues for 180 days after delivery of the notices specified below. Our failure (if any) to sell qualifying securities through the alternative payment mechanism in accordance with the provisions of the indenture in the event that no market disruption event has occurred and we are not restricted by the 2% issuance cap, the maximum share cap or the preferred stock cap will result in the limited remedies against us described above, and will not include the right of holders to accelerate payment of principal on the debentures. See “Risk Factors—Holders of the debentures have limited rights to accelerate payment of the debentures under the indenture.”

Within 90 days after a default, the trustee must give to the holders of the debentures notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that doing so is in the interest of the holders of the debentures.

Holders of the debentures may not themselves institute a proceeding against us on account of a covenant breach unless, among other things, the trustee fails to institute such a proceeding, subject to the terms of the indenture. However, the holders of a majority in principal amount of the debentures may direct the trustee to bring such a proceeding if a covenant breach continues for a period of 180 days after delivery of the specified notice to us from the trustee or to us and the trustee from the holders of a majority in principal amount of the debentures, subject to the terms of the indenture. The indenture will not require the trustee to take any action in case of a covenant breach (other than to give notice of such default to the holders of the debentures under certain circumstances, as described above) unless so directed by the holders and unless, if so requested by the trustee, an indemnity reasonably satisfactory to it is granted by the holders.

If an event of default occurs in respect of any outstanding debentures, other than an event of default relating to certain events of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal amount, and all unpaid and accrued interest and any compounded interest to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders of the debentures, subject to the terms of the indenture. If an event of default occurs in respect of any outstanding debentures relating to certain events of bankruptcy, insolvency or reorganization, the principal amount, and all unpaid and accrued interest and any compounded interest, will become immediately due and payable without any action on the part of the trustee or the holders of the debentures. However, the payment of principal and interest on the debentures will remain subordinated to the extent provided in the indenture. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the debentures may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or interest on the debentures have been cured or waived as provided in the indenture. See “—Modification and Waiver.” Notwithstanding the foregoing, any holder may bring an action against us for specific performance if we fail to deliver to that holder consideration due upon a conversion of the debentures.

Satisfaction and Discharge

We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding debentures to the trustee for cancellation; or

•

depositing with the trustee or the paying agent after the debentures have become due and payable at maturity, cash sufficient to pay all amounts due on all outstanding debentures and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

Modification and Waiver

Generally, our rights and obligations and the holders’ rights may be modified with the consent of holders of a majority of the outstanding debentures. No modification or amendment may occur without the consent of each affected holder of a debenture, however, if that modification or amendment would do any of the following:

•	change the maturity date of the principal of, or the date of any interest payment due upon, the debentures;

•	reduce the principal amount of, or the interest on, the debentures;

•	adversely affect in any material respect the rights of the holders to convert the debentures;

•	reduce the amount of or change the form of consideration due to holders of the debentures upon their conversion thereof;

•	change the currency of payment of the debentures;

•	impair the right to institute suit for the enforcement of any payment on, or conversion of, the debentures or adversely affect the right of payment, if any, at the option of the holder; or

•	reduce the percentage of holders necessary to modify or amend the indenture or to waive any past default.

The indenture will provide that we and the trustee may make modifications without the consent of the holders of debentures in order to do the following:

•	evidence the assumption by a successor entity of the obligations of the obligor under the indenture;

•	convey security for the debentures to the trustee;

•	add covenants, restrictions or conditions for the protection of the holders of debentures;

•	provide for the issuance of debentures in coupon or fully registered form;

•	cure any ambiguity or correct or supplement any defect or inconsistency in the indenture;

•

make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holder of debentures in any material respect; provided that in any event, any amendment to conform the terms of the debentures to the description contained in this prospectus will not be deemed to adversely affect the interests of any holder of debentures in any material respect;

•	evidence the appointment of a successor trustee or more than one trustee;

•	surrender any right or power conferred upon us;

•	comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•

add or modify any other provisions with respect to matters or questions arising under an indenture that we and the trustee may deem necessary or desirable and that our board of directors and the trustee determine will not adversely affect in any material respect the interests of holders of debentures;

•	to the extent necessary to make provision for a binding capital replacement covenant or provide for a replacement capital intention;

•	modify the definition of “qualifying preferred stock” as contemplated above under “Deferral of Interest Payments—Alternative payment mechanism”;

•	eliminate our right to elect to pay cash pursuant to the alternative conversion right upon a fundamental change;

•	provide for guarantees of the debentures and to specify the ranking of the obligations of the guarantors under their respective guarantees; or

•	amend the definition of “qualifying securities” to eliminate common stock or qualifying warrants but not both as described above under “—Alternative Payment Mechanism.”

The holders of not less than a majority in aggregate principal amount of the debentures then outstanding may, on behalf of the holders of all debentures, waive any past default under the indenture except (1) a default in the payment of principal, or any interest on the debentures, (2) a default arising from our failure to convert any debenture at the option of a holder in accordance with the indenture or (3) a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each affected holder of the debentures then outstanding.

Reports

The indenture provides for us to file with the trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought confidential treatment from the SEC (unless such request is denied). Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. If we are not required to file information, documents or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we will file with the trustee such periodic reports and other documents which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Book-Entry, Delivery And Form

We will initially issue the debentures in the form of one or more global debentures. Except as set forth below, debentures will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000. Debentures will be issued at the closing of this offering only against payment in immediately available funds. The global debentures will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “global debenture holder”), in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the global debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global debentures may not be exchanged for debentures in certificated form except in the limited circumstances described in this prospectus. Except in the limited circumstances described below, owners of beneficial interests in the global debentures will not be entitled to receive physical delivery of debentures in certificated form.

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants. DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global debentures, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global debentures; and

•

ownership of these interests in the global debentures will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global debentures).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global debenture to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global debenture to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global debentures will not have debentures registered in their names, will not receive physical delivery of debentures in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on a global debenture registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the debentures, including the global debentures, are registered as the owners of the debentures for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global debentures or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global debentures; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the debentures (including principal and interest), is to credit the accounts of the relevant participants with the payment on the interest payment date unless DTC has reason to believe it will not receive payment on such interest payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of debentures will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the debentures, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds in accordance with its rules and operating procedures.

DTC has advised us that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose account DTC has credited the interests in the global debentures and only in respect of such portion of the aggregate principal amount of the debentures as to which such participant or participants has or have given such direction. However if there is an event of default under the debentures, DTC reserves the right to exchange the global debentures for legended debentures in certificated form, and to distribute such debentures to its participants.

Although DTC has agreed to the foregoing to facilitate transfers of interests in the global debentures among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The trustee will exchange each beneficial interest in a global debenture for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC or any successor depositary, only if: (i) DTC or such successor depositary notifies us that it is unwilling or unable to continue as depositary for that global debenture or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or (ii) an event of default has occurred and is continuing and the trustee has received a request from DTC or any successor depositary to issue certificated securities.

Governing Law

The subordinated indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

About the Trustee

                    will act as trustee with respect to the debentures and will be the paying agent and registrar for the debentures. We and our affiliates have entered, and from time to time may continue to enter, into banking or other relationships with or its affiliates. The trustee may resign or be removed by the holders of a majority of the debentures in certain circumstances, and a successor trustee may be appointed by us to act with respect to the debentures.

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the replacement capital covenant. This summary is not a complete description of the replacement capital covenant and is qualified in its entirety by the terms and provisions of the full document, the form of which has been filed by us with the Securities and Exchange Commission as an exhibit to this registration statement of which this prospectus is a part. Unless otherwise specified, the words “we” “us” and “our,” and words of similar import, as used in this section refer only to Radian Group Inc. and not to any of its subsidiaries.

In the replacement capital covenant, we have agreed for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness ranking senior to the debentures (initially, the holders of our 5.375% Senior Notes due 2015 and persons who acquire debentures from them) that we will not repay, redeem, defease or purchase, and none of our subsidiaries will purchase, all or a part of the debentures before                     , 2048, unless the principal amount repaid or defeased, or the applicable redemption or purchase price, does not exceed the sum of:

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the “applicable percentage” of the aggregate amount of net cash proceeds we and our subsidiaries have received from the sale of “common stock,” “rights to acquire common stock,” “mandatorily convertible preferred stock,” “debt exchangeable for common equity” and “qualifying capital securities,” plus

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the “applicable percentage” of the aggregate market value of any common stock (or rights to acquire common stock) we and our subsidiaries have delivered or issued in connection with the conversion of any convertible or exchangeable securities, other than securities for which we or any of our subsidiaries have received equity credit from any “NRSRO”;

in each case to persons other than us and our subsidiaries since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”). The foregoing limitation will not restrict the repayment, redemption or other acquisition of any debentures that we have previously defeased in accordance with the replacement capital covenant. We sometimes refer collectively in this prospectus to common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity and qualifying capital securities as “replacement capital securities.”

“Applicable percentage” means:

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in the case of any common stock or rights to acquire common stock, (a) 133.33% with respect to any repayment, redemption or purchase before                     , 2018, (b) 200% with respect to any repayment, redemption or purchase on or after                     , 2018 and before                     , 2038 and (c) 400% with respect to any repayment, redemption or purchase on or after                     , 2038;

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in the case of any mandatorily convertible preferred stock, debt exchangeable for common equity or any qualifying capital securities described in clause (i) of the definition of that term below, (a) 100% with respect to any repayment, redemption or purchase before                     , 2038 and (b) 300% with respect to any repayment, redemption or purchase on or after                     , 2038;

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in the case of any qualifying capital securities described in clause (ii) of the definition of that term below, (a) 100% with respect to any repayment, redemption or purchase before                     , 2038 and (b) 200% with respect to any repayment, redemption or purchase on or after                    , 2038; and

•	in the case of any qualifying capital securities described in clause (iii) of the definition of that term below, 100%.

“Common stock” means any of our equity securities (including equity securities held as treasury shares) or rights to acquire equity securities that have no preference in the payment of dividends or amounts payable upon our liquidation, dissolution or winding up (including a security that tracks the performance of, or relates to the results of, a business, unit or division of us), and any securities that have no preference in the payment of dividends or amounts payable upon liquidation, dissolution or winding up and are issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Debt exchangeable for common equity” means a security or combination of securities that:

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gives the holder a beneficial interest in (i) a fractional interest in a stock purchase contract for a share of our common stock that will be settled in three years or less, with the number of shares of our common stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of the subordinated debt securities referred to in clause (ii), subject to customary anti-dilution adjustments, and (ii) subordinated debt securities of us or one of our subsidiaries that are non-callable before the settlement date of the stock purchase contract;

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provides that the holders directly or indirectly grant us a security interest in such securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase our common stock pursuant to such stock purchase contracts;

•	includes a remarketing feature pursuant to which the debt securities are remarketed to new investors commencing not later than the settlement date of the stock purchase contract; and

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provides for the proceeds raised in the remarketing to be used to purchase our common stock under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the stock purchase contract, provides that the stock purchase contracts will be settled by us exercising our remedies as a secured party with respect to the debt securities or other collateral directly or indirectly pledged by holders of the debt exchangeable for common equity.

“Employee benefit plan” means any written purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, pension or similar plan or arrangement or any written compensatory contract or arrangement.

“Measurement date” means with respect to any repayment, redemption, defeasance or purchase of the debentures (i) on or before the scheduled maturity date, the date 180 days before delivery of notice of such repayment, defeasance or redemption or the date of such purchase and (ii) after the scheduled maturity date, the date 90 days before the date of such repayment, redemption, defeasance or purchase, except that, if during the 90 days (or any shorter period) preceding the date that is 90 days before the date of such repayment, redemption, defeasance or purchase, net cash proceeds described above were received but no repayment, redemption, defeasance or purchase was made in connection therewith, the measurement date shall be the earliest date upon which such net cash proceeds were received.

For example, if we receive proceeds from the issuance of qualifying capital securities before the scheduled maturity date but after we have given the indenture trustee a notice of repayment and we do not redeem or purchase any debentures based on the receipt of these proceeds, the measurement date with respect to the next interest payment date will be the date we received those proceeds (even though it is more than 90 days before that interest payment date) and, accordingly, we may count those proceeds in connection with the repayment of the debentures on that interest payment date.

“Measurement period” with respect to any notice date or purchase date means the period (i) beginning on the measurement date with respect to such notice date or purchase date and (ii) ending on such notice date or purchase date. Measurement periods cannot run concurrently.

“NRSRO” means any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act (or any successor provision).

“Qualifying capital securities” means securities (other than common stock, rights to acquire common stock or securities exchangeable for or convertible into common stock) that in the determination of our board of directors (or a duly authorized committee thereof) meet one of the following criteria:

(i)	in connection with any repayment, redemption or purchase of debentures before , 2018:

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junior subordinated debt securities and guarantees issued by us or our subsidiaries with respect to trust preferred securities if the junior subordinated debt securities and guarantees (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) are “non-cumulative,” (c) have no maturity or a maturity of at least 60 years and (d) are subject to a “qualifying replacement capital covenant”;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 60 years and (c) (i) are “non-cumulative” and subject to a “qualifying replacement capital covenant” or (ii) have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure”; or

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures, (b) have no maturity or a maturity of at least 40 years, (c) are subject to a “qualifying replacement capital covenant” and (d) have a “mandatory trigger provision” and an “optional deferral provision”;

(ii)	in connection with any repayment, redemption or purchase of debentures on or after , 2018 but before , 2038:

•	all types of securities that would be “qualifying capital securities” under clause (i) above;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 60 years, (c) are subject to a “qualifying replacement capital covenant” and (d) have an “optional deferral provision”;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) are “non-cumulative,” (c) have no maturity or a maturity of at least 60 years and (d) are subject to “intent-based replacement disclosure”;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 40 years and (c) (i) are “non-cumulative” and subject to a “qualifying replacement capital covenant” or (ii) have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure”;

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securities issued by us or our subsidiaries that (a) rank junior to all of our senior and subordinated debt other than the debentures and the pari passu securities, (b) have a “mandatory trigger provision” and an “optional deferral provision,” and are subject to “intent-based replacement disclosure” and (c) have no maturity or a maturity of at least 60 years;

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cumulative preferred stock issued by us or our subsidiaries that (a) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) (1) has no maturity or a maturity of at least 60 years and (2) is subject to a “qualifying replacement capital covenant”; or

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other securities issued by us or our subsidiaries that (a) rank upon our liquidation, dissolution or winding-up either (1) pari passu with or junior to the debentures or (2) pari passu with the claims of our trade creditors and junior to all of our long-term indebtedness for money borrowed (other than our long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on our liquidation, dissolution or winding-up); and (b) either (1) have no maturity or a maturity of at least 40 years and have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure” or (2) have no maturity or a maturity of at least 25 years and are subject to a “qualifying replacement capital covenant” and have a “mandatory trigger provision” and an “optional deferral provision”;

(iii)	in connection with any repayment, redemption or purchase of debentures at any time on or after , 2038:

•	all of the types of securities that would be “qualifying capital securities” under clause (ii) above;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding-up, (b) either (1) have no maturity or a maturity of at least 60 years and are subject to “intent-based replacement disclosure” or (2) have no maturity or a maturity of at least 40 years and are subject to a “qualifying replacement capital covenant” and (c) have an “optional deferral provision”;

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securities issued by us or our subsidiaries that (a) rank junior to all of our senior and subordinated debt other than the debentures and any other pari passu securities, (b) have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure” and (c) have no maturity or a maturity of at least 25 years; or

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preferred stock issued by us or our subsidiaries that either (a) has no maturity or a maturity of at least 60 years and is subject to “intent-based replacement disclosure” or (b) has a maturity of at least 40 years and is subject to a “qualifying replacement capital covenant”;

provided, that if any of the securities described above is structured at the time of issuance with a significant distribution rate step-up (whether interest or dividend) before                      , 2038, then such security shall be subject to a “qualifying replacement capital covenant” that will remain in effect until at least                      , 2038. “Significant distribution rate step-up” means, as to a “qualifying capital security,” an increase in the distribution rate at a date after initial issuance of such security of more than 25 basis points (or, if the method of calculating distributions on such “qualifying capital security” is changing at the time of such increase (for example, from a fixed rate to a floating rate based upon a margin above an index or from a floating rate based upon a margin above one index to a floating rate based upon a margin above a different index), an increase in the margin above the applicable credit spread used in calculating such increased rate as compared to the credit spread used in calculating the initial distribution rate of more than 25 basis points).

For purposes of the definitions provided above, the following terms shall have the following meanings:

“Alternative payment mechanism” means, with respect to any securities or combination of securities, provisions in the related transaction documents requiring us to issue (or use commercially reasonable efforts to issue) one or more types of “APM qualifying securities” raising eligible proceeds at least equal to the deferred distributions on such securities and apply the proceeds to pay unpaid distributions on such securities, commencing on the earlier of (x) the first distribution date after commencement of a deferral period on which we pay current distributions on such securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

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define “eligible proceeds” to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) that we have received during the 180 days before the related distribution date from the issuance of APM qualifying securities, up to the maximum share number in the case of APM qualifying securities that are common stock or “mandatorily convertible preferred stock”, up to the maximum warrant number in the case of APM qualifying securities that are qualifying warrants, and up to the “preferred cap” in the case of APM qualifying securities that are “qualifying non-cumulative preferred stock” or “mandatorily convertible preferred stock”;

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permit us to pay current distributions on any distribution date out of any source of funds but (x) require us to pay deferred distributions only out of eligible proceeds and (y) prohibit us from paying deferred distributions out of any source of funds other than eligible proceeds, unless otherwise required at the time by any applicable regulatory authority or if an event of default has occurred that results in an acceleration of the principal amount of the relevant securities;

•	include a “repurchase restriction”;

•	limit our obligation to issue (or use commercially reasonable efforts to issue) APM qualifying securities up to:

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in the case of APM qualifying securities that are common stock or qualifying warrants, during the first five years of any deferral period (x) an amount from the issuance thereof pursuant to the alternative payment mechanism equal to 2% of our market capitalization as of the end of the most recent fiscal quarter or (y) a number of shares of common stock and qualifying warrants not in excess of 2% of the number of shares of outstanding common stock set forth in our most recently published financial statements (the “common cap”);

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in the case of APM qualifying securities that are “qualifying non-cumulative preferred stock” or “mandatorily convertible preferred stock,” an amount from the issuance thereof pursuant to the related alternative payment mechanism (including at any point in time from all prior issuances of “qualifying non-cumulative preferred stock” and still-outstanding “mandatorily convertible preferred stock” pursuant to such alternative payment mechanism) equal to 25% of the liquidation or principal amount of the securities that are the subject of the related alternative payment mechanism (the “preferred cap”);

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permit us, at our option, to impose a limitation on the issuance of APM qualifying securities consisting of common stock, mandatorily convertible preferred stock and qualifying warrants, in each case to a maximum issuance cap to be set at our discretion and otherwise substantially similar to the “maximum share cap,” provided that such maximum issuance cap will be subject to our agreement to use commercially reasonable efforts to increase the maximum issuance cap when reached and (i) simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of common stock or (ii) if we cannot increase the maximum issuance cap as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of our authorized common stock for purposes of satisfying our obligations to pay deferred distributions;

•	in the case of securities other than non-cumulative preferred stock, include a “bankruptcy claim limitation provision”; and

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permit us, at our option, to provide that if we are involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or continuing directors cease for any reason to constitute a majority of the directors of the surviving or resulting entity, then the first three bullet points will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination. “Continuing director” means a director who was a director of us at the time the definitive agreement relating to the transaction was approved by our board of directors or who was recommended for election or elected by the continuing directors;

provided that:

•	we will not be obligated to issue (or use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

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if, due to a market disruption event or otherwise, we are able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the “common cap,” “preferred cap” and any “maximum issuance cap”; and

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if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the “common cap,” the “preferred cap” and any maximum issuance cap referred to above, as applicable, in proportion to the total amounts that are due on such securities.

“APM qualifying securities” means, with respect to an alternative payment mechanism or a mandatory trigger provision, one or more of the following (as designated in the transaction documents for the qualifying capital securities that include an alternative payment mechanism or a mandatory trigger provision, as applicable): common stock, qualifying warrants, qualifying non-cumulative preferred stock and mandatorily convertible preferred stock; provided that

•	if the APM qualifying securities for any alternative payment mechanism or mandatory trigger provision include both common stock and qualifying warrants,

•	such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue qualifying warrants; and

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we may, without the consent of the holders of the qualifying capital securities, amend the definition of APM qualifying securities to eliminate common stock or qualifying warrants (but not both) from the definition if, after the date of this prospectus, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective so that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes; and

•	if the APM qualifying securities for any alternative payment mechanism or mandatory trigger provision include mandatorily convertible preferred stock,

•	such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue mandatorily convertible preferred stock; and

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we may, without the consent of the holders of the qualifying capital securities, amend the definition of APM qualifying securities to eliminate mandatorily convertible preferred stock from the definition if, after the date of this prospectus, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective so that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes.

“Bankruptcy claim limitation provision” means, with respect to any securities or combination of securities that have an alternative payment mechanism or a mandatory trigger provision, provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to distributions that accumulate during (A) any deferral period, in the case of securities that have an alternative payment mechanism or (B) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities having a mandatory trigger provision, to:

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in the case of securities having an alternative payment mechanism or “mandatory trigger provision” with respect to which the “APM qualifying securities” do not include “qualifying non-cumulative preferred stock” or “mandatorily convertible preferred stock,” 25% of the stated or principal amount of such securities then outstanding; and

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in the case of any other securities, an amount not in excess of the sum of (x) the amount of accumulated and unpaid distributions (including compounded amounts) that relate to the earliest two years of the portion of the deferral period for which distributions have not been paid and (y) an amount equal to the excess, if any, of the “preferred cap” over the aggregate amount of net proceeds from the sale of “qualifying non-cumulative preferred stock” and still-outstanding “mandatorily convertible preferred stock” that the issuer has applied to pay such distributions pursuant to the alternative payment mechanism or the “mandatory trigger provision,” provided that the holders of such securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in subclause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had such claim ranked pari passu with the interests of the holders, if any, of “qualifying non-cumulative preferred stock.”

In the case of any cumulative preferred stock that includes a bankruptcy claim limitation provision, such provision shall limit the liquidation preference of such cumulative preferred stock to its stated amount, plus an amount in respect of accumulated and unpaid dividends not in excess of the amount set forth in the first or second bullet point above, as applicable.

“Intent-based replacement disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings made by the issuer before or contemporaneously with the issuance of such securities, that the issuer will repay, redeem, defease or purchase, and will cause its subsidiaries to purchase, such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption, defeasance or purchase that are as or more equity-like than the securities then being repaid, redeemed, defeased or purchased, raised within 180 days before the applicable redemption or purchase date.

“Mandatory trigger provision” means, as to any security or combination of securities, provisions in the terms thereof or of the related transaction agreements that:

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upon a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, prohibit the issuer of such securities from making payment of distributions on such securities (including without limitation all deferred and accumulated amounts) other than out of the net proceeds of the issuance and sale of APM qualifying securities; provided that the amount of “qualifying non-cumulative preferred stock” and “mandatorily convertible preferred stock” the net proceeds of which the issuer may apply to pay such distributions pursuant to such provision may not exceed the “preferred cap”;

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in the case of securities other than non-cumulative perpetual preferred stock, require the issuance and sale of APM qualifying securities in an amount at least equal to the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts) and the application of such net proceeds to the payment of such distributions within two years of such failure; provided that if the mandatory trigger provision does not require such issuance and sale within one year of such failure, the amount of common stock or qualifying warrants the net proceeds of which the issuer must apply to pay such distributions pursuant to such provision may not exceed the “common cap”;

•	include a “repurchase restriction” if the provisions described in the prior bullet point do not require such issuance and sale within one year of such failure;

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prohibit the issuer of such securities from redeeming, defeasing or purchasing any of its securities ranking upon the liquidation, dissolution or winding up of the issuer, junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period before the date six months after the issuer applies the net proceeds of the sales described in the first bullet point above to pay such deferred distributions in full, except where non-payment would cause the issuer to breach the terms of the relevant instrument, subject to the exceptions set forth in the first and second bullet points of the definition of “repurchase restriction”;

•	other than in the case of non-cumulative preferred stock, include a “bankruptcy claim limitation provision”; and

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do not include any remedies other than “permitted remedies” for the issuer’s failure to pay distributions because of the “mandatory trigger provision” except in the event that distributions have been deferred for one or more distribution periods that total together at least 10 years;

provided that:

•	the issuer shall not be obligated to issue (or to use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

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if, due to a market disruption event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, the issuer will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the “common cap” and the “preferred cap,” as applicable; and

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if the issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the “common cap” and the “preferred cap,” as applicable, in proportion to the total amounts that are due on such securities.

“Non-cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more “permitted remedies.” Securities that include an alternative payment mechanism will also be deemed to be “non-cumulative,” other than for the purposes of the definitions of “APM qualifying securities” and “qualifying non-cumulative preferred stock.”

“Optional deferral provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the effect of either (a) or (b) below:

(a)	(i) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event is continuing, 10 years, without any remedy other than “permitted remedies” and (ii) an alternative payment mechanism (provided that such alternative payment mechanism need not apply during the first 5 years of any deferral period and need not include a “common cap” or a “preferred cap”); or

(b)	the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to 10 years, without any remedy other than “permitted remedies.”

“Permitted remedies” means, with respect to any securities, one or more of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and (b) complete or partial prohibitions on the issuer or its subsidiaries paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying non-cumulative preferred stock” means non-cumulative perpetual preferred stock issued by us that (i) ranks pari passu with or junior to all other outstanding preferred stock of the issuer, other than a preferred stock that is issued or issuable pursuant to a stockholders’ rights plan or similar plan or arrangement and (ii) contains no remedies other than “permitted remedies” and either (i) is subject to “intent-based replacement disclosure” and has a provision that provides for mandatory suspension of distributions upon our failure to satisfy one or more financial tests set forth therein or (ii) is subject to a qualifying replacement capital covenant.

“Qualifying replacement capital covenant” means (a) a replacement capital covenant substantially similar to the replacement capital covenant applicable to the debentures or (b) a replacement capital covenant, as identified by our board of directors, or a duly authorized committee thereof, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming, repaying, purchasing or defeasing, and restricts the subsidiaries of such issuer from purchasing, identified securities except out of the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption, repayment, purchase or defeasance that are as or more equity-like than the securities then being redeemed, repaid, purchased or defeased, raised within 180 days before the applicable redemption, repayment, purchase or defeasance date; provided that the term of such qualifying replacement capital covenant shall be determined at the time of issuance of the related replacement capital securities taking into account the other characteristics of such securities.

“Repurchase restriction” means, with respect to any APM qualifying securities that include an alternative payment mechanism or a mandatory trigger provision, provisions that require us and our subsidiaries not to redeem, purchase or defease any of our securities ranking junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period until at least one year after all deferred distributions have been paid, except where non-payment would cause us to breach the terms of the relevant instrument, other than the following (none of which shall be restricted or prohibited by a repurchase restriction) if deferral of distributions continues for more than one year:

•	redemptions, purchases or other acquisitions of shares of common stock in connection with any employee benefit plan; or

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purchases of shares of common stock pursuant to a contractually binding requirement to buy common stock entered into before the beginning of the related deferral period, including under a contractually binding stock repurchase plan.

“Rights to acquire common stock” includes the number of shares of common stock obtainable upon exercise or conversion of any right to acquire common stock, including, any right to acquire common stock pursuant to a stock purchase plan or employee benefit plan.

Our ability to raise proceeds from qualifying capital securities, mandatorily convertible preferred stock, common stock, debt exchangeable for common equity and rights to acquire common stock during the applicable measurement period with respect to any repayment, purchase or redemption of the debentures will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities. No assurance can be given that we will be able to issue those securities, and we will be unable to repay or redeem the debentures before                     , 2048 unless we can complete such an issuance.

The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered series of indebtedness approaches maturity, becomes subject to a redemption notice or is reduced to less than $[•] in outstanding principal amount. We expect that, at all times before                         , 2048, we will be subject to the replacement capital covenant and, accordingly, restricted in our ability to repay, redeem, defease or purchase the debentures.

The replacement capital covenant is made for the benefit of persons that buy, hold or sell the specified series of long-term indebtedness. It is not for the benefit of, and may not be enforced by, the holders of the debentures. Any amendment or termination of our obligations under the replacement capital covenant will require the consent of the holders of at least a majority in principal amount of that series of indebtedness, except that we may amend or supplement the replacement capital covenant without the consent of the holders of that series of indebtedness if any of the following apply (it being understood that any such amendment or supplement may fall into one or more of the following): (i) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities, and one of our officers has delivered to the holders of the then effective series of covered debt a written certificate to that effect, (ii) such amendment or supplement is not materially adverse to the covered debtholders, and one of our officers has delivered to the holders of the then effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not materially adverse to the covered debtholders, or (iii) such amendment or supplement eliminates common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities if, after the date of this prospectus, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to eliminate common stock, debt exchangeable for common equity, mandatorily convertible preferred stock and/or rights to acquire common stock as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States. For this purpose, an amendment or supplement that adds new types of securities qualifying as “replacement capital securities” or modifies the requirements of securities qualifying as “replacement capital securities” will not be deemed materially adverse to the holders of the then-effective series of covered debt if, following such amendment or supplement, the replacement capital covenant would constitute a “qualifying replacement capital covenant.”

With respect to qualifying capital securities, we have agreed in the subordinated indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the debentures is permitted, except with the consent of holders of a majority by principal amount of the debentures.

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax and estate tax considerations relevant to the acquisition, ownership, and disposition of the debentures and the shares of common stock into which the debentures may be converted. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a “U.S. Person” is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation or a partnership and that is organized under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a debenture or share of common stock (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”) that is a U.S. Person, and a “Non-U.S. Holder” is any beneficial owner of a debenture or share of common stock (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”) that is not a U.S. Holder. If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns a debenture or share of common stock, the tax treatment of a member of the entity will depend on the status of the members and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, is not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and that owns debentures or shares of common stock, and any members of such an entity, should consult their tax advisors.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, persons who hold debentures as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Persons whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not address any aspects of state, local or foreign taxation. This summary only applies to those persons who purchase debentures in the initial offering at the initial offering price and who hold debentures or shares of common stock as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A BENEFICIAL OWNER OF DEBENTURES OR SHARES OF COMMON STOCK. BENEFICIAL OWNERS OF DEBENTURES

OR SHARES OF COMMON STOCK SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Classification of the Debentures as Indebtedness

The determination whether an instrument is classified as indebtedness, rather than as equity, for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial, or administrative authority that directly addresses the U.S. federal income tax treatment of an instrument substantially similar to the debentures. We intend to take the position that the debentures will be classified as our indebtedness for all U.S. federal income tax purposes. No assurance can be given that the IRS or a court will agree with this position. If the IRS were to successfully challenge the classification of the debentures as indebtedness, interest payments and principal payments on the debentures would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders, any payments on the debentures that are treated as dividends would be subject to U.S. federal income tax at a 30% rate, except to the extent reduced by applicable income tax treaty.

We agree, and by acquiring an interest in a debenture each beneficial owner of a debenture will agree, to treat the debentures as indebtedness for U.S. federal income tax purposes. Under the Code, our characterization of the debentures as indebtedness is binding on all holders except to the extent that a holder discloses on his tax return that the holder is treating the debentures in a manner that is inconsistent or the IRS or a court determines that our characterization is incorrect. The remainder of this summary assumes that the debentures are classified as indebtedness for U.S. federal income tax purposes. Beneficial owners of debentures should consult their own tax advisors regarding the tax consequences if the debentures are not treated as indebtedness for U.S. federal income tax purposes.

Original Issue Discount

Under the applicable U.S. Treasury regulations, the possibility that interest on the debentures might be deferred (or, in certain circumstances as described in “Description of the Debentures — Limitations on Claims in the Event of our Bankruptcy, Insolvency or Receivership”, might be cancelled) could result in the debentures being deemed to be issued with original issue discount (“OID”), unless the likelihood of a deferral or cancellation is remote within the meaning of the U.S. Treasury regulations. We believe that the likelihood of interest deferral or cancellation is remote, and we therefore believe that the possibility of such a deferral or cancellation will not result in the debentures being deemed to be issued with OID. Except as otherwise expressly stated herein, for purposes of this summary it is assumed that the debentures will not be deemed to be issued with OID.

Regardless of our determination, however, the IRS may assert that the likelihood of interest deferral or cancellation is not remote. If the likelihood of interest deferral or cancellation were determined not to be remote, or if interest were in fact deferred, the debentures would be deemed to be issued with OID at the time of issuance or at the time that any such deferral actually occurs, as the case may be. Then, all stated interest on the debentures would thereafter be treated as OID as long as the debentures remain outstanding. In such an event:

•	you would be required to accrue interest income on the debentures using a constant yield method, regardless of your regular method of tax accounting;

•	the actual cash payments of interest you receive on the debentures would not be reported separately as taxable income;

•	any accrual of OID included in your gross income (whether or not during a deferral period) with respect to the debentures would increase your tax basis in the debentures; and

•	the amount of cash payments that you receive in respect of accrued OID would reduce your tax basis in the debentures.

U.S. Holders

Interest on debentures

As described in “Original Issue Discount” above, we will treat the debentures as not being issued with OID. Accordingly, prior to the time that any interest is deferred on the debentures, we will treat interest on the debentures as being “qualified stated interest” that is taxable to a U.S. Holder as ordinary income at the time that the interest accrues or is paid (in accordance with the U.S. Holder’s regular method of tax accounting). If we elect to defer the payment of interest on the debentures, a U.S. Holder will be required to accrue interest income on the debentures in advance of the receipt of cash attributable to the deferred interest, and may never receive such deferred interest.

Disposition of debentures, other than upon conversion

In the case of a sale, redemption, or other disposition (not including a conversion) of a debenture, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued qualified stated interest, which will be taxable as interest income) and the U.S. Holder’s adjusted tax basis in the debenture. Such tax basis will generally equal the amount paid for the debenture, increased by the amount of any OID accrued with respect to the debenture, and reduced by the amount of any cash payments (other than qualified stated interest) received with respect to the debenture.

A gain or loss recognized by a U.S. Holder on a taxable disposition of a debenture generally will constitute capital gain or loss. A capital gain recognized by an individual upon a taxable disposition of a debenture that is held for more than one year is generally eligible for reduced rates of U.S. federal income taxation. The deductibility of a capital loss recognized upon a taxable disposition of a debenture is subject to limitations.

Conversion of debentures

If a U.S. Holder receives a combination of cash and common stock in exchange for your debentures upon conversion, we intend to take the position that the U.S. Holder will recognize gain, but not loss, equal to the lesser of (i) the excess of the fair market value of the common stock and cash received (except with respect to any cash paid in lieu of fractional common shares, and with respect to any amount representing accrued qualified stated interest and which will be taxable as interest income) over the U.S. Holder’s adjusted tax basis in the debenture (excluding the portion of the tax basis that is allocable to any fractional share) or (ii) the amount of cash received by the U.S. Holder. The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the debenture that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued qualified stated interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The holding period of the shares of common stock received upon such a conversion will include the period during which the U.S. Holder owned the debenture that was converted, except that the holding period of any shares of common stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternative characterizations may be possible that could affect the amount, timing, and character of income realized by a U.S. Holder upon the receipt of a combination of cash and common stock. Such characterizations might include treatment as in part an exchange of a portion of the debentures for cash and in part a conversion of the remainder of the debentures for common stock. A U.S. Holder should consult its own tax advisor regarding the tax treatment of the receipt of cash and common stock in exchange for debentures upon conversion.

Cash received by a U.S. Holder in lieu of a fractional share of common stock will be treated as received in redemption of such fractional share, and gain or loss will be recognized by the U.S. Holder in an amount equal to the difference between the cash received and the portion of the basis of the debentures allocable to such fractional interest. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holding period for such debentures was greater than one year as of the date of the conversion.

Constructive distributions

The conversion rate of the debentures will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the owners of the debentures, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, in respect of Fundamental Changes as discussed in “Description of Debentures”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. In addition, adjustments in respect of taxable dividends to holders of our common stock will generally result in a deemed distribution to U.S. Holders that own debentures. If such adjustments are made, the U.S. Holders that own debentures will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any such constructive distribution will be treated for U.S. federal income tax purposes as a dividend to the extent of our current or accumulated earnings and profits.

Distributions on common stock

Any distribution on the common stock will be treated for U.S. federal income tax purposes as a dividend to the extent of our current or accumulated earnings and profits. It is unclear whether our current and accumulated earnings and profits will be such that all distributions paid with respect to our common stock will qualify as dividends for U.S. federal income tax purposes. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid to a U.S. Holder on a share of common stock exceeds our current and accumulated earnings and profits attributable to that share of stock, the distribution will be treated: (i) first, as a non-taxable return of capital (and will be applied against and reduce the U.S. Holder’s adjusted tax basis, but not below zero, in that share of stock); and second, as capital gain. Any reduction in the tax basis of a share of common stock will increase any gain, or reduce any loss, realized by the U.S. Holder upon the subsequent sale, redemption, or other disposition of such share of common stock. For purposes of the remainder of this discussion, it is assumed that any distribution paid on the shares of common stock owned by a U.S. Holder will constitute a dividend for U.S. federal income tax purposes.

In the case of a U.S. Holder that is a corporation, a dividend received by such a U.S. Holder on a share of our common stock may be eligible for a 70% dividend-received deduction under the Code. However, this dividend-received deduction is disallowed in its entirety if the share of common stock with respect to which the dividend is paid is owned by the U.S. Holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the share of common stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to certain dividend arrearages.)

A U.S. Holder that is a corporation should consider the effect of Section 246A of the Code, which reduces the dividend-received deduction allowed with respect to “debt-financed portfolio stock.” In addition, a portion of dividends subject to the dividend-received deduction may serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. Furthermore, under Section 1059 of the Code, a U.S. Holder that is a corporation may be required to reduce its basis in shares of our common stock as a result of the receipt of certain “extraordinary dividends.”

In the case of a U.S. Holder that is an individual, a dividend received by such a U.S. Holder in a taxable year ending on or before December 31, 2010 on a share of our common stock generally will constitute “qualified dividend income” and will be subject to a reduced maximum U.S. federal income tax rate of 15%. This rate reduction will not apply to dividends received to the extent that the U.S. Holder elects to treat the dividends as “investment income” for purposes of calculating the U.S. Holder’s limitation on the deduction of “investment interest” expense. Furthermore, this rate reduction will also not apply to dividends that are paid to a U.S. Holder with respect to a share of common stock that is owned by the U.S. Holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the share of common stock becomes ex-dividend with respect to such dividend. (A 121-day minimum holding period applies to certain dividend arrearages.)

In general, for purposes of meeting the holding period requirements for both the dividend-received deduction and the “qualified dividend income” definition, the U.S. Holder may not count towards its holding period any period in which the U.S. Holder (a) has the option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of the common stock, or substantially identical stock or securities, (b) is a grantor of an option to buy the common stock, as the case may be, or substantially identical stock or securities, or (c) otherwise has diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividend-received deduction as well as the benefit of the reduced maximum tax rate on “qualified dividend income” if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Dispositions of common stock

In the case of a sale, redemption, or other disposition of a share of common stock, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount received and the U.S. Holder’s adjusted tax basis in the share of common stock. A gain or loss recognized by a U.S. Holder on a disposition of a share of common stock generally will constitute capital gain or loss. A capital gain recognized by an individual upon a disposition of a share of common stock that is held for more than one year is generally eligible for reduced rates of U.S. federal income taxation. The deductibility of a capital loss recognized upon a disposition of a share of common stock is subject to limitations.

Backup withholding and information reporting

In general, information reporting requirements will apply with respect to payments of interest (including any OID) on a debenture (and payments of dividends on a share of common stock) to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition of a debenture or share of common stock. In addition, a U.S. Holder may be subject to a backup withholding tax on payments with respect to a debenture or share of common stock if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Interest on debentures

As described in “Classification of the Debentures as Indebtedness” above, we intend to take the position that the debentures are classified as indebtedness for U.S. federal income tax purposes. We also intend to take the position that any interest payments made to Non-U.S. Holders on the debentures may qualify for the “portfolio interest” exemption described below. Nevertheless, we anticipate that brokers and financial institutions acting as withholding agents may withhold a 30% tax (or lower applicable income tax treaty rate) on interest payments on the debentures as if the interest payments were treated for U.S. federal income tax purposes as being distributions with respect to our stock. If, contrary to our position, the debentures are classified for U.S. federal income tax purposes as equity, payments on the debentures would generally be subject to this 30% withholding tax (or lower applicable income tax treaty rate). Assuming that the IRS does not successfully challenge the treatment of the debentures as indebtedness, a Non-U.S. Holder should be able to claim a refund for any such withholding, provided that the payment to the Non-U.S. Holder of interest on a debenture qualifies for the “portfolio interest” exemption.

Interest (including OID) earned on a debenture by a Non-U.S. Holder will qualify for the “portfolio interest” exemption, and will not be subject to U.S. federal income tax, if:

(1) the Non-U.S. Holder is neither (i) a “controlled foreign corporation” that is related to us as described in Section 881(c)(3)(C) of the Code, (ii) a bank receiving the interest on a loan made in the ordinary course of its business, nor (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the voting power of all our stock;

(2) the certification requirements described below are satisfied; and

(3) the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder.

In general, the certification requirements will be satisfied if either (i) the beneficial owner of the debenture timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such owner is a Non-U.S. Holder and provides its name and address, or (ii) a custodian, broker, nominee, or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the debenture in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such statement has been received from a Non-U.S. Holder by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold U.S. tax a copy thereof.

Any interest earned on a debenture that is effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to us or to the person who otherwise would be required to withhold U.S. tax.

Any payments to a Non-U.S. Holder of interest that do not qualify for the “portfolio interest” exemption, and that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable tax treaty).

Distributions on common stock

Any dividends paid to a Non-U.S. Holder with respect to shares of common stock (and any constructive dividends that arise as a result of certain adjustments in the conversion rate of the debentures, as described in “U.S. Holders — Constructive distributions” above) will be subject to U.S. federal income tax and withholding at a 30% rate (or lower applicable income tax treaty rate) if the dividends are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder. In the case of a constructive dividend, it is possible that this tax would be withheld from any amount owed to the Non-U.S. Holder, including, but not limited to, interest payments on the debentures, dividend payments on shares of common stock, or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

Any dividends (including constructive dividends) that are received by a Non-U.S. Holder and that are effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to us or to the person who otherwise would be required to withhold U.S. tax.

A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate with respect to dividends on shares of common stock is required to satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal income tax pursuant to an applicable income tax treaty may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

Disposition of debentures or common stock

Upon a conversion of debentures into a combination of cash and shares of common stock, a Non-U.S. Holder will recognize gain for U.S. federal income tax purposes to the extent generally that a U.S. Holder will recognize gain (see “U.S. Holders — Conversions of debentures”). A Non-U.S. Holder will also recognize gain for U.S. federal income tax purposes upon the sale, redemption, or other disposition (not including a conversion) of a debenture.

Any gain recognized by a Non-U.S. Holder upon a sale, redemption, or other disposition of a debenture or share of common stock will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder;

•	in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•	we have been a “United States real property holding corporation” at any time within the five years preceding the disposition.

In the case of a Non-U.S. Holder that is described in the first bullet point above, any gain derived from the sale, redemption, or other distribution will be subject to U.S. federal income tax at regular graduated rates, and if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to us or to the person who otherwise would be required to withhold U.S. tax.

A Non-U.S. Holder that is described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other disposition, which may be offset by U.S.-source capital losses (even if such Non-U.S. Holder is not considered a resident of the United States). With respect to the third bullet point above, we believe that we are not currently a “United States real property holding corporation”, and we do not expect to ever become a “United States real property holding corporation.”

Any shares of common stock received by a Non-U.S. Holder on the sale, redemption, or other disposition of a debenture which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Non-U.S. Holders — Interest on debentures.”

Federal estate tax

Provided that the debentures are classified as indebtedness for U.S. federal income tax purposes (see “Classification of the Debentures as Indebtedness” above), any debenture that is owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will not be included in such individual’s estate for U.S. federal estate tax purposes, unless (i) the individual owns, directly or indirectly, 10% or more of the voting power of all our stock, or (ii) at the time of such individual’s death, payments in respect of the debentures would have been effectively connected with the conduct by such individual of a trade or business in the United States.

If, contrary to our position, the debentures are not classified as indebtedness for U.S. federal income tax purposes, any debenture that is owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will be included in such individual’s estate for U.S. federal estate tax purposes, and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s country of residence.

Any shares of common stock that are owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will be included in such individual’s estate for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s country of residence.

Backup withholding and information reporting

Any payments of interest (including any OID) on a debenture (and payments of dividends on a share of common stock) to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, whether or not any such interest is exempt from U.S. withholding tax pursuant to a tax treaty or the “portfolio interest” exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of interest (including OID) on a debenture (and payments of dividends on a share of common stock) to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that the Non-U.S. Holder certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a U.S. Person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of a debenture or a share of common stock by or through a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a U.S. Person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

UNDERWRITING

Lehman Brothers Inc. is acting as the representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the principal amount of debentures shown opposite its name below:

Underwriters	Principal Amount of Debentures
Lehman Brothers Inc.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase the debentures depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•

the obligation to purchase all of the debentures offered hereby (other than those debentures covered by their option to purchase additional principal amount of debentures as described below), if any of the debentures are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

With respect to our concurrent offering of common stock, we expect to enter into a separate underwriting agreement.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional debentures. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the debentures.

	No Exercise	Full Exercise
Per $1,000 principal amount of debentures

Total

Lehman Brothers Inc. has advised us that the underwriters propose to offer the debentures directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of             % of the principal amount of the debentures. After the offering, the representative[s] may change the offering price and other selling terms. Sales of the debentures made outside of the United States may be made by affiliates of the underwriters.

The expenses of the debentures and common stock offering that are payable by us are estimated to be $             (excluding underwriting discounts and commissions).

In connection with the concurrent offering of common stock, we will also pay underwriting discounts and commissions of $        , assuming no exercise of the underwriters’ option to purchase additional shares of common stock, or $         if such option is exercised in full.

Option to Purchase Additional Principal Amount of the Debentures

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, up to $             additional principal amount of the debentures less underwriting

discounts and commissions. This option may be exercised if the underwriters sell more than $             million aggregate principle amount of debentures in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these debentures based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

In addition, in connection with the concurrent offering of debentures, we have granted the underwriters an option exercisable for 30 days to purchase, from time to time, in whole or in part, up to an aggregate of              shares at the public offering price less underwriting discounts and commissions.

Lock-Up Agreement

We, and all of our directors and executive officers have agreed that, subject to certain limited exceptions, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly for a period of 90 days from the date of this prospectus, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of any economic consequences of ownership of the debentures offered hereby, any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants), any debt securities that are substantially similar to the debentures offered hereby, debt securities or other securities that are substantially similar to our common stock, or securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to purchase the debentures offered hereby and other such securities, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock or the debentures, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, including the debentures, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless such extension is waived in writing by Lehman Brothers Inc.

Lehman Brothers Inc., in its sole discretion, may release the common stock, debentures and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock, debentures and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock, debentures and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

At our request, the underwriters have reserved for sale at the public offering price up to $             aggregate principal amount of the debentures offered hereby (excluding any debentures to be sold pursuant to the over-allotment option) for certain of our directors and officers who have expressed an interest in purchasing

debentures in the offering. The $             aggregate principal amount of the debentures available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved debentures. Any reserved debentures not so purchased will be offered by the underwriters to the general public on the same terms as the other debentures offered hereby. The purchasers under the directed share program will be subject to lock-up provisions identical to those described above.

Also at our request, in connection with the concurrent offering of common stock, the underwriters have reserved for sale at the public offering price     % of the total shares offered in the concurrent offering for certain of our directors and officers who have expressed an interest in purchasing common stock in that offering.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the debentures and our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of debentures in excess of the aggregate principal amount of debentures the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the aggregate principal amount of debentures involved in the sales made by the underwriters in excess of the aggregate principal amount of debentures they are obligated to purchase is not greater than the aggregate principal amount of debentures that they may purchase by exercising their option to purchase additional the aggregate principal amount of debentures. In a naked short position, the aggregate principal amount of debentures involved is greater than the aggregate principal amount of debentures in their option to purchase additional debentures. The underwriters may close out any short position by either exercising their option to purchase additional debentures and/or purchasing debentures in the open market. In determining the source of debentures to close out the short position, the underwriters will consider, among other things, the price of debentures available for purchase in the open market as compared to the price at which they may purchase debentures through their option to purchase additional debentures. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of debentures in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the debentures originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of debentures or preventing or retarding a decline in the market price of the debentures. As a result, the price of the debentures may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the counter-market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific aggregate principal amount of debentures for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “RDN.”

The debentures are a new issue of securities with no established market. We do not intend to apply for the debentures to be listed on any securities exchange or to arrange for the debentures to be quoted on any quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the debentures but none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the debentures.

Stamp Taxes

If you purchase debentures offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Lehman Brothers Inc. has provided to us, from time to time, financial and business advisory services with respect to our mortgage insurance and financial guaranty businesses and advised us on our proposed, but subsequently terminated, merger with MGIC Investment Corporation. Lehman Brothers Inc. received customary fees and expenses for such services. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date) an offer of securities to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities maybe offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lehman Brothers Inc. for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission (“ASIC”). It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001 (Act) in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our securities may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 as amended, the FIEL), and we will not offer or sell any of our securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and our securities may not be offered or sold, and we will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed and purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable in six months after that corporation or that trust has acquired our securities under Section 275 except (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for transfer; or (iii) by operation of law.

Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

[ALTERNATE SECTION FOR DEBENTURES PROSPECTUS]

[prospectus back cover page]

$

Radian Group Inc.

        % Convertible Junior Subordinated Debentures

PROSPECTUS

                        , 2008

LEHMAN BROTHERS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The aggregate estimated expenses, other than underwriting discounts and commissions, in connection with the sale of the securities being registered hereby are currently anticipated to be as follows (all amounts other than the SEC filing fee and FINRA filing fee are estimated). All expenses of the offering will be paid by the Registrant.

Amount
Securities and Exchange Commission registration fee		$7.86
FINRA filing fee		[*]
Trustee’s fees and expenses		[*]
Printing expenses		20,000
Legal fees and expenses		[250,000]
Accounting fees and expenses		[*]
Miscellaneous (including any applicable listing fees and transfer agent’s fees and expenses)		[*]

Total	$

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102(b) (7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Charter”) provides that the personal liability of directors of the Registrant is eliminated to the fullest extent permitted by the DGCL.

Under Section 145 of DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director, officer, employee or agent of the corporation if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article Eighth of the Registrant’s Charter provides for indemnification of the Registrant’s directors and officers to the fullest extent permitted by the DGCL. Furthermore, Article VIII of the Registrant’s Bylaws provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer or other authorized representative of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VIII further permits the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

(b) Financial Statement Schedules.

The following financial statement schedules are incorporated by reference to our Annual Report on Form 10-K:

•	Schedule I—Summary of investments – other than investments in related parties (December 31, 2007)

•	Schedule II—Condensed Financial Information of Registrant (December 31, 2007)

•	Schedule IV—Reinsurance (December 31, 2007)

All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Item 17.	Undertakings.

a) The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement first filed on May 20, 2008 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on June 10, 2008.

RADIAN GROUP INC.

/S/ S. A. IBRAHIM
By: S. A. Ibrahim
Title: Chief Executive Officer

Name	Title	Date

/S/ SANFORD A. IBRAHIM* Sanford A. Ibrahim	Chief Executive Officer (principal executive officer)	June 10, 2008

/S/ C. ROBERT QUINT* C. Robert Quint	Chief Financial Officer (principal financial officer)	June 10, 2008

/S/ CATHERINE M. JACKSON* Catherine M. Jackson	Controller (principal accounting officer)	June 10, 2008

/S/ HERBERT WENDER* Herbert Wender	Director	June 10, 2008

/S/ DAVID C. CARNEY* David C. Carney	Director	June 10, 2008

/S/ HOWARD B. CULANG* Howard B. Culang	Director	June 10, 2008

/S/ STEPHEN T. HOPKINS* Stephen T. Hopkins	Director	June 10, 2008

/S/ JAMES W. JENNINGS* James W. Jennings	Director	June 10, 2008

/S/ RONALD W. MOORE* Ronald W. Moore	Director	June 10, 2008

/S/ JAN NICHOLSON* Jan Nicholson	Director	June 10, 2008

/S/ ROBERT W. RICHARDS* Robert W. Richards	Director	June 10, 2008

/S/ ANTHONY W. SCHWEIGER* Anthony W. Schweiger	Director	June 10, 2008

/S/ C. ROBERT QUINT C. Robert Quint , as attorney-in-fact

*	By Power of Attorney

INDEX TO EXHIBITS

Exhibit Number	Exhibit

¥1.1	Form of Underwriting Agreement for Common Stock

¥1.2	Form of Underwriting Agreement for Debentures

2.1	Agreement and Plan of Merger, dated as of February 6, 2007, by and between Radian Group Inc. and MGIC Investment Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated February 6, 2007 and filed on February 12, 2007)

2.2	Termination and Release Agreement, dated as of September 4, 2007, by and between Radian Group Inc. and MGIC Investment Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated September 4, 2007 and filed on September 10, 2007)

2.4	Securities Purchase Agreement, dated as of September 14, 2007, by and between Radian Guaranty Inc., Mortgage Guaranty Insurance Corporation and Sherman Capital, L.L.C. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

3.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 11, 2004, and filed on May 12, 2004)

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated November 6, 2007 and filed on November 13, 2007)

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Radian Group Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 22, 2008 and filed on May 27, 2008)

4.1	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (file no. 1-11356) for the year ended December 31, 1999)

4.2	Indenture dated May 29, 2001, between the Registrant and First Union National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

4.3	Form of 7.75% Debentures Due 2011 (included within Exhibit 4.2)

4.4	Registration Rights Agreement dated October 27, 1992, between the Registrant and Commonwealth Land Title Insurance Company (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

4.5	Indenture dated as of February 14, 2003, between the Registrant and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2003)

4.6	Form of 5.625% Senior Notes Due 2013 (included within Exhibit 4.5)

4.7	Registration Rights Agreement dated February 14, 2003, among the Registrant, Banc of America Securities LLC, Lehman Brothers Inc., Wachovia Securities, Inc., Bear Stearns & Co. Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2003)

4.8	Senior Indenture dated as of June 7, 2005, between the Registrant and Well’s Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 2, 2005 and filed on June 7, 2005)

4.9	Officers’ Certificate, dated as of June 7, 2005, including the terms of the Registrant’s 5.375% Senior Notes due 2015, as Attachment A, and including the form of the Notes as Exhibit A-1 to Attachment A (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 2, 2005 and filed on June 7, 2005)

Exhibit Number	Exhibit

¥4.10	[Subordinated Indenture, Dated as of May , 2008, between Registrant and , National Association, as Trustee]

¥4.11	[Form of % Convertible Junior Subordinated Debenture, due 2068]

¥4.12	[Form T-1]

¥5.1	Opinion re Legality

+10.1	Form of Change of Control Agreement between Radian Group Inc. and C. Robert Quint (dated January 25, 1995) (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K (file no. 001-11356) for the year ended December 31, 2001)

+10.2	Form of Change of Control Agreement between the Registrant and each of Stephen D. Cooke (dated December 12, 2005), Robert E. Croner (dated December 12, 2005), and Teresa A. Bryce (dated November 14, 2006) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 12, 2005 and filed on December 16, 2005)

+10.3	Amended and Restated Change of Control Agreement between Radian Asset Assurance Inc. and Stephen D. Cooke, dated December 11, 2007 (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

+10.4	Severance and Change of Control Agreement between Radian Group Inc. and David M. Applegate, dated January 16, 2008 (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

+10.5	Radian Group Inc. Pension Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K (file no. 001-11356) for the year ended December 31, 2001)

+10.6	Amendment No. 1 to Radian Group Inc. Pension Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K (file no. 001-11356) for the year ended December 31, 2002)

+10.7	Amendment No. 2 to Radian Group Inc. Pension Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.8	Amendment No. 3 to Radian Group Inc. Pension Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.9	Amendment No. 4 to Radian Group Inc. Pension Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.10	Amendment No. 5 to Radian Group Inc. Pension Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 5, 2007 and filed on February 9, 2007)

+10.11	Amendment No. 6 to Radian Group Inc. Pension Plan (Amended and Restated January 1, 1997), dated April 10, 2007 (incorporated by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007)

+10.12	Amendment No. 7 to Radian Group Inc. Pension Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

+10.13	Radian Group Inc. Amended and Restated Benefit Restoration Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated November 6, 2007 and filed on November 13, 2007)

Exhibit Number	Exhibit

+10.14	Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001)

+10.15	Amendment No. 1 to Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K (file no. 001-11356) for the year ended December 31, 2002)

+10.16	Amendment No. 2 to Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.17	Amendment No. 3 to Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.18	Amendment No. 4 to Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.19	Amendment No. 5 to Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

+10.20	Amendment No. 6 to Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

+10.21	Amendment No. 7 to Radian Group Inc. Savings Incentive Plan (Amended and Restated Effective January 1, 1997) (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008)

+10.22	Radian Group Inc. Equity Compensation Plan (Amended and Restated May 9, 2006) (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on April 18, 2006).

+10.23	Amendment to Radian Group Inc. Equity Compensation Plan (Amended and Restated May 9, 2006) dated February 5, 2007 (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.24	Amendment No. 2 to Radian Group Inc. Equity Compensation Plan, dated November 6, 2007 (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

+10.25	Form of Stock Option Grant Letter (incorporated by reference to Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2004)

+10.26	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2005)

+10.27	Form of Restricted Stock Award Agreement for awards granted on or after February 5, 2007 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006)

+10.28	Form of Phantom Stock Agreement for Employees (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K dated February 8, 2005, and filed on February 14, 2005)

+10.29	Form of Phantom Stock Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K dated February 8, 2005, and filed on February 14, 2005)

Exhibit Number	Exhibit

+10.30	Radian Group Inc. Amended and Restated Performance Share Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Amended Current Report on Form 8-K dated February 8, 2005, and filed on March 30, 2005)

+10.31	Form of Performance Share Award Agreement for performance period beginning January 1, 2005, and ending January 1, 2007 (incorporated by reference to Exhibit 10.3 to the Registrant’s Amended Current Report on Form 8-K dated February 8, 2005, and filed on March 30, 2005)

+10.32	Form of Performance Share Award Agreement for performance period beginning January 1, 2006, and ending January 1, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 7, 2006, and filed on February 13, 2006)

+10.33	Radian Group Inc. Voluntary Deferred Compensation Plan for Officers (Amended and Restated May 6, 2008) (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated May 5, 2008 and filed May 9, 2008)

+10.34	Radian Group Inc. Voluntary Deferred Compensation Plan for Directors (Amended and Restated May 6, 2008) (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated May 5, 2008 and filed May 9, 2008)

+10.35	Radian Group Inc. 1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10 to the Registrant’s Registration Statement on Form S-8 (file no. 333-40623) filed on November 20, 1997)

+10.36	Amendment No. 1 to Radian Group Inc. 1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007)

+10.37	Amendment No. 2 to Radian Group Inc. 1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

+10.38	Amerin Corporation Second Amendment and Restatement of 1992 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K( file no. 001-11356) for the year ended December 31, 2002)

+10.39	Enhance Financial Services Group Inc. 1997 Long-Term Incentive Plan for Key Employees (As Amended Through June 3, 1999) (incorporated by reference to Exhibit 10.2.2 to the Quarterly Report on Form 10-Q (file no. 1-10967) for the period ended June 30, 1999, of Enhance Financial Services Group Inc.)

+10.40	Enhance Reinsurance Company Supplemental Pension Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K (file no. 001-11356) for the year ended December 31, 1999, of Enhance Financial Services Group Inc.)

+10.41	Enhance Financial Services Group Inc. Non-Employee Director Stock Option Plan (As Amended December 11, 1997) (incorporated by reference to Annex A to the Schedule 14A of Enhance Financial Services Group Inc. (file no. 1-10967) filed on May 4, 1998)

+10.42	Employment Agreement between the Registrant and Sanford A. Ibrahim, dated as of May 5, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 5, 2008 and filed on May 9, 2008)

+10.43	Transition Agreement and General Release between Radian Group Inc. and Roy Kasmar, dated January 9, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated January 9, 2007 and filed on January 10, 2007)

+10.44	Retention Agreement, dated as of February 14, 2005, between the Registrant and Roy J. Kasmar (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)

Exhibit Number	Exhibit

+10.45	First Amendment to Employment and Retention Agreement between Radian Group Inc. and Roy J. Kasmar, dated May 9, 2006 (incorporated by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006)

+10.46	Retention Agreement, dated as of February 14, 2005, between the Registrant and Howard S. Yaruss (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)

+10.47	Separation Agreement between Radian Group Inc. and Howard Yaruss, dated October 18, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 18, 2006 and filed on October 24, 2006)

+10.48	Transition Agreement and General Release between Radian Group Inc. and Mark A. Casale, dated December 11, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 11, 2007 and filed on December 14, 2007)

+10.49	Amendment No. 1 to Transition Agreement and General Release between Radian Group Inc. and Mark A. Casale, dated December 28, 2007 (incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

10.50	Form of Radian Guaranty Inc. Master Policy, effective June 1, 1995 (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

10.51	Risk-to-Capital Ratio Maintenance Agreement between the Registrant and Commonwealth Mortgage Assurance Company regarding matters relating to Moody’s financial strength rating as amended through October 22, 1993, (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

10.52	Net Worth and Liquidity Maintenance Agreement, dated as of October 10, 2000, between Radian Guaranty Inc. and Radian Insurance Inc. (incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K (file no. 001-11356) for the year ended December 31, 2002)

10.53	Form of Expense Allocation and Services Agreement between the Registrant and each of Radian Guaranty Inc., Radian Insurance Inc. and Radian Asset Assurance Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2005)

10.54	Variable Share Quota Share Reinsurance Agreement, effective January 1, 1994, between the Registrant and Capital Mortgage Reinsurance Company (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

10.55	Reinsurance Agreement, effective January 1, 1994, between the Registrant and Capital Reinsurance Company (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

10.56	Variable Share Quota Share Reinsurance Agreement, effective January 1, 1995, between the Registrant and Capital Mortgage Reinsurance Company (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

10.57	Reinsurance Agreement, effective January 1, 1996, between the Registrant and Capital Reinsurance Company (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

10.58	Variable Share Quota Share Reinsurance Agreement, effective January 1, 1997, between the Registrant and Capital Mortgage Reinsurance Company (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4 (file no. 333-65440) filed on July 19, 2001)

Exhibit Number	Exhibit

10.59	Purchase Agreement, among Market Street Custodial Trust I, Market Street Custodial Trust II, Market Street Custodial Trust III, the Registrant, Radian Asset Securities Inc., Lehman Brothers Inc. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated and filed on September 11, 2003)

10.60	Put Option Agreement between Radian Asset Assurance Inc. and Radian Asset Securities Inc. relating to Series A Perpetual Preferred Shares (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated and filed on September 11, 2003)

10.61	Put Option Agreement between Radian Asset Securities Inc. and Market Street Custodial Trust I relating to Series A Perpetual Preferred Shares (incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated and filed on September 11, 2003)

10.62	Put Option Agreement between Radian Asset Assurance Inc. and Radian Asset Securities Inc. relating to Series B Perpetual Preferred Shares (incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K dated and filed on September 11, 2003)

10.63	Put Option Agreement between Radian Asset Securities Inc. and Market Street Custodial Trust II relating to Series B Perpetual Preferred Shares (incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K dated and filed on September 11, 2003)

10.64	Put Option Agreement between Radian Asset Assurance Inc. and Radian Asset Securities Inc. relating to Series C Perpetual Preferred Shares (incorporated by reference to Exhibit 99.6 to the Registrant’s Current Report on Form 8-K dated and filed on September 11, 2003)

10.65	Put Option Agreement between Radian Asset Securities Inc. and Market Street Custodial Trust III relating to Series C Perpetual Preferred Shares (incorporated by reference to Exhibit 99.7 to the Registrant’s Current Report on Form 8-K dated and filed on September 11, 2003)

10.66	Credit Agreement, dated December 13, 2006, by and among Radian Group Inc., Keybank National Association, as Administrative Agent, Lead Arranger, Sole Book Runner, and Swingline Lender, JPMorgan Chase Bank, NA and Wells Fargo Bank, National Association, as Co-Syndication Agents, The Northern Trust Company as Documentation Agent and certain other banks and financial institutions (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 13, 2006 and filed on December 19, 2006)

10.67	Guaranty Agreement, dated as of August 11, 1999, between Radian Guaranty Inc. and Amerin Guaranty Corporation (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10K (file no. 001-11356) for the year ended December 31, 1999)

10.68	Option Agreement, dated as of September 14, 2007, by and between Radian Guaranty Inc. and Meeting Street Investments LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

10.69	First Amendment to the Credit Agreement, dated as of April 30, 2008, by and between Radian Group, Keybank National Association, as Administrative Agent and Collateral Agent and certain other banks and financial institutions as Lenders (incorporated by reference on Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated April 30, 2008 and filed on May 6, 2008)

10.70	Radian Group Inc. 2008 Equity Compensation Plan (incorporated by reference to Appendix A to Radian Group Inc.’s proxy statement on Schedule 14A for the 2008 annual meeting of its stockholders filed with the Securities and Exchange Commission on April 24, 2008)

*10.71	Replacement Capital Covenant

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated October 2, 2007 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K dated September 26, 2007 and filed October 2, 2007)

Exhibit Number	Exhibit

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

*23.1	Consent of PricewaterhouseCoopers LLP

**23.2	Consent of Deloitte & Touche LLP

*23.3	Consent of Grant Thornton LLP

*24.1	Power of Attorney. Reference is made to the signature page hereto.

*	Filed herewith.
+	Management contract, compensatory plan or arrangement.
¥	To be filed by amendment
**	To be updated by amendment